UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WOODWARD, INC.

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed in exhibit required by Item 25(p) per Exchange Act Rules 14a-6(i)(4) and 0-11.

Woodward, Inc. 1081 Woodward Way Fort Collins, Colorado 80524 Tel: 970-482-5811 Fax: 970-498-3050

WOODWARD, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

December 9, 2022

Dear Stockholder:

You are cordially invited to join our Board of Directors and senior leadership for Woodward, Inc.’s Annual Meeting of Stockholders on Wednesday, January 25, 2023 at 8:00 a.m. Mountain Standard Time. In order to enable more stockholders to attend the meeting, this year’s Annual Meeting will be a virtual-only meeting. There will be no physical location for in-person attendance at the Annual Meeting.

In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/WWD. Registration ends on January 24, 2023 at 5:00 p.m. Mountain Standard Time. Upon completing your registration, you will receive via email further instructions and a unique link that will allow you access to the meeting. Please be sure to follow the instructions found on your proxy card and/or voting authorization form, as well as subsequent instructions that will be delivered to you via email.

Your vote is very important to us and to the continued success of our Company. Please complete and return your proxy card by mail, or vote via telephone or the internet, as soon as possible regardless of whether you plan to attend the virtual meeting. Thank you in advance for your continuing commitment to Woodward.

Sincerely yours,

WOODWARD, INC.

Charles P. Blankenship, Jr.

Chairman, Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

In order to enable more stockholders to attend the meeting, this year’s Annual Meeting of Stockholders of Woodward, Inc. will be held virtually at the date and time below. There will be no in-person meeting location. At the Annual Meeting, stockholders will be asked to consider and vote upon the matters set forth in this notice.

Date and Time:

Wednesday, January 25, 2023
8:00 a.m. Mountain Standard Time

Place:

To attend and participate in the Annual Meeting:

Register at www.proxydocs.com/WWD. Registration ends on January 24, 2023 at 5:00 p.m. Mountain Standard Time. Enter the control number listed on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

The Annual Meeting will begin promptly at 8:00 a.m., Mountain Standard Time, on January 25, 2023. You will receive an email containing a link to the Annual meeting one hour prior to the start of the meeting. We encourage you to access the virtual platform prior to the start time to familiarize yourself with the application and ensure that you can hear the streaming audio. You may begin to log into the virtual platform beginning at 7:45 a.m. Mountain Standard Time, on January 25, 2023.

The purpose of our Annual Meeting is to:

1.	Elect as a director one nominee identified in this proxy statement, to serve for a term of three years;
2.	Vote on an advisory resolution regarding the compensation of the Company’s named executive officers;
3.	Vote on an advisory proposal regarding the frequency of stockholder advisory votes on executive compensation;
4.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023;
5.	Approve an amendment to the Amended and Restated Woodward, Inc. 2017 Omnibus Incentive Plan to increase the number of shares reserved for issuance by 500,000; and
6.	Transact other business that properly comes before the meeting, or any postponement or adjournment thereof.

Stockholders who owned Woodward, Inc. common stock at the close of business on the record date, November 28, 2022, are entitled to vote at the meeting, or any postponement or adjournment thereof.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, including consolidated financial statements, are available to you at www.proxydocs.com/WWD.

Important Notice of Internet Availability of Proxy Materials

The Securities and Exchange Commission’s “Notice and Access” rule enables us to deliver a Notice of Internet Availability of Proxy Materials to stockholders in lieu of a paper copy of the proxy statement, related materials, and our Annual Report. It contains instructions on how to access our proxy statement and 2022 Annual Report and how to vote online.

We appreciate your continued support of Woodward.

By Order of the Board of Directors,

WOODWARD, INC.

A. Christopher Fawzy

Corporate Secretary

December 9, 2022

YOUR VOTE IS IMPORTANT
Even if you plan to attend the annual meeting (virtually), please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the internet as instructed on the proxy card or Notice of Internet Availability, prior to the meeting and as soon as possible. Your prompt response is helpful and your cooperation will be appreciated.

PROXY SUMMARY

About the Annual Meeting and Voting

Woodward, Inc. (“Woodward” or the “Company”), on behalf of its Board of Directors (the “Board”), is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held virtually on January 25, 2023 (or at any postponement or adjournment of the meeting) (the “Annual Meeting”). This proxy statement summarizes the information you need to know to vote at the meeting.

A Notice of Internet Availability (the "Notice") will be first mailed on or about December 16, 2022 to stockholders of record as of November 28, 2022 (the “Record Date”). These proxy solicitation materials, combined with our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 including our most recent audited financial statements, were first made available on the internet on or about December 9, 2022. Our principal executive offices are located at 1081 Woodward Way, Fort Collins, Colorado 80524, and our telephone number at that location is 970-482-5811. We maintain a website at www.woodward.com. The information on our website is not incorporated by reference into this proxy statement.

Who Can Vote at the Meeting?

Stockholders who owned Woodward common stock at the close of business on the Record Date, November 28, 2022, are entitled to vote at the meeting. As of the Record Date, there were 59,739,073 shares of Woodward common stock outstanding.

Registered Stockholders.  If your shares are registered directly in your name with Woodward’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by Woodward. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person (virtually) at the Annual Meeting.

Street Name Stockholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person (virtually) at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy.

How many votes do I get per share?

Each share of Woodward common stock that you own entitles you to one vote on each matter to be presented at the Annual Meeting, except for the election of directors, for which you may cumulate your votes. Of this total, you may choose how many votes you wish to cast for each director. The Board is not soliciting discretionary authority to cumulate votes with respect to the election of directors.

Why did I receive a one-page notice in the mail about the internet availability of proxy materials instead of a full set of printed proxy materials?

Under Securities and Exchange Commission (the "SEC") rules, we are making our proxy materials available via the internet. Instead of mailing printed copies of the proxy materials to all of our stockholders, the SEC rules allow us to send you, our stockholders as of the Record Date, a Notice containing instructions on how to access the proxy materials via the internet and how to request a printed copy by mail if you prefer. Sending you the Notice and using the internet instead of mailing printed proxy materials also saves costs and natural resources.

PROXY SUMMARY

How can I get electronic access to the proxy materials?

The Notice provides you with instructions about how to:

•	View our proxy materials for the Annual Meeting via the internet; and
•	Request that we send our future proxy materials to you by mail or by email.

If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

What matters am I voting on?

•	The election of one director to hold office until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;
•	An advisory resolution regarding the compensation of our named executive officers;
•	An advisory proposal regarding the frequency of stockholder advisory votes on executive compensation;
•	A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023;
•	An amendment to the Amended and Restated Woodward, Inc. 2017 Omnibus Incentive Plan to increase the number of shares reserved for issuance by 500,000; and
•	Any other business that may properly come before the meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote as follows:

“FOR” the election of the Board’s nominee to the Board;

“FOR” the advisory resolution regarding the compensation of the Company’s named executive officers;

“EVERY YEAR” for the advisory proposal on the frequency of the advisory vote on executive compensation;

“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm;

“FOR” the approval of an amendment to the Amended and Restated Woodward, Inc. 2017 Omnibus Incentive Plan to increase the number of shares reserved for issuance by 500,000; and

If any other matter is properly presented at the meeting, your shares will be voted in accordance with the proxyholder’s best judgment. At the time this proxy statement was printed, we were not aware of any additional matters to be acted on at the meeting.

How do I vote?

Registered Stockholders.  Registered stockholders may vote by any of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

PROXY SUMMARY

•	By Telephone. If you requested printed copies of the proxy materials to be mailed to you, you can call the toll-free telephone number on the proxy card and follow the recorded instructions;
•	By Internet. Access Woodward’s secure website registration page via the internet, as identified in the Notice or proxy card, and follow the instructions; or
•

By Attending the Annual Meeting (Virtually).  You may attend the Annual Meeting by registering at www.proxydocs.com/WWD, where you may vote and submit questions during the meeting. Registration ends on January 24, 2023 at 5:00 p.m. Mountain Standard Time. Please have your Notice, proxy card or the instructions that accompanied your proxy materials in hand when you visit the website.

Street Name Stockholders.  If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Street name stockholders may generally vote by one of the following methods:

•

By Mail.  If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card to your broker in pre-addressed envelope provided;

•

By Telephone or Internet.  Please refer to your voting instruction card or other information provided by your bank, broker, nominee or other holder of record to determine whether you may vote by telephone or electronically on the internet, and follow the instructions on the voting instruction card or other information provided by your bank, broker, or other nominee; or

•

By attending the Annual Meeting in person (virtually) with a Proxy from the Record Holder.  A street name stockholder who wishes to vote in person (virtually) at the Annual Meeting will need to obtain a legal proxy from his or her bank, brokerage firm or other nominee. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person (virtually) at the Annual Meeting and any other instructions that may be applicable.

If you properly fill in your proxy card and send it to us in time to vote, or if you vote by internet or telephone before the polls close, your shares will be voted as you have directed. If you sign the proxy card or vote by internet or telephone but do not make specific choices, your shares will be voted in accordance with the Board’s recommendation.

How do I change my vote or revoke my proxy?

You may revoke your proxy by:

•	Entering a new vote by telephone, over the internet, or by signing and returning another signed proxy card at a later date;
•	Notifying our Corporate Secretary in writing before the meeting that you have revoked your proxy; or
•	Voting in person (virtually) at the meeting.

If you hold your shares through a broker, bank or other nominee, please follow the instructions regarding changing or revoking your proxy on the Voting Instruction Form you receive from your broker.

If you want to give your written proxy to someone other than the individuals named on the proxy card:

•	Cross out the individuals named and insert the name of the individual you are authorizing to vote; or
•	Provide a written authorization to the individual you are authorizing to vote along with your proxy card.

PROXY SUMMARY

Summary of Proposals Submitted for Vote

The following are only summaries of the proposals to be presented at the Annual Meeting. You should review the full discussion of each proposal in this proxy statement before casting your vote.

Proposal 1: Election of Director

Director Nominee:  At the Annual Meeting, you will be asked to elect to the Board the nominee for director identified in this proxy statement. The director would be elected to serve a three-year term and will hold office until the 2025 Annual Meeting held in or about January 2026 and until a successor is elected and qualified.

Vote Required:  Because this is an uncontested election, directors are elected by a majority vote. A nominee for director in an uncontested election will be elected if the votes cast “for” that nominee’s election exceed the votes cast “against” that nominee’s election. For purposes of this proposal, abstentions and broker non-votes will not be considered in the calculation. We have adopted a director resignation policy. Accordingly, the director has submitted an irrevocable resignation contingent upon not receiving a majority of votes in an uncontested election and acceptance of the resignation by the Board.

Proposal 2:  Approval of Advisory Resolution Regarding the Compensation of the Named Executive Officers

Compensation of the Company’s Named Executive Officers:  At the Annual Meeting, you will be asked to approve an advisory resolution regarding the compensation of the Company’s named executive officers. This proposal is commonly referred to as a “say-on-pay” vote.

Vote Required: The affirmative vote of the holders of a majority of shares of Woodward common stock present in person (virtually) or by proxy and entitled to vote on the matter at the Annual Meeting will be required for the approval of the advisory resolution regarding the compensation of the Company’s named executive officers. Abstentions will count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, the vote on Proposal 2 is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders, and will review and consider the voting results when evaluating our executive compensation program.

Proposal 3:  Advisory Proposal Regarding the Frequency of the Stockholder Advisory Vote on Executive Compensation

Frequency of the Advisory Vote on the Compensation of Named Executive Officers:  At the Annual Meeting, you will be asked to vote “Every Year”, “Every Two Years” or “Every Three Years” with respect to how often we hold a say-on-pay vote. This proposal is commonly referred to as a “say-when-on-pay” vote.

Vote Required:  The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, the vote on Proposal 3 is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders, and will review and consider the voting results in determining whether to change the frequency of the advisory say-on-pay vote.

Proposal 4:  Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm:  At the Annual Meeting, you will be asked to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023.

PROXY SUMMARY

Vote Required:  The affirmative vote of the holders of a majority of shares of Woodward common stock present in person (virtually) or by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the Audit Committee’s appointment of the independent registered public accounting firm. Abstentions will count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Proposal 5:  Approval of an Amendment to the Woodward Omnibus Incentive Plan

Amendment to the Woodward Omnibus Incentive Plan: At the Annual Meeting, you will be asked to approve an amendment to the Woodward, Inc. 2017 Omnibus Incentive Plan, (as amended, the “Woodward Omnibus Incentive Plan” or the “Omnibus Incentive Plan”), to increase in the number of shares reserved for issuance thereunder by 500,000.

Vote Required:  The affirmative vote of the holders of a majority of the outstanding shares of Woodward common stock present in person (virtually) or by proxy and entitled to vote on Proposal 5 at the Annual Meeting will be required for the approval of the amendments to the Omnibus Incentive Plan. With respect to Proposal 5, abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. This vote will also satisfy the requirements for approval of Proposal 5 under the listing rules of the Nasdaq Stock Market (“Nasdaq”).

The Board unanimously recommends that the stockholders vote “FOR” the election of the director nominee, “FOR” proposal 2 , “EVERY YEAR” for proposal 3, and “FOR” proposals 4 and 5, each as listed above.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person (virtually) or by proxy, at the Annual Meeting of holders of shares representing a majority of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a stockholder does not provide voting instructions to his or her broker or nominee and the broker or nominee does not have discretionary authority to vote on the matter, as further described below under “Voting of Shares Held in Street Name by Your Broker.”

Abstentions

Abstentions are counted as present for establishing a quorum. For all proposals in this proxy statement, except for the election of directors, abstentions have the same effect as votes against the matter.

Voting of Shares Held in Street Name by Your Broker

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares in person (virtually). In order to vote your shares in person (virtually), you must provide us with a legal proxy from your broker and follow any other instructions provided on the voting instruction card.

Brokerage firms have authority to vote customers’ shares for which they have not received voting instructions on “routine” matters, such as ratification of the auditors. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On the other hand, absent instructions from customers, a brokerage firm cannot vote customers’ shares on non-routine matters, such as the election of directors, the advisory resolution regarding the compensation of our named executive officers, the advisory proposal regarding the frequency of the stockholder advisory vote on executive compensation, and the approval of the amendment to the Omnibus Incentive Plan to increase the number of shares reserved for issuance thereunder. The shares for which instructions are not given and therefore, remain unvoted, are referred to as

PROXY SUMMARY

“broker non-votes.” For the purposes of this Annual Meeting, the only routine matter is the Ratification of the Appointment of our Independent Registered Public Accounting Firm. Consequently, if you do not give your brokerage firm specific instructions, your shares will not be voted on the other, non-routine, matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

In order for your shares to be voted on all matters presented at the Annual Meeting, including the election of directors, we urge all stockholders whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

PROPOSAL 1: ELECTION OF DIRECTOR

Director Nominee

Woodward’s certificate of incorporation provides for the Board to be divided into three classes, designated Class I, Class II and Class III, with directors in each class serving a three-year term. Woodward’s certificate of incorporation further provides that the Board must consist of no less than six directors. The exact number of directors serving on the Board, and the exact number of directors in each class, is determined from time to time by resolution of the Board. If the number of directors changes, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The Company’s Bylaws and Director Guidelines provide that directors are elected by a majority of the votes cast and we have a corresponding resignation policy for uncontested director elections. Contested elections are determined by a plurality vote.

On May 9, 2022, Thomas A. Gendron retired from his role as Chairman of the Board, Chief Executive Officer (“CEO”) and President. In connection with Mr. Gendron’s retirement, Mr. Charles ("Chip") Blankenship, Jr. was appointed as Chairman of the Board, CEO and President of the Company, effective May 9, 2022. At that time, the Board increased the number of directors from ten to eleven and appointed Mr. Blankenship to the class of directors who have been elected to hold office until Woodward’s 2023 annual meeting of stockholders (to be held in or about January 2024). At the Board’s request, Mr. Gendron remained a director, officer and employee of the Company until July 11, 2022 in order to facilitate an effective transition, while allowing the executive management team to maintain its focus on executing the Company’s strategic priorities. Following Mr. Gendron’s retirement as a director, the Board decreased the number of directors from eleven to ten.

Mary Petrovich and Paul Donovan, each of whom has served on the Board for more than 20 years, will be retiring from the Board at the upcoming expiration of their respective terms and will not stand for re-election. The Board greatly appreciates Ms. Petrovich’s and Mr. Donovan’s longstanding support, dedication and leadership as directors of the Company. In light of Ms. Petrovich’s and Mr. Donovan’s upcoming retirements, the Board will reduce the number of directors from ten to eight effective upon the expiration of their term, on the date of the Annual Meeting, and until such time as the Board appoints one or more additional director(s). As part of the ongoing board refreshment practice, the Board has engaged a third party to conduct a focused director recruiting effort in line with the Company’s board nomination process and criteria as described below in the sections titled “Director Nomination Process” and “Board Composition and Diversity”.

The Board’s three classes are currently comprised of ten directors, with three Class I directors, four Class II directors, and three Class III directors. Upon the upcoming expiration of Ms. Petrovich’s and Mr. Donovan’s respective term, Class III will be comprised of one director. The director nominee identified in this proxy statement as standing for election at the 2022 Annual Meeting of Stockholders, David P. Hess, has been nominated by the Board at the recommendation of the Nominating and Governance Committee to hold office for a three-year term expiring in January 2026, or when a successor is elected and qualified. Mr. Hess, who was appointed to serve as a member of the Board on January 27, 2021, is standing for election by stockholders for the first time. Directors identified in this proxy statement who are not standing for election at this meeting will continue in office for the remainder of their respective terms, subject to the Company’s policies. If a nominee becomes unavailable for election and the Nominating & Governance Committee elects to propose another nominee, proxy holders will vote the proxies for such nominee to fill the vacancy.

We identify below certain biographical information of each of our directors, including Mr. Hess as the director nominee for election:

PROPOSAL 1: ELECTION OF DIRECTOR

Director Standing for Election at This Meeting for Terms Expiring in 2026:

David P. Hess
Age: 67 Director Since: 2021	Board Committee(s): Compensation; Nominating and Governance

Served as CEO of Arconic Corporation from April 2017 until January 2018. Previously served in numerous executive leadership roles during his 38-year career at United Technologies Corporation (“UTC”) until his retirement in 2017.

Other Public Company Directorships:

•      Southwest Airlines Co. (since 2021).

•      Allegheny Technologies (since 2019).

•      Arconic Corporation (2017-2019).

Relevant Experience and Skills:

•      Joined UTC in 1979 and served in various roles, including President – Hamilton Sundstrand from 2004-2009, President – Pratt & Whitney from 2009-2014 and UTC Executive Vice President and Chief Customer Officer – Aerospace from 2015-2017.

•      Extensive boardroom experience at public and private aerospace, defense and industrial companies.

•      Brings a strong background in senior executive leadership roles in the aerospace and defense sectors, as well as deep industry experience, a proven track record, collaborative style and strong technical background, to the Board.

PROPOSAL 1: ELECTION OF DIRECTOR

Incumbent Directors

Directors Remaining in Office Until 2024

Charles P. Blankenship, Jr.
Age: 56 Director Since: 2022	Board Committee(s): Executive (Chair)

Chairman of the Board, Chief Executive Officer and President of the Company since May 2022. Other Public Company Directorships: • Arconic Corporation (2018-2019).

Relevant Experience and Skills:

•      Montgomery Distinguished Professor of Practice at the University of Virginia’s School of Engineering and Applied Sciences, from 2019-2022.

•      Chief Executive Officer of Arconic from 2018-2019.

•      Held significant leadership roles in Aviation, Energy, and Appliances during a 24-year career at General Electric (“GE”), including Chief Executive Officer of GE Appliances, A Haier Company, from 2016-2017, and President and CEO of GE Appliances from 2011-2016.

•      Sr. Vice President of Haier Group from 2016-2017.

•      Accomplished business leader with extensive experience in the aerospace and industrial equipment markets.

Daniel G. Korte
Age: 62 Director Since: 2017	Board Committee(s): Compensation (Chair); Nominating and Governance; Executive

Global Vice President, Aerospace of PPG Industries, Inc. (“PPG”) since August 2018. Other Public Company Directorships: • LMI Aerospace, Inc. (2014-2017).

Relevant Experience and Skills:

•      Served as Chief Executive Officer of LMI Aerospace, Inc. (“LMI”), now part of the Sonaca Group, from 2014-2017.

•      Joined PPG in May 2018 as Global Vice President-elect of its Aerospace products business.

•      President of the Rolls-Royce Defense Group in Washington, DC and London, UK from 2009-2012.

•      Held various senior level roles at The Boeing Company in supply chain, program management and general management.

•      Skilled in identifying and capitalizing on global market opportunities that drive revenue and profitable growth, with particular experience in the commercial and defense aerospace markets.

PROPOSAL 1: ELECTION OF DIRECTOR

Dr. Ronald M. Sega
Age: 70 Director Since: 2008	Board Committee(s): Audit

Emeritus Professor of Systems Engineering at Colorado State University (“CSU”) since 2020. Other Public Company Directorships: • Rentech, Inc. (2007-2018).

Relevant Experience and Skills:

•      Department of Defense (“DOD”) Highly Qualified Expert serving as the Chief Technology Officer (“CTO”) of the U.S. Army Futures Command from 2019-2022.

•      Professor and Director of the Systems Engineering Graduate Programs at CSU from 2007-2019.

•      Vice President and Enterprise Executive for Energy and the Environment at CSU and The Ohio State University from 2010-2013.

•      Director of Defense Research and Engineering, serving as the CTO for the DOD from 2001-2005.

•      Under Secretary for the U.S. Air Force from 2005-2007, during which time he also served as the DOD Executive Agent for Space, and the Air Force Service Acquisition Executive for space programs.

•      Former NASA astronaut and veteran of two shuttle missions.

•      Retired from the U.S. Air Force in the rank of Major General.

•      Background in applying research and development experience to real-world situations, knowledge of U.S. government contracting practices, and expertise in aerospace and energy technology and markets.

PROPOSAL 1: ELECTION OF DIRECTOR

Directors Remaining in Office Until 2025:

Rajeev Bhalla
Age: 59 Director Since: 2021	Board Committee(s): Audit

Operating Partner of Cerberus Operating and Advisory Company since February 2019. Other Public Company Directorships: • None held during the past five years.

Relevant Experience and Skills:

•      Executive Vice President, Chief Financial Officer of CIRCOR International from December 2013 – December 2018.

•      Vice President of Finance and Chief Financial Officer of Sikorsky Aircraft Company from May 2012 – December 2013.

•      Vice President of Finance and Chief Financial Officer of Pratt & Whitney from April 2005 – May 2012.

•      Corporate Controller at Lockheed Martin from August 2001 – April 2005.

•      Partner with PricewaterhouseCoopers from March 1997 – August 2001.

•      Contributes significant strategy, finance, mergers and acquisitions, capital deployment and investor relations expertise.

John D. Cohn, Lead Director
Age: 68 Director Since: 2002	Board Committee(s): Audit; Executive

President of CrossBorder Strategic Solutions, LLC, a strategic advisory firm that assists companies to expand globally with specific focus on execution since August 2019.

Other Public Company Directorships:

•      None held during the past five years.

Relevant Experience and Skills:

•      Senior Vice President, Asia Business Planning and Execution at Rockwell Automation, Inc., a global leader in automation and digital transformation, from 2011-2019.

•      Senior Vice President, European Business Planning and Execution at Rockwell Automation from 2009-2011.

•      Senior Vice President, Strategic Development and Communications at Rockwell Automation from 1999-2009.

•      Contributes expertise in global market and business development, leading organizations through change management, mergers and acquisitions, and extensive knowledge and direct experience in industrial and aerospace markets.

PROPOSAL 1: ELECTION OF DIRECTOR

Eileen P. Drake
Age: 56 Director Since: 2017	Board Committee(s): Nominating and Governance (Chair); Compensation; Executive

Chief Executive Officer and President of Aerojet Rocketdyne Holdings, Inc., a manufacturer of aerospace and defense products, since 2015.

Other Public Company Directorships:

•      Aerojet Rocketdyne Holdings, Inc. (since 2015).

Relevant Experience and Skills:

•      Briefly served as Chief Operating Officer, Aerojet Rocketdyne in 2015, prior to her appointment as CEO.

•      Held various senior level roles at United Technologies Corporation (“UTC”) from 2003-2015, including most recently as President of Pratt & Whitney AeroPower’s auxiliary power unit and small turbojet propulsion business from 2012-2015.

•      Managed production operations at both the Ford Motor Company and Visteon Corporation.

•      Spent seven years as an active duty U.S. Army aviator and airfield commander.

•      Accomplished, dynamic leader with extensive aerospace experience in profit and loss management, operations, quality and supply chain.

Gregg C. Sengstack
Age: 64 Director Since: 2011	Board Committee(s): Audit (Chair); Executive

President and Chief Executive Officer of Franklin Electric Co., Inc., a manufacturer and distributor of water and fuel pumping systems, since 2014, and Chairman of the Franklin Electric Board since 2015.

Other Public Company Directorships:

•      Franklin Electric Co., Inc. (since 2014).

Relevant Experience and Skills:

•      Joined Franklin Electric in 1988 and served in various roles of increasing responsibility, including as Chief Financial Officer from 1999-2005, President of the International Water Systems and Fueling Group from 2005-2011, and President and Chief Operating Officer of Franklin Electric from 2011-2014.

•      Worked on numerous acquisitions in the U.S. and overseas.

•      Holds an Airline Transport Pilot license since 1981.

•      Provides the Board extensive experience in P&L, finance, international and general management, and top leadership experience.

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Directors Whose Term Will Not Continue After the Annual Meeting:

Paul Donovan
Age: 75 Director Since: 2000	Board Committee(s): Audit

Retired in 2004 as special advisor to the Chairman of Wisconsin Energy Corporation. Previously served as the Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation from 1999-2003.

Other Public Company Directorships:

•      CLARCOR, Inc. (2003-2017).

Relevant Experience and Skills:

•      Executive Vice President and Chief Financial Officer of Sundstrand Corporation, a manufacturer of aerospace and industrial products, from 1988-1999.

•      Held a variety of financial positions, including at Allied Signal and Ford Motor Company.

•      Demonstrated leadership of large company corporate finance and tax departments.

•      Brings expertise regarding the intricacies of tax, banking, finance, mergers and acquisitions, and knowledge of the power generation, transportation and aerospace markets.

Mary L. Petrovich
Age: 59 Director Since: 2002	Board Committee(s): Compensation; Nominating and Governance

Senior advisor to private equity with the Carlyle Group and American Security Partners since 2011. Chairman, DealerShop since 2020.

Other Public Company Directorships:

•      Nikola Corporation (since 2020).

•      WABCO (2011-2019).

Relevant Experience and Skills:

•      Executive Chair of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components, from 2014-2019.

•      Chairman and Chief Executive Officer of AxleTech International from 2001-2008, and following its acquisition by General Dynamics, served as General Manager from 2008-2011.

•      Former President of the Drivers Controls Division of Dura Automotive, possessing management responsibility for 7,600 employees.

•      Extensive experience with mergers, acquisitions and the integration of acquired businesses in the automotive, off-highway, and transportation industries.

•      Significant operational experience with Six Sigma lean manufacturing techniques and supply chain management.

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Recently Retired Director:

Thomas A. Gendron
Age: 61 Director: 2005-2022	Board Committee(s): Executive (Chair)

Retired as Chairman of the Board, President and Chief Executive Officer of the Company in May 2022. Retired as a director and employee of the Company in July 2022.

Other Public Company Directorships:

•      Hexcel Corporation (since 2010).

Relevant Experience and Skills:

•      Served Woodward for over 30 years in both the aerospace and industrial businesses, providing leadership in sales, marketing, business development, and product support management.

•      Extensive experience with and knowledge of the Company’s businesses and the industries in which they operate.

•      Comprehensive understanding of Woodward and its operations, including the Company’s strategic vision, products, suppliers, customers and markets.

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Board Skills and Diversity Highlights

RAJEEV BHALLA Age: 59 WWD Board Tenure: 2* Other Public Company Boards w/in 5 Years: 0 CHARLES P. BLANKENSHIP, JR. Age: 56 WWD Board Tenure: 1* Other Public Company Boards w/in 5 Years: 1 JOHN D. COHN Age: 68 WWD Board Tenure: 21* Other Public Company Boards w/in 5 Years: 0 PAUL DONOVAN Age: 75 WWD Board Tenure: 23* Other Public Company Boards w/in 5 Years: 1 EILEEN P. DRAKE Age: 56 WWD Board Tenure: 6* Other Public Company Boards w/in 5 Years: 1 DAVID P. HESS Age: 67 WWD Board Tenure: 2* Other Public Company Boards w/in 5 Years: 3 DANIEL G. KORTE Age: 6* Other Public Company Boards w/in 5 Years: 1 MARY L. PETROVICH Age: 59 WWD Board Tenure: 21* Other Public Company Boards w/in 5 Years: 2 RONALD M. SEGA Age: 70 WWD Board Tenure: 15* Other Public Company Boards w/in 5 Years: 1 AVERAGE TENURE 10.9 YEARS GREGG C. SENGSTACK Age: 64 WWD BOARD Tenure: 12* Other Public Company Boards w/in 5 Years: 1 AVERAGE AGE 63.6 YEARS BOARD DIVERSITY GENDER DIVERSITY (2 OF 10) ETHNIC/RACIAL DIVERSITY (1 OF 10) DIRECTOR INDEPENDENCE INDEPENDENCE (9 OF 10) BOARDS SKILLS AND EXPERIENCE SENIOR EXECUTIVE OF PUBLIC COMPANY (9 OF 10) FINANCIAL EXPERTISE (8 OF 10) TECHNICAL EXPERTISE (5 OF 10) MANUFACTURING / OPERATIONS (6 OF 10) M&A & BUSINESS INTEGRATION (10 OF 10) GLOBAL EXPERIENCE (9 OF 10) AEROSPACE EXPERIENCE (8 OF 10) INDUSTRIAL EXPERIENCE (9 OF 10) *Including year appointed.

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Board Composition and Diversity

The Board is guided by the Company’s Bylaws, Director Guidelines, and Constitution, which requires the Board to adhere to the philosophy and concepts, including respect for the dignity, value and equality of all of our employees. The Nominating and Governance Committee is committed to exercising best practices of corporate governance and recognizes the importance that the Board contains (i) diversity of knowledge and experience at policy-making levels in business, public service, education, technology, and other relevant knowledge that contributes to the Company’s global activities, and (ii) diversity in cultural background, ethnicity, gender and age. Taken together, the Board believes that a board comprised of diverse directors supports the Board’s ability to effectively oversee the Company’s business, and as such the Board believes that diversity is an important aspect of board composition. The Nominating & Governance Committee periodically meets with the full Board to review the Board’s composition to ensure the Board has an appropriate mix of diversity attributes. In evaluating the Board’s composition, the Nominating & Governance Committee considers, for each incumbent director and any potential nominee, various factors, including the skills and attributes described in the above chart. For more information on our director nomination process, please refer to the “Director Nomination Process” section below.

The table below provides aggregate statistics regarding our Board-level diversity:

Board Diversity Matrix (As of December 9, 2022)
Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	2	8
Part II: Demographic Background
Asian	—	1
White	2	7

Director Independence

The Board has determined that each member of the Board, other than Mr. Blankenship, is independent under the criteria established by the Nasdaq listing rules. In addition, the Board has determined that each member of the Audit Committee and each member of the Compensation Committee meets the additional independence criteria required for audit committee and compensation committee members, as applicable, established by SEC rules and regulations and Nasdaq listing rules.

ESG Highlights

To better manage our environmental, social and governance ("ESG") programs and initiatives, we created a cross-functional executive-led team to establish and promote the strategies, standards and practices that advance Woodward’s ESG performance (the "ESG Steering Committee"). The ESG Steering Committee is responsible for evaluating our ESG practices; developing and recommending ESG strategies, practices and commitments that should be a principal focus company-wide; coordinating across the business to ensure ESG efforts are leveraged and synchronized across the enterprise; supporting the businesses to help achieve effective implementation of strategic ESG goals; and ensuring that our global ESG strategies, initiatives and accomplishments are effectively communicated to our stakeholders, including customers, investors, employees and our local communities.

Environmental

For more than 150 years, Woodward has specialized in selling products and solutions that improve efficiency and energy control in our customers’ engines and other systems and products. We pride ourselves on being responsive to our customers’ needs and creating innovative solutions that make manufacturing more energy-efficient, are more cost effective, and decrease emissions and waste. Our innovative fluid energy, combustion control, electrical

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energy, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. By focusing on improving energy efficiency emissions for our products and in our customers’ products, Woodward is well positioned to support global efforts to increase energy efficiency and reduce greenhouse gases.

Notably, we recently announced that we will work together with one of our customers, Airbus, to provide the Fuel Cell Balance of Plant ("BoP") solution for the ZEROe demonstrator, which aims to put a zero-emission aircraft into service by 2035. Woodward will contribute advanced design capabilities and world-leading fuel technologies for the ZEROe project for more sustainable air travel based on hydrogen propulsion. Our BoP will contribute an essential part of the project, with a comprehensive package of monitoring and control means for hydrogen fuel and air for the hydrogen fuel cell system. Airbus aims to put a zero-emission aircraft into service by 2035. The ZEROe project will provide important solutions in the portfolio for emission-free flying.

With respect to the emissions that we generate in our own operations, over the past year we made significant progress in developing our processes in connection with assessing and measuring our Scope 1 and Scope 2 emissions. We have tracked a significant portion of our Scope 1 and Scope 2 emissions since 2017, and over the past year we devoted meaningful resources to assessing our emissions collection and reporting processes, including data governance, collection, consolidation and controls. Our short-term focus is to close certain gaps we identified in these processes and to establish internal controls to ensure the accuracy and reliability of our emissions data. We are also working diligently to propose an emissions reduction target, including identifying emissions reduction opportunities and reasonable timelines to achieve those reductions.

Social

Woodward employees are the Company’s most valuable resource and at the heart of our success. Hiring, developing, and retaining talent are critical components to our long-term sustainable success and remain a top priority.

Woodward continues to make significant investment in training and professional development. We have established and grown our in-house training programs, which provide resources and courses to employees in all business units and departments. We provide online training that promotes career and personal development, in addition to commercial, technical and compliance topics. For example, our new machinists and technicians undergo a rigorous, multi-month training and skills development process that enables them to perform to Woodward’s high standards. We are focused on improving training and development, including by compressing the training cycle time to develop our employees quickly and efficiently without compromising safety or quality. Woodward also has a Tuition Assistance Program, which supports employees who are interested in post-secondary education opportunities.

The health and safety of our employees is also a top priority. We have implemented appropriate procedures and precautions to ensure the continued safety and well-being of employees. We are always looking for ways to exceed compliance standards by utilizing continuous improvement discipline to proactively eliminate risks in the workplace. A key organizational focus over the next year will be the successful expansion of our find-it fix-it proactive workplace safety initiative to all employees.

In addition to our comprehensive investment in our employees’ success and safety, we strive to maintain an inclusive environment that values and leverages the uniqueness of each member to the benefit of all our stakeholders. We view the combination of diverse perspectives and backgrounds as a powerful force for innovation. To promote diversity and our core principles, we emphasize dignity, value, and equality of all employees, regardless of race, color, religion, age, gender or sexual orientation, through our actions and the workplace training programs we provide. We continually strive to harness the diversity of our global workforce by cultivating a climate that permits all our employees to bring their authentic selves to work every day.

Governance Highlights

Woodward’s policies and practices reflect corporate governance initiatives that are compliant with the Nasdaq listing rules, SEC rules and regulations, and the applicable corporate governance requirements of the Sarbanes-

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Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). We maintain a corporate governance page on our website at http://www.woodward.com/about/corporate-governance. Highlights of our corporate governance include:

•100% Independent Committee Members

•Lead Independent Director with Lead Independent Director Charter

•Majority Voting for Directors with Mandatory Resignation Policy

•Annual Board and Committee Evaluations

•Director Overboarding Policy

•Director Change in Circumstances with Resignation Policy

•Director Retirement Policy

•Periodic Review of Committee Charters and Governance Policies

•Published Corporate Responsibility Report

•Regular Meetings of Independent Directors Without Management Present

•Formal CEO Evaluation Process

•Clawback Policy for Cash and Equity Compensation

•Annual Say-on-Pay Vote

•Stockholder Engagement Program

•Stock Ownership Guidelines for Directors and Officers

•Anti-Hedging and Anti-Pledging Policy

•Codes of Conduct for Directors, Officers and Employees

•Succession Planning Process

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics for directors, officers and employees. We have also adopted a Code of Ethics for Senior Financial Officers and Other Finance Members. Both codes are available on our website at http://www.woodward.com/about/corporate-governance. We will post on this section of our website any amendment to either code, as well as any waivers of either code, that are required to be disclosed by SEC or Nasdaq rules.

Board Structure and Risk Oversight

Leadership Structure

As noted above, on May 9, 2022, Mr. Blankenship was appointed as Chairman of the Board and CEO, following Mr. Gendron’s retirement.

Because one individual serves as both Chairman and CEO, the Board appoints an independent director to serve as “Lead Director.” Our Lead Director is Mr. Cohn, who was appointed to that position by the Board in 2017. The Board believes the combined Chairman/CEO position, together with an independent Lead Director, has certain advantages over other board leadership structures and best meets the Company’s current needs. Mr. Blankenship’s leadership as Chairman and CEO provides our Board with detailed and in-depth knowledge of the Company’s strategy, markets, operations and financial condition, and enhances our ability to communicate a clear and consistent strategy to our stockholders, employees and business partners. This leadership structure provides clear separation of the oversight role of the Lead Director and other independent directors from the oversight role of the Chairman/CEO and other management, enabling the Board and the Chairman/CEO to have greater clarity and focus on their respective leadership roles.

The Board understands there is no single “one-size fits all” approach to providing Board leadership in the competitive and changing environment in which we operate. The optimal Board leadership structure may vary as circumstances warrant. At present, the Board believes its current structure effectively maintains independent oversight and management. Consistent with our Director Guidelines, the Board reviews and considers whether the positions of Chairman and CEO should be combined or separated as part of a regular review of the effectiveness of the Company’s governance structure.

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Lead Independent Director

Our Board has adopted a Lead Director Charter that provides a clear and formal delineation of the duties and responsibilities of the Lead Director. The charter provides that the Lead Director will serve a maximum term of five years in such capacity, unless the Board determines in its sole discretion that circumstances exist that would support extending the term of service beyond such period. During fiscal year 2022, and in connection with the appointment of Mr. Blankenship, the Board extended Mr. Cohn’s term as Lead Director by an additional year to provide continuity of independent Board leadership during Mr. Blankenship’s initial tenure as CEO. Responsibilities of the Lead Director include, among other duties:

•

presiding at all meetings of the Board at which the Chairman and CEO is not present, including separate sessions of the independent directors, and briefing the Chairman and CEO on the items discussed in such meetings;

•

in consultation with the Chair of the Compensation Committee, presenting to the Chairman and CEO his annual performance review, and from time to time providing updates to the Chairman and CEO in regard to overall performance;

•	together with the Chair of the Nominating and Governance Committee, reviewing and reporting on the results of the Board self-evaluation;
•	facilitating discussion and open dialogue among all independent directors during and outside of Board meetings;
•	serving as a liaison between the Chairman and CEO and the independent directors, without inhibiting direct communication between them; and
•	communicating with the Chairman and CEO on a regular basis to discuss any other Board matters or concerns.

Long-Term Strategic Planning

Our Board recognizes the importance of assuring that our overall business strategy is designed to create long-term, sustainable value for our stockholders. As a result, our Board maintains an active oversight role in helping our management team formulate, plan and implement the Company’s strategy. The Board and our management team routinely discuss the execution of our long-term strategic plans, the status of key initiatives, and the key opportunities and risks facing the Company. At least annually, the Board participates in an in-depth review with our management team of the Company’s strategic plan, including the industry and competitive landscapes, and short- and long-term plans and priorities. In addition to our business strategy, the Board reviews the Company’s financial plan for the upcoming year, which is aligned to the Company’s long-term strategic plans and priorities.

Risk Oversight

The Board’s Risk Oversight Responsibilities

The Board is responsible for overseeing risk management, including but not limited to oversight of identification and mitigation of risks associated with our strategic plan, capital structure, operational performance and supply chain management, development activities, talent attraction, retention and succession planning, compliance with government regulations, cybersecurity, market or technology shifts, and other significant inherent risks. The Board has the ultimate oversight responsibility for the Company’s risk management activities, with various committees of the Board composed entirely of independent directors overseeing certain aspects of risk management. While the Board and its various committees have oversight responsibilities for risk management processes, management has responsibility for the day-to-day aspects of risk management. The Board and its committees receive regular reports on risk management from Company management and our independent auditors. The Board and its committees have direct and independent access to management. By fostering increased communication, we believe the

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current Board leadership structure and our Board risk oversight practices lead to the identification and implementation of effective risk management strategies.

Key Board Committee Oversight Responsibilities

•

The Audit Committee is responsible for risks relating to the Company's financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting, oversight of the Company’s cybersecurity risk and compliance activities, and the Company’s compliance with its financial and ethics policies.

•

The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company's compensation programs and equity compensation plans, performs the annual performance review of the CEO, and ensures the independence of the compensation consultant.

•

The Nominating and Governance Committee oversees risks relating to the Company's corporate governance processes, compliance with the SEC and Nasdaq rules and regulations, and other state and federal laws and regulations relating to corporate governance, and reviews and reassesses the adequacy of the Company’s Code of Business Conduct and Ethics.

Oversight of Other Core Business Functions

In addition, employees representing certain core business functions also regularly engage with the Board and its committees. For example:

•

Our Vice President, Information Technology provides periodic updates to the Audit Committee on cybersecurity, cybersecurity compliance, and other risks relevant to our information technology environment, as well as updates regarding the results of periodic cybersecurity exercises and cyber response readiness assessments. We also engage third-party advisors who provide to management and the Audit Committee an independent assessment of our cyber risk management program and our internal response preparedness.

•

Our internal audit function reports directly to the Audit Committee and provides objective audit, investigative and advisory services designed to gauge whether the Company is anticipating, identifying, assessing and appropriately prioritizing and mitigating risks.

•

Members of our Global Legal & Compliance function update our Board regularly on material legal, ethics, compliance and governance matters. Our General Counsel oversees risks related to ethics and compliance, labor and employment, and disputes and litigation, and provides regular reports to the Audit Committee on these topics.

•	Our Business Development team, together with other key leaders, assists the Board in its oversight of strategic acquisitions, investments and assessments of the competitive landscape.

Effectiveness of Our Risk Oversight Approach

We believe the division of risk management responsibilities among the Board, its committees and management is the most effective approach for addressing the risks that Woodward faces. The existing Board leadership structure supports effective risk oversight by promoting communication between the independent directors and management, including discussions between the Lead Director and the Chairman and CEO. In addition, independent directors chair the various committees involved in assisting with risk oversight, and all directors are involved in the risk oversight function.

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Board Effectiveness

Board and Committees Self-Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of our Board and its committees. Our Board and its committees annually evaluate their own performance. Generally, as part of the self-evaluation process, directors are provided with detailed questionnaires and then participate in a guided, one-on-one interview-based or a group discussion-based evaluation designed to offer a thoughtful and substantive reflection on the Board’s or committee’s performance, as applicable. The questionnaires and interviews consider various topics related to Board and committee composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. As set forth in its charter, the Nominating and Governance Committee oversees the Board evaluation process. The Nominating and Governance Committee periodically reviews the form of questionnaire and the self-evaluation process, considers whether changes are recommended, and reports the results to the Board.

Director Overboarding Policy

Directors are expected to commit substantial time and energy to the Board and should ensure that other existing and future time commitments do not materially interfere with their service as a director. Unless otherwise approved in advance by the Nominating and Governance Committee, directors who are not Woodward employees may serve on the boards of a maximum of four other public companies, and directors who are also Woodward employees may serve on the board of a maximum of one other public company. Additionally, no member of the Audit Committee may serve on more than two other public company audit committees without first obtaining the prior approval of the Board.

Director Retirement Policy

Under the Director Guidelines, no individual will be nominated by the Board for re-election if such individual will achieve the age of 70 as of the annual stockholder meeting date of such re-election, unless the Board determines in its sole discretion that circumstances exist that would support any such nomination.

Policy with Respect to Change in Professional Responsibilities

Directors whose professional responsibilities change significantly from those they had when they were elected to the Board or who are involved in other circumstances that may negatively impact the Board or the Company should volunteer to resign from the Board. Such persons should not necessarily leave the Board. There should, however, be an opportunity for the Board through the Nominating and Governance Committee to review the continued appropriateness of Board membership under the circumstances.

Board Meetings and Committees

The Board met ten times in fiscal year 2022. All directors attended at least 90 percent of the aggregate of the total meetings of the Board and all committees on which they served. Directors are encouraged, but are not required, to attend annual meetings of stockholders. All then-incumbent directors attended the Company’s last annual meeting of stockholders.

The Board has an Audit Committee, Compensation Committee, Nominating and Governance Committee, and Executive Committee, each of which has the composition and responsibilities described below. All actions by committees are reported to the Board at the next regularly scheduled meeting. As part of its ongoing corporate governance review, the Board reviews its assignment of committee memberships annually. Mr. Blankenship replaced Mr. Gendron as chair of the Executive Committee upon his May 9, 2022 appointment as Chairman of the Board.

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The following table reflects the committee memberships as of the filing date of this proxy statement:

NAME	AUDIT	COMPENSATION	NOMINATING & GOVERNANCE	EXECUTIVE
Rajeev Bhalla	■
Charles P. Blankenship, Jr.				■
John D. Cohn	■			■
Paul Donovan	■
Eileen P. Drake		■	■	■
David P. Hess		■	■
Daniel G. Korte		■	■	■
Mary L. Petrovich		■	■
Ronald M. Sega	■
Gregg C. Sengstack	■			■
■ = Committee Member; ■ = Chair

Audit Committee

Membership

Our Board has determined that each member of our Audit Committee satisfies the requirements for independence for Audit Committee members and financial literacy under the applicable rules and regulations of Nasdaq and the SEC. The Board has also determined that Messrs. Sengstack, Bhalla and Donovan are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, and have experience resulting in “financial sophistication” as defined under Nasdaq listing rules.

Committee Charter

Our Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of Nasdaq and the SEC. The Audit Committee reviews its charter at least annually and recommends to the Board any revisions it deems necessary or appropriate. A copy of the Audit Committee Charter is available on our website at http://www.woodward.com/about/corporate-governance.

Responsibilities

Our Audit Committee oversees (i) our accounting and financial reporting processes, including the quality of internal controls over those processes, and the audits of the Company’s financial statements and internal control reports, and (ii) our processes for risk management, monitoring compliance with laws and regulations, and adherence to the Company’s Code of Business Conduct and Ethics. The Audit Committee’s responsibilities also include, but are not limited to:

•	appointing, compensating, overseeing, and evaluating the Company’s independent registered public accounting firm, and participating in the selection of the lead audit partner;
•	assessing the quality of internal audit activity;
•	reviewing and approving the selection and tenure of the Company’s internal audit lead;
•	assisting the Board with monitoring the Company’s compliance with laws and regulations;
•

establishing procedures for the receipt, retention and treatment of complaints received regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

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•	reviewing the Company’s financial reporting risk exposure and the Company’s risk assessment and risk management processes;
•	overseeing compliance of the Company’s financial statements with applicable rules and regulations; and
•

recommending, based on reviews and discussion with management and our independent registered public accounting firm, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K.

Meetings

The Audit Committee held five meetings in fiscal year 2022.

Compensation Committee

Membership

Our Board has determined that each member of our Compensation Committee satisfies the requirements for independence for Compensation Committee members under all applicable rules and regulations of Nasdaq and the SEC.

Committee Charter

Our Compensation Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of Nasdaq and the SEC. The Compensation Committee reviews its charter at least annually and recommends to the Board any revisions it deems necessary or appropriate. A copy of the Compensation Committee Charter is available on our website at http://www.woodward.com/about/corporate-governance.

Responsibilities

Our Compensation Committee administers our incentive and other compensation plans, reviews our compensation practices and policies, determines compensation for our CEO and other executive officers, and generally supports our Board in carrying out its overall responsibilities relating to executive compensation. The Compensation Committee’s responsibilities also include, but are not limited to:

•	conducting an annual performance review of the CEO with input from the independent members of the Board;
•	overseeing and administering our
o	annual incentive compensation under Woodward’s short-term variable incentive plan,
o	long-term incentive program, which includes both a cash and equity component, and
o	Omnibus Incentive Plan;
•	designing and approving performance metrics, and reviewing performance against such metrics, for the Company’s short-term and long-term incentive programs;
•

except as described under “Delegation of Authority”, determining and taking all action, including granting of all incentives and/or equity compensation to eligible recipients, in accordance with the terms of the Omnibus Incentive Plan; and

•	approving and overseeing the application of our Clawback Policy.

Meetings

The Compensation Committee held six meetings in fiscal year 2022.

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Compensation Committee Interlocks and Insider Participation

Mr. Korte, Ms. Drake, Mr. Hess and Ms. Petrovich served as members of the Compensation Committee in fiscal year 2022. The Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules, and no Compensation Committee member had any relationship required to be disclosed pursuant to Item 404 of Regulation S-K.

Delegation of Authority

The Compensation Committee charter provides authority to the Compensation Committee to delegate any of its responsibilities to subcommittees entirely made up of Compensation Committee members, as it deems appropriate. The Compensation Committee has delegated, to a subcommittee comprised of the Compensation Committee Chairperson and one other Compensation Committee member, the authority to review and approve the grant of options, restricted stock units and/or restricted stock to officers and other employees of the Company, members of the Board, or consultants of the Company in the interval between regularly scheduled meetings of the Compensation Committee, subject to the pool for awards as identified and approved by the Compensation Committee in advance on an annual basis (such grants, “interim grants”). Additionally, the Board has (i) delegated to the CEO limited authority to make certain interim grants, and (ii) delegated to the Compensation Committee all of the Board’s rights to impose restrictions on such authority of the CEO. The CEO is not permitted to make grants to any member of the Board, any Section 16 officer, or any other elected officer of the Company. The CEO is authorized to make grants of not more than 15,000 nonqualified stock options or 5,000 shares of Restricted Stock Units or Restricted Stock Awards to any individual during any fiscal year. The Compensation Committee delegated to the Chairman of the Compensation Committee the authority to approve any and all option exercises when the grantee seeks to pay for the cost of the option and/or the taxes associated with the transaction with stock previously owned and held by the optionee for at least six months. The Chairman of the Compensation Committee is authorized to further delegate these responsibilities to any other member of the Compensation Committee.

Risk Assessment

The Compensation Committee regularly and independently reviews our compensation policies and practices, including reviewing our incentive compensation programs, to confirm that incentive pay does not encourage unnecessary risk taking. The Compensation Committee believes that our compensation policies and practices are robust and effective. The Company and the Compensation Committee, with the input of our independent compensation consultant (Aon), have concluded that any risks arising from the Company’s employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

Membership

Our Board has determined that all members of the Nominating and Governance Committee are independent within the meaning of the Nasdaq listing rules.

Committee Charter

Our Nominating and Governance Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of Nasdaq and the SEC. The Nominating and Governance Committee reviews its charter at least annually and recommends to the Board any revisions it deems necessary or appropriate. A copy of the Nominating and Governance Committee Charter can be found at http://www.woodward.com/about/corporate-governance.

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Responsibilities

Our Nominating and Governance Committee identifies and recommends to our Board qualified individuals to become Board members, and develops and oversees the implementation of corporate governance guidelines and principles. The Nominating and Governance Committee’s responsibilities also include, but are not limited to:

•	developing and recommending the guidelines and criteria for selecting new members of the Board, including diversity, and the qualifications for committee membership;
•	conducting searches for potential members of our Board;
•	recommending director nominees to stand for election as members of the Board at each annual meeting of stockholders;
•	making recommendations regarding the size of our Board and its committees;
•	making recommendations regarding committee and chair assignments;
•	overseeing an annual Board self-evaluation;
•	reviewing and making recommendations with respect to our Director Guidelines;
•	establishing and reviewing other governance related policies and guidelines, such as stock ownership guidelines for officers and directors;
•	reviewing and reassessing our programs and policies related to the Company’s Code of Business Conduct and Ethics; and
•	periodically evaluating the compensation and benefits of the Company’s non-employee members of the Board, and recommends any changes to the Board for approval.

Meetings

The Nominating and Governance Committee held five meetings in fiscal year 2022.

Executive Committee

Membership

The Executive Committee is chaired by the Chairman and CEO. Based on the recommendations of the Nominating and Governance Committee, the Executive Committee is also comprised of the Lead Director and each of the Chairpersons of the Board’s other standing committees.

Charter

A copy of the Executive Committee Charter can be found on our website at http://www.woodward.com/about/corporate-governance.

Responsibilities

The Executive Committee exercises all the powers and authority of the Board in the management of the business when the Board is not in session, and when, in the opinion of the Chairman of the Board, a particular matter should not be postponed until the next regularly scheduled Board meeting. The Executive Committee has been delegated non-exclusive authority to declare cash dividends. The Executive Committee may not authorize certain major corporate actions such as amending the certificate of incorporation, amending the bylaws, adopting an agreement of merger or consolidation, or recommending the sale, lease, or exchange of substantially all of the assets of the Company.

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Meetings

The Executive Committee held no meetings in fiscal year 2022.

Director Nomination Process

The Nominating and Governance Committee considers candidates for Board membership as recommended by directors, management, or stockholders, and uses the same criteria to evaluate all such candidate recommendations. As it deems necessary, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The Nominating and Governance Committee engaged a third-party consultant in fiscal year 2022 to assist in identifying and/or evaluating director candidates.

The Nominating and Governance Committee recommends qualified director candidates for nomination by the Board based on the skills and characteristics that the Board seeks in its members as well as consideration of the diversity of the Board as a whole. This review includes an assessment of, among other things, a candidate’s knowledge, education, experience, cultural background, including ethnicity, gender and age, and skills in areas critical to understanding the Company and its business, with a commitment to enhancing shareholder value. The Nominating and Governance Committee seeks candidates with the highest professional and personal ethics and values, that are aligned with the philosophy and concepts as expressed in the Company’s Constitution, and who will operate in accordance with the Company’s Code of Business Conduct and Ethics. The Nominating and Governance Committee also assesses a candidate’s ability to make independent analytical inquiries, and willingness to devote adequate time to Board duties.

Director nominees should possess the following experience, qualifications, attributes and skills:

•	An understanding of the principal operational and financial objectives, plans and strategies of the Company;
•	An understanding of the results of operations and financial condition of the Company;
•	An understanding of the relative standing of the Company in relation to its competitors; and
•	Leadership experience at the policy-making level in business, government, education or public interest.

Prospective directors should be committed to representing the long-term interests of the stockholders. A potential director must exhibit an inquisitive and objective perspective, an ability to think strategically, an ability to identify practical problems, and an ability to assess alternative courses of action that contribute to the long-term success of the business. Director candidates must have industry expertise and/or commit to understanding the Company’s industry as a basis to address strategic and operational issues of importance to the Company.

The Nominating and Governance Committee considers other relevant factors, as it deems appropriate, including the current composition of the Board and the need for expertise on various Board committees. Every effort is made to complement and supplement skills within the Board and strengthen identified areas of need. The Nominating and Governance Committee considers the ability of candidates to meet independence and other requirements of the SEC, Nasdaq, or other regulatory bodies exercising authority over the Company.

The Nominating and Governance Committee’s process for evaluating potential director candidates typically requires one or more members of the Nominating and Governance Committee, and others as appropriate (including members of management), to interview prospective nominees in person or by telephone. Upon identification of a qualified candidate, the Nominating and Governance Committee will recommend a candidate for consideration by the full Board.

PROPOSAL 1: ELECTION OF DIRECTOR

Stockholder Recommendations for Directors

Stockholders wishing to suggest a candidate for Board membership should write our Corporate Secretary at 1081 Woodward Way, Fort Collins, Colorado 80524, and provide certain information to the Company as follows:

•	The stockholder’s name and contact information;
•	A statement that the writer is a stockholder of record and is proposing a candidate for consideration by the Nominating and Governance Committee;
•	The name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;
•	A statement of the candidate’s business and educational experience;
•	Information regarding the factors described above sufficient to enable the Nominating and Governance Committee to evaluate the candidate;
•	A statement of the value that the candidate would add to the Board;
•	A statement detailing any relationship between the candidate and any of our customers, suppliers, or competitors; and
•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate.

Non-Employee Director Compensation

The Board has adopted an Outside Director Compensation Policy, the current version of which is filed with the SEC in the Company’s Annual Report on Form 10-K for the year ended September 30, 2022. This policy sets forth the types and amounts of compensation that we pay to our non-employee directors. Directors who are also Woodward employees do not receive additional compensation for their services as directors.

Periodic Evaluation of Outside Director Compensation Policy

Pursuant to the Outside Director Compensation Policy, the Nominating and Governance Committee evaluates the market competitiveness of the Company’s director compensation program (including with input from its independent compensation consultant) on a periodic basis, typically every two years. The Board amended the Outside Director Compensation Policy and, effective as of fiscal year 2022, increased for each non-employee director (i) the annual retainer from $82,500 to $85,000 and (ii) the target delivered value for equity awards from $135,000 to $140,000. Outside director compensation for fiscal year 2023 remains unchanged from fiscal year 2022.

Cash Compensation

Non-employee directors are paid an annual cash retainer, in addition to certain annual cash retainers for any memberships and/or chair positions on various Board committees or as Lead Director. Annual, Lead Director and committee membership retainers are paid in four equal quarterly installments. Directors do not receive additional compensation for individual Board or Committee meetings attended.

The Outside Director Compensation Policy established cash compensation for non-employee directors at the following levels in fiscal year 2022:

PROPOSAL 1: ELECTION OF DIRECTOR

Annual Retainer	$85,000
Additional Annual Retainer Fees
Lead Director	$25,000
Audit Committee – Chairman	$23,000
Audit Committee – Non-Chair members	$13,000
Compensation Committee – Chairman	$12,500
Compensation Committee – Non-Chair members	$6,500
Nominating & Governance Committee – Chairman	$12,500
Nominating & Governance Committee – Non-Chair members	$6,500

Equity Compensation

Equity compensation (in the form of stock options) is awarded to non-employee directors annually, based on a “targeted delivered value.” Non-employee directors appointed to the Board during a fiscal year may also be eligible for an initial equity grant upon their appointment to the Board. For fiscal year 2022, in conformance with the Outside Director Compensation Policy and as approved by the Board, the targeted delivered value was $140,000. The number of stock options awarded to each director is determined based on the targeted delivered value, divided by the Black-Scholes value of each stock option as calculated by the Company’s independent compensation consultant for such awards as close to the grant date as practicable. The exercise price of the stock option awards is determined on the effective grant date and is equal to the closing price of the Company’s stock as quoted on Nasdaq on that day.

Based on the targeted delivered value of $140,000 and the Black-Scholes value of each option as determined by the independent compensation consultant, the Compensation Committee approved the grant of 3,000 stock options to non-employee directors at an exercise price of $117.64, which was the closing price of Woodward common stock as quoted on Nasdaq on the date of grant (October 1, 2021, the first day of the Company’s fiscal year 2022). Non-employee director stock option grants vest over four years at the rate of 25% per year.

Our Omnibus Incentive Plan and the Outside Director Compensation Policy provide that non-employee directors may not receive equity awards exceeding a targeted delivered value, as determined on the grant date, of $300,000 in any fiscal year (or $450,000 in any fiscal year in which the director is initially appointed).

Executive Benefit Plan

Our directors are eligible to participate in a non-qualified deferred compensation plan, the Woodward Executive Benefit Plan (“EBP”). Under the EBP, our directors are able to defer up to 100% of their earned cash compensation, including retainer fees, and any fees for participation as a committee member, committee chairman, or Lead Director.

PROPOSAL 1: ELECTION OF DIRECTOR

Total Non-Employee Director Compensation for Fiscal Year 2022

The following table shows the compensation earned by non-employee members of the Board during the fiscal year ended September 30, 2022:

DIRECTOR	FEES EARNED OR PAID IN CASH($)	OPTION AWARDS($)(1)	TOTAL($)
Rajeev Bhalla	98,000	135,810	233,810
John D. Cohn	123,000	135,810	258,810
Paul Donovan	98,000	135,810	233,810
Eileen P. Drake(2)	104,000	135,810	239,810
David P. Hess	98,000	135,810	233,810
Daniel G. Korte(3)	104,000	135,810	239,810
Mary L. Petrovich	98,000	135,810	233,810
Dr. Ronald M. Sega	98,000	135,810	233,810
Gregg C. Sengstack	108,000	135,810	243,810

(1)

These amounts represent the Black-Scholes value of the option awards as calculated by the Company under generally accepted accounting principles in accordance with Accounting Standards Codification 718. Assumptions used in calculating these amounts are included in Note 21 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the SEC on November 18, 2022.

(2)	Ms. Drake deferred 75% of her total aggregate cash retainer fees in fiscal year 2022 into the EBP.
(3)	Mr. Korte deferred 75% of his total aggregate cash retainer fees in fiscal year 2022 into the EBP.

Option awards outstanding as of September 30, 2022 were as follows:

DIRECTOR	OUTSTANDING OPTIONS NOT VESTED	OUTSTANDING OPTIONS VESTED	TOTAL OUTSTANDING OPTIONS
Rajeev Bhalla	3,000	—	3,000
John D. Cohn	10,000	35,800	45,800
Paul Donovan	10,000	36,812	46,812
Eileen P. Drake	10,000	16,700	26,700
David P. Hess	4,425	475	4,900
Daniel G. Korte	10,000	16,700	26,700
Mary L. Petrovich	10,000	41,195	51,195
Dr. Ronald M. Sega	10,000	41,195	51,195
Gregg C. Sengstack	10,000	41,195	51,195

EXECUTIVE OFFICERS

Information About Our Executive Officers

Set forth below is certain information concerning each of our current executive officers as of the date of this proxy statement. For additional information regarding Mr. Blankenship, see “Proposal 1 – Election of Director” above.

NAME(1)	AGE	POSITION(S) WITH WOODWARD
Charles "Chip" P. Blankenship, Jr.	56	Chairman of the Board, Chief Executive Officer and President
Mark D. Hartman	49	Chief Financial Officer
Thomas G. Cromwell	53	Vice Chairman, Chief Operating Officer
A. Christopher Fawzy	53	Corporate Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Randall "Randy" L. Hobbs	54	President, Industrial
Terence "Terry" J. Voskuil	57	President, Aerospace
(1)	There are no family relationships between any of the executive officers listed below.

Charles “Chip” P. Blankenship, Jr: Chairman of the Board, Chief Executive Officer and President since May 9, 2022. Prior to joining Woodward, Mr. Blankenship served as the Montgomery Distinguished Professor of Practice at the University of Virginia’s School of Engineering and Applied Sciences from August 2019 through January 2022. Mr. Blankenship served as Chief Executive Officer of Arconic from January 2018 through February 2019. During Mr. Blankenship’s 24-year career with General Electric Company (“GE”), he held significant leadership roles including Chief Executive Officer of GE Appliances, a Haier Company, from June 2016 through July 2017, and President and Chief Executive Officer of GE Appliances from December 2011 through June 2016. Mr. Blankenship also served as Sr. Vice President of Haier Group from June 2016 until December 2017.

Mark D. Hartman: Chief Financial Officer since October 2021; Senior Vice President and Corporate Controller from October 2019 through September 2021; Senior Vice President, Finance Global Operations from May 2019 through October 2019; and Vice President and Corporate Controller from January 2007 through May 2019. Prior to joining Woodward, Mr. Hartman held roles of increasing responsibility at Advanced Energy Industries from 2002 to 2007, notably serving as interim CFO for the company.

Thomas G. Cromwell: Vice Chairman, Chief Operating Officer since February 2019. Prior to joining Woodward, Mr. Cromwell was employed at Kohler Co., Inc. for 10 years, where he served as Group President, Power from 2014 through 2019, President, Global Engines from 2012 through 2014, and President, Gasoline Engines from 2009 through 2012.

A. Christopher Fawzy: Corporate Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer since October 2009; Vice President, General Counsel, and Corporate Secretary from June 2007 through September 2009. Mr. Fawzy became the Company’s Chief Compliance Officer in August 2009. Prior to joining Woodward, Mr. Fawzy was employed by Mentor Corporation from 2001 through 2007, where he served as Vice President, General Counsel and Secretary.

Randall “Randy” L. Hobbs: President, Industrial since December 2022. Prior to joining Woodward, Mr. Hobbs was employed by General Electric Company for 33 years, most recently serving as Senior Executive Director, Rotating Parts & Compressor Airfoils from 2013 through 2022, and General Manager, Supply Chain Strategy Leader from 2011 through 2013. Prior to 2011, Mr. Hobbs held roles of increasing responsibility with GE Aviation and GE Transportation since joining GE in 1989.

Terence “Terry” J. Voskuil: President, Aerospace since October 2022; President, Aircraft Turbine Systems from February 2021 through October 2022; Sr Vice President Fuel Systems & Controls from November 2019 through January 2021; Vice President and General Manager of Fuel Systems Center of Excellence from July 2015 through November 2019; Vice President, R&D and Systems from March 2011 through June 2015. Prior to this role, Mr.

EXECUTIVE OFFICERS

Voskuil held varying engineering roles with increasing responsibility in the Aircraft Turbine Systems group since joining Woodward in 1989.

Information About Our Other Officers

NAME(1)	AGE	POSITION(S) WITH WOODWARD
Paul P. Benson	58	Corporate Vice President, Human Resources
W. John Godsman	53	Corporate Vice President, Strategy and Business Development
Matteo R. Pisciotta	50	Corporate Vice President, Global Sourcing
(1)	There are no family relationships between any of the corporate officers listed below or between any of the corporate officers listed below and the aforementioned executive officers.

Paul P. Benson: Corporate Vice President, Human Resources since September 2019. Prior to September 2019, Mr. Benson was employed at Esterline Technologies Corporation from 2014 through September 2019, where he served as Executive Vice President and Chief Human Resources Officer. Prior to 2014, Mr. Benson was employed at Hewlett Packard Enterprise Company from 2006 through 2014, most recently serving as Senior Human Resources Director, Transformation.

W. John Godsman: Corporate Vice President, Strategy and Business Development since May 2022. Prior to joining Woodward, Mr. Godsman was employed at General Electric Company from 2010-2022, were he served as Vice President, Global Head of Business Development from 2019-2022, Vice President, Business Development, GE Aviation from 2018-2019, and the Business Development Leader for GE Aviation from 2010-2018 and GE Transportation from 2016-2018.

Matteo R. Pisciotta: Corporate Vice President, Global Sourcing since August 2019. Prior to joining Woodward, Mr. Pisciotta was employed at Polaris Industries, Inc., serving as Vice President, Global Procurement and Supply Chain from 2016 through August 2019. Prior to 2016, Mr. Pisciotta was employed at Oshkosh Corporation for nine years, where he served as Vice President, Global Procurement and Supply Chain from 2009 through 2016.

PROPOSAL 2 – ADVISORY RESOLUTION REGARDING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. In response to the advisory vote of our stockholders at our 2016 Annual Meeting regarding the recommended frequency of such an advisory resolution, we have presented this proposal to stockholders on an annual basis. Every six years we are required to hold a vote regarding the frequency of such an advisory resolution. Our last such vote was in January 2017; accordingly, a proposal regarding the frequency of such resolution is included as Proposal 3 in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe that our executive compensation program (1) provides a competitive total compensation program that enables us to attract, retain and motivate a high-performance executive management team, and (2) aligns the interests of the NEOs with the interests of our stockholders, by focusing on both short-term and long-term performance goals, by promoting ownership of the Company, and by linking individual performance to our fundamental financial performance. For example:

•

We encourage long-term stock ownership by our executive officers with award features, such as graduated vesting on stock option award tranches at 25% per year beginning on the first anniversary of the grant date.

•

Our annual incentive compensation plans in fiscal year 2022 were aligned between Company executives and all other employees of the Company to promote unified achievement of Company goals and objectives.

•

We establish total compensation (base salary, short-term cash incentives, and long-term incentives) for each NEO that is competitive with total compensation for executives in comparable positions at companies in our compensation peer group.

•

We place a strong emphasis on variable, performance-based compensation that is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics, with upside opportunity for exceeding the pre-determined goals.

•

Our allocation of cash compared to non-cash compensation is weighted significantly toward non-cash-based compensation in order to (1) minimize the extent to which the interests of existing stockholders are diluted by equity used as compensation and (2) balance operating performance with delivering returns to our stockholders.

•

In light of our fiscal year 2022 financial results, we believe that the compensation paid to our NEOs in fiscal year 2022 was aligned with our financial performance for the reasons discussed under the caption “Compensation Discussion and Analysis — Elements of Compensation — 2022 NEO Target Pay Mix.”

•

We have stock ownership guidelines that require our CEO to own shares of our common stock equal to 5 times annual base salary; our CFO, COO and Business Group Presidents to own shares of our common stock equal to 3 times annual base salary; and our Corporate Vice Presidents to own shares of our common stock equal to 2 times annual base salary, other than in special circumstances as may be determined by the Compensation Committee.

We believe that proper administration of our executive compensation program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term

PROPOSAL 2 – ADVISORY RESOLUTION REGARDING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

interests of the Company and its stockholders. Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

For these reasons, we recommend that stockholders vote in favor of the following advisory resolution:

“RESOLVED, that the compensation paid to Woodward's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion presented in Woodward’s proxy statement for its 2022 Annual Meeting of Stockholders, is hereby APPROVED.”

Your Board unanimously recommends that you vote “FOR” this advisory resolution.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Our last such vote was in January 2017. Accordingly, this year we are asking our stockholders to indicate whether they would prefer an advisory vote every one, two or three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, our Board recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year as has been done since 2011. In formulating its recommendation, our Board considered that compensation decisions are made annually and that an annual advisory vote on executive compensation will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

While our Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding advisory vote on the approval of our named executive officer compensation should be held every year, two years or three years.

Our Board and our Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our named executive officers. However, because this is an advisory vote and therefore not binding on our Board or the Compensation Committee, our Board or Compensation Committee may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board of directors.

Your Board unanimously recommends a vote to hold future advisory votes on named executive officer compensation every “ONE YEAR”

Compensation Discussion and Analysis

Named Executive Officers

The following Compensation Discussion and Analysis (“CD&A”) provides an overview of our compensation philosophy, strategy, objectives and structure for fiscal year 2022. This section is intended to be read in conjunction with the tables that immediately follow, which provide further historical compensation information for the NEOs.

For fiscal year 2022, our NEOs were:

NAME	PRINCIPAL POSITION DURING FISCAL YEAR 2022
Charles P. Blankenship, Jr.(1)	Chairman, Chief Executive Officer and President
Thomas A. Gendron(2)	Former Chairman, Chief Executive Officer and President
Mark D. Hartman(3)	Chief Financial Officer
Thomas G. Cromwell	Vice Chairman, Chief Operating Officer
A. Christopher Fawzy	Corporate Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Sagar A. Patel(4)	Former President, Engine Systems

(1)	Mr. Blankenship joined the Company on May 9, 2022 as Chairman, Chief Executive Officer and President, replacing Mr. Gendron.
(2)	Mr. Gendron retired from his position as Chairman, Chief Executive Officer and President on May 9, 2022. He remained a director, officer and employee of the Company through July 11, 2022.
(3)	Mr. Hartman was appointed as Chief Financial Officer effective as of October 1, 2021.
(4)	Mr. Patel departed the Company on October 18, 2022.

Executive Summary

Fiscal 2022 Business Highlights

Our strategic focus is providing energy control and optimization solutions for the aerospace and industrial markets.

The precise and efficient control of energy, including motion, fluid, combustion and electrical energy, is a growing requirement in the markets we serve, and we have developed and are executing on strategies to eliminate greenhouse gases, commercialize space, and accelerate the digital age. To facilitate a cleaner, decarbonized world, we are partnering with our customers to enable their equipment to be more efficient, capable of utilizing clean burning fuels, advancing fuel cells, and the integration of renewable power in both commercial and defense operations.

On November 18, 2022, we reported our financial results for fiscal year 2022, which included the following:

•	Net sales for fiscal year 2022 were $2.38 billion, compared to $2.25 billion in fiscal year 2021.
•	Net earnings for fiscal year 2022 were $172 million, or $2.71 per diluted share, compared to $209 million, or $3.18 per diluted share, in fiscal year 2021.

In fiscal 2022, the Company experienced strong demand for our products and services, although profitability was impacted by the challenging industry-wide operating environment, including labor and material inflation as well as global supply chain and labor disruptions.

No Short-Term Cash Incentive Compensation Awarded to Named Executive Officers in Fiscal 2022

At the beginning of fiscal year 2022, the Compensation Committee established specific performance metrics and rigorous performance targets under our fiscal year 2022 short-term cash incentive compensation plan (the

Compensation Discussion and Analysis

“Woodward Variable Incentive Plan” or “WVIP”) that were designed to appropriately motivate performance in key areas of the business, drive achievement of our short-term goals, and align pay and performance. However, the Company did not achieve threshold performance under the WVIP for fiscal year 2022, in part due to ongoing material and labor inflation, as well as greater than expected global supply chain and labor disruptions. As such, no short-term cash incentive payouts were made to the NEOs or to any other Board-appointed officer under the WVIP or otherwise for fiscal year 2022. See “Short-Term Incentive Compensation” below for more information.

Overview of Compensation Objectives

Our executive compensation program is designed to attract, retain and motivate a high-performance executive management team and to link their total compensation to Company performance and stockholder interests. We structure our executive compensation program to include performance metrics and rigorous performance goals that are aligned with our business strategy and long-term stockholder value creation.

The key elements of our executive compensation program are as follows:

Key Elements of our Executive Compensation Program

Base Salary

•Fixed compensation for our NEOs

•Attraction and retention tool that allows us to maintain a consistent, stable leadership team

•Adjusted based on performance, peer benchmarking, and other relevant factors

Long-Term Cash Incentive Compensation

•Performance-based, cash payout at the end of a three-year period

•Target opportunities for our NEOs range from 25% to 50% of base salary at target level performance

•Payouts based on our performance under two key financial related metrics (Return on Capital and Net EPS Growth), measured on a relative basis as compared to the S&P MidCap 400 Index

Short-Term Incentive Compensation

(the WVIP)

•Payouts are typically based on the achievement of specific, rigorous financial and operational/strategic performance metrics

•WVIP target opportunities for our NEOs typically range from 65% to 100% of base salary at target level performance

•Designed to drive achievement of our short-term goals

Long-Term Equity Incentive Compensation

•Annual awards historically in the form of non-qualified stock options (“stock options”)

•Exercise price of stock options equal to the closing price of Company stock on the effective date of grant

•Time-based vesting for stock options; typically 25% each year over four years

•Critical attraction and retention tool

•Designed to motivate and reward NEOs to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders

In addition, the executive compensation program for NEOs includes health and welfare benefits, a non-qualified deferred compensation program, defined contribution retirement plans, severance and change in control agreements, and other ancillary benefits.

Compensation Discussion and Analysis

Our Executive Compensation Practices

Our executive compensation policies and practices are designed to reinforce our pay-for-performance philosophy and align with sound governance principles. The following chart highlights our fiscal year 2022 executive compensation policies and practices:

What We Do
✓	Significant portion of executive compensation is at-risk based on corporate performance
✓	Annual review and approval of our executive compensation strategy
✓	Robust peer compensation group adopted on an annual basis, and then used to evaluate the market-competitiveness of our compensation
✓	Independent compensation consultant engaged by the Compensation Committee
✓	All members of the Compensation Committee are independent directors under applicable rules
✓	Cash and equity incentives are performance-based
✓	Multi-year vesting periods for equity awards
✓	Both our short- and long-term cash incentive plans are subject to zero payouts and maximum payouts
✓	Limited and modest perquisites
✓	Annual risk assessment of our executive compensation program
✓	Clawback policy on cash and equity incentive compensation
✓	Stock ownership guidelines for executive officers and directors
✓	Annual risk assessment of our executive compensation program

What We Don’t Do
✘	No “single trigger” change in control payments or benefits
✘	No tax gross-ups for change in control related payments
✘	No hedging, pledging or short selling of Woodward stock by our directors or by any Woodward employee, including NEOs
✘	No strict benchmarking of compensation to a specific percentile of our peer group
✘	No repricing of any stock options without stockholder approval
✘	No employment contracts with any NEO

Compensation Process

Compensation Philosophy and Strategy

To promote the creation of long-term stockholder value and the achievement of Company objectives, our executive compensation philosophy is designed to:

•	attract, retain and motivate superior talent who exemplify the philosophies and values expressed in the Company’s Constitution;

Compensation Discussion and Analysis

•	maintain a market-based strategy that provides a competitive total compensation opportunity, without strictly benchmarking compensation to a specific percentile of our peer group;
•

align the interests of our executive officers and employees with those of our stockholders by using equity-based and other incentive compensation to motivate executive officers to achieve multi-year strategic goals and deliver sustained long-term stockholder value;

•	align compensation programs with our vision, key business strategies and financial performance drivers, while maintaining an appropriate balance between short- and long-term rewards; and
•

focus on pay-for-performance by ensuring that a significant portion of total compensation opportunity is variable compensation that directly ties to Company performance. Our variable compensation plans are designed so that the payout opportunity is directly linked to the achievement of challenging yet attainable pre-determined financial metrics and other objectives. Company performance significantly influences the total compensation received by our executives.

Consideration of Stockholder Say-on-Pay Vote

In January 2022, our stockholders voted on an advisory resolution regarding the compensation of our named executive officers, which was approved by 95.5% of the votes cast on the proposal (the “say-on-pay proposal”). The Compensation Committee determined that the favorable vote demonstrated strong stockholder support for Woodward’s overall executive compensation approach, and further determined that current practices and processes did not require any significant modifications to achieve the desired results or to address any stockholder concerns. The Compensation Committee will continue to consider the outcome of these advisory votes and feedback from our stockholders when evaluating future executive compensation arrangements. In addition, we are required to hold an advisory vote on the frequency of our say-on-pay votes every six years (such proposal or vote regarding the frequency of the say-on-pay vote, the “say-when-on-pay” proposal or vote). We last held a say-when-on-pay vote at our 2016 Annual Meeting. Accordingly, a say-when-on-pay proposal is included as Proposal 3 in this proxy statement.

Role of the Compensation Committee

The Compensation Committee annually:

•

determines our CEO’s compensation by evaluating his performance against a set of objectives through a defined process led by the Compensation Committee Chairperson, involving all independent Board members;

•	determines the compensation arrangements for our other executive officers;
•	reviews and reassesses our executive compensation program, including the performance of an annual risk assessment;
•	reviews and approves the plan design and performance metrics for our variable incentive plans;
•	reviews, approves and administers our equity compensation plans; and
•	approves individual equity grants.

For additional information about the Compensation Committee, see “Board Meetings and Committees—Compensation Committee” in this proxy statement.

In making executive compensation decisions for fiscal year 2022, the Compensation Committee sought the assistance of its independent compensation consultant, Aon, as well as Mr. Gendron (our then-current CEO) and our management team (except with respect to their own compensation). The Compensation Committee reviewed the cash and equity compensation and other compensation components for our executive officers to ensure they would be properly incentivized and rewarded for their and the Company’s performance. No employees were present during the discussion of their own compensation.

Compensation Discussion and Analysis

Role of Management

In order to implement compensation programs for fiscal year 2022 that align with appropriate Company performance goals and strategic direction, the Compensation Committee worked closely with management, including Mr. Gendron (our then-current CEO), the Corporate Vice President, Human Resources (the “CHRO”), and the Corporate Vice President, General Counsel & Corporate Secretary (the “General Counsel”). Specifically, management facilitated the alignment process by:

•	reviewing comparative benchmarking compensation data provided by Aon for our NEOs;
•	evaluating NEO performance (with the exception of our CEO);
•	making recommendations to the Compensation Committee regarding variable incentive plan design and performance metrics that consider the Company’s objectives and strategy; and
•	making recommendations to the Compensation Committee regarding all elements of compensation of the NEOs (with the exception of Mr. Gendron).

All decisions regarding executive compensation are ultimately made by the Compensation Committee.

Management provided further input on executive compensation structure, background information regarding our strategic objectives, performance assessment process and data, potential promotions, talent management and succession planning, and compensation associated with promotions.

At the request of the Compensation Committee, the CEO, CHRO and General Counsel regularly attend Compensation Committee meetings. The Compensation Committee also meets as needed without any members of management present.

Role of the Compensation Consultant

Services Provided by Aon to the Compensation Committee

The Compensation Committee recognizes the value in procuring independent, objective expertise and counsel in connection with fulfilling its duties, and pursuant to its charter, the Compensation Committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities. For fiscal year 2022, the Compensation Committee engaged Aon to review our executive compensation policies and practices. Aon reviewed and advised on all principal aspects of our executive compensation program for fiscal year 2022. In connection with the hire of Mr. Blankenship, Aon supported the Compensation Committee by assessing the competitive market for CEO compensation and aiding in the development of a compensation arrangement that was aligned with shareholder interests while being sufficiently motivating to attract a highly sought-after industry talent. The Committee believes that Aon has a well-developed understanding of our business, and is well positioned to provide objective guidance on compensation and incentive plans that are aligned with and reinforce our strategies and goals.

Services Provided by Aon to Management

In addition to the services Aon provides to the Compensation Committee on executive compensation matters, management utilizes Aon as one of our global compensation and benefits consultants. Aon provides total compensation data for the Company’s key leadership group, and consults on our various health, welfare and retirement plans. Management also utilizes Aon’s benefits index and compensation and benefits survey data to benchmark compensation and benefits for the Company’s non-executives. The decision to engage Aon for advice and services not related to executive compensation was made by management.

Fees Paid to Aon

For fiscal year 2022, the Company paid Aon $983,077 for advice and services provided to the Compensation Committee and the Company. Of this amount, $415,130 was paid as a result of the work Aon performed for the Compensation Committee related to executive compensation advice and services, and $122,466 was paid as a

Compensation Discussion and Analysis

result of the work Aon performed for management that was not related to executive compensation, and $445,481 was paid for certain health and welfare benefit programs that are not related to compensation.

Aon’s Independence

The Compensation Committee annually reviews the objectivity and independence of the advice provided by Aon on executive compensation matters. The Compensation Committee has evaluated Aon’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) of the Exchange Act of 1934 (the “Exchange Act”) and Rule 5605(d)(3)(D) of the Nasdaq Stock Market rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Aon and the work of Aon on behalf of the Compensation Committee did not raise any conflict of interest, and that Aon is independent.

Competitive Market-Based Compensation Approach

Our executive compensation program is benchmarked to be competitive with our compensation peer group. On an annual basis, companies in our compensation peer group are reviewed, changed if appropriate, and approved by the Compensation Committee. The companies included in our compensation peer group are selected based on a combination of multiple comparative factors, as summarized below.

Competitors for Business and/or Employee/ Executive Talent; Similar Markets Served	Similar in Size to Woodward

•Industrial companies in the following sub-industries to align with competitors for business and executive / employee talent:  Industrial Machinery, Aerospace and Defense, and Electrical Components or Equipment

•To align with Woodward’s business focus, companies that primarily serve Aerospace and Defense, Industrial, and/or Energy markets

•Companies with global operations to align with Woodward’s profile

•Primary Metric:  Companies with revenues equal to 0.4x to 2.5x Woodward’s revenues

•Secondary Metrics:  Companies with operating income equal to 0.3x to 3.0x Woodward’s, and market capitalizations equal to 0.4x to 4.0x Woodward’s, noting that the range is wider than the revenue range due to increased volatility in these metrics

Based on its annual review, the Compensation Committee determined no changes were needed to the fiscal year 2022 compensation peer group used for pay and performance comparisons. The companies comprising the fiscal year 2022 compensation peer group are summarized below. Woodward’s revenues at the time of approval of this peer group were positioned around the competitive 50th percentile of the peer group.

FISCAL YEAR 2022 COMPENSATION PEER GROUP
Ametek Inc.	Flowserve Corp.	Kennametal Inc.
Aerojet Rocketdyne Holdings	Graco Inc.	Moog Inc.
Barnes Group Inc.	Hexcel Corporation	Nordson Corporation
Crane Co.	Hubbell Inc.	Sensata Technologies Holding plc
Curtiss-Wright Corporation	IDEX Corporation	Teledyne Technologies, Inc.
Donaldson Company, Inc.	ITT Inc.	The Timken Company

Use of Comparative Market Data

Our executive compensation program is designed to provide total compensation opportunities that are competitive with the compensation offerings in our compensation peer group. The use of comparative market information as a reference point is an important element of our compensation determination process, including specifically using external market data to identify market compensation trends, provide a frame of reference for

Compensation Discussion and Analysis

how comparable companies set compensation opportunities, and compare the nature and scope of the individual’s role at Woodward to similarly positioned executives at companies in the compensation peer group. The Compensation Committee considers quantitative comparative data from our compensation peer group in determining each element of compensation for each NEO. All comparative market data that the Compensation Committee considers is provided by Aon based on commercial data sources.

While Aon presents the Compensation Committee with specific percentile pay data as a reference point, we do not target any percentile or percentile range as a specific objective for the compensation we pay. Rather, our compensation decisions are based on the full consideration of all of the above-mentioned elements.

In addition to comparative data, the Compensation Committee also considers other qualitative factors in its compensation determination process. Such factors are considered holistically and include:

•	our compensation philosophy, which provides guiding principles and broad direction;
•	the executive’s performance, knowledge, skills, abilities, potential, and significant contributions to the Company and impact to shareholder value;
•	internal equity; and
•	the cumulative impact of our retention efforts over the course of the individual’s career.

Elements of Compensation

Fiscal 2022 NEO Target Pay Mix

Our executive compensation program focuses on pay-for-performance, and a significant portion of our executive compensation is variable and at-risk. The Compensation Committee uses its discretion in determining the appropriate mix of fixed and variable compensation for each NEO. The balance between each element of compensation may change from year-to-year based on corporate strategy and objectives, business conditions, and other considerations.

For fiscal year 2022, our NEOs had the following target pay mix, which reflects our pay-for-performance philosophy. We did not include Mr. Blankenship in the below charts because his pay mix in fiscal year 2022 does not accurately reflect his target pay mix during a typical fiscal year because of the sign on incentives he received and the fact that he joined the Company approximately 60% of the way through fiscal year 2022.

Compensation Discussion and Analysis

Base Salary

Base salary is the only fixed component of our NEOs’ total compensation and provides stable, competitive pay to attract, motivate and retain our NEOs. Base salaries typically reflect each NEO’s experience, skills, knowledge and responsibilities, although comparative market data also plays a role in setting base salary levels. We do not apply specific formulas to determine salary changes. Instead, the salaries of our NEOs are reviewed on an annual basis by the Compensation Committee based on our compensation philosophy and strategy. Salary changes for our NEOs are typically approved by the Compensation Committee in September and generally take effect in January each year.

Short-Term Incentive Compensation

A key objective of our compensation philosophy is to tie a significant portion of each NEO’s compensation to our performance. To support this objective, we typically provide (through the WVIP, our short-term cash incentive compensation plan) annual performance-based cash incentive opportunities to our NEOs and all other Woodward employees. This compensation is typically earned based on our performance against specified performance metrics and rigorous targets that are established by the Compensation Committee at the beginning of the fiscal year. The performance metrics are designed to appropriately motivate performance in key areas of the business that are critical to the Company’s long-term strategy and stockholder value creation (including operational excellence), to align pay and performance, and to enhance visibility for participants.

Overarching Net Earnings Goal

For fiscal year 2022, the Compensation Committee renewed the overarching annual performance incentive plan, which continues to specify performance goals related to net earnings. Specifically, for fiscal year 2022, actual Company achievement of the overarching performance goal of net earnings determined each NEO’s maximum possible WVIP incentive payout up to a maximum WVIP payout of 1.0% of net earnings for Messrs. Blankenship and Gendron, 0.5% of net earnings for Messrs. Hartman and Cromwell, and 0.33% of net earnings for Messrs. Fawzy and Patel. Setting maximum WVIP incentive payouts in this manner motivates achievement of net earnings, which strongly ties to stockholder value creation.

Fiscal Year 2022 WVIP Performance Metrics, Targets and Actual Performance

The specific WVIP performance metrics and targets approved by the Compensation Committee for fiscal year 2022 are outlined below, including their (i) relative weighting, (ii) threshold, target and maximum performance levels, and (iii) actual performance. The WVIP performance metrics and targets reflect rigorous targets that would have taken significant efforts to achieve in light of the challenging industry-wide operating environment. The WVIP performance metrics and performance targets reflect such conditions, which have resulted in a decline in the Company’s financial performance. These metrics and targets were applicable to all employees, including the NEOs.

SPECIFIC PERFORMANCE METRIC	WEIGHTING (%)	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	ACTUAL ($)(1)
Woodward Adjusted Earnings Per Share($)	70	3.25	4.21	6.37	2.71
Woodward Adjusted Free Cash Flow($)	30	285.8M	349.4M	381.1M	140.8
1)

For purposes of this table, we have included Woodward’s unadjusted (reported) earnings per share and unadjusted free cash flow, as the Company did not evaluate potential adjustments for purposes of the WVIP in light of performance below threshold.

Compensation Discussion and Analysis

How Performance is Measured

For purposes of the WVIP performance metrics for fiscal year 2022, “Adjusted EPS” and “Adjusted Free Cash Flow” mean, respectively, (i) the Company’s reported diluted earnings per share, and (ii) the Company’s reported cash from operations, less capital expenditures, and in each case (i) and (ii) calculated without consideration to unusual non-operational income, gains, expenses or losses totaling in excess of 3% of the Company’s net earnings for the fiscal year, including but not limited to any such items that are related to or associated with any:

a)	acquisitions or divestitures;
b)	reorganization or restructuring activities;
c)	litigation or claim judgments or settlements;
d)	impact of any changes in or assumptions related to tax or other statutes, regulations or other applicable laws or accounting principles, and in each case, that were not previously contemplated;
e)	foreign exchange fluctuations;
f)	asset write-downs; or
g)	other significant elements or items as provided in Section 11.2 of the Woodward Omnibus Incentive Plan.

Nonetheless, if at the end of the performance period, the Compensation Committee believes that the achievement of the specific performance metrics under the WVIP plan is not reflective of the Company’s expected level of financial, operating or other performance, the Compensation Committee may in its discretion modify the amount of any WVIP payout to be made under the plan, but not above the maximum WVIP incentives available based on achievement of the overarching net earnings goal.

Fiscal Year 2022 Compensation Under the WVIP

As reflected in the table above, the Company’s performance against each WVIP performance metric in fiscal year 2022 was below the threshold level of performance. As such, notwithstanding the overarching annual performance incentive plan, no short-term cash incentive payouts were made to the NEOs or to any other Board-appointed officer under the WVIP or otherwise for fiscal year 2022. We believe this result demonstrates the rigor of our goal-setting and the strong pay-for-performance alignment of the WVIP. The following table reflects each NEO’s target fiscal year 2022 WVIP payout, both as a percentage of base salary and in total dollars, as well the actual payout received.

NEO	TARGET AS A % OF BASE SALARY(1)	TARGET AMOUNT ($)	ACTUAL PAYOUT AS A % OF BASE SALARY	ACTUAL PAYOUT ($)
Charles P. Blankenship(2)	115	462,211	0	0
Thomas A. Gendron(3)	100	798,554	0	0
Mark D. Hartman	70	329,471	0	0
Thomas G. Cromwell	75	468,419	0	0
A. Christopher Fawzy	65	315,015	0	0
Sagar A. Patel	65	344,825	0	0
1)	For purposes of the WVIP, “base salary” means eligible base wages earned during the applicable year.
2)	Mr. Blankenship’s employment with the Company began on May 9, 2022. On an annualized basis, Mr. Blankenship’s target WVIP payout for fiscal year 2022 would have been $1,265,00.
3)	Mr. Gendron’s employment with the Company ended on July 11, 2022. On an annualized basis, Mr. Gendron’s target WVIP payout for fiscal year 2022 would have been $984,000.

Compensation Discussion and Analysis

Long-Term Incentive Compensation

Our Long-Term Incentive Compensation Plan (the “LTI Plan”) consists of two elements:

•	long-term equity compensation, which has typically been in the form of non-qualified stock options (“stock options”); and
•	long-term cash compensation (“Cash LTI”).

The Compensation Committee has determined that these award forms are most appropriate for our NEOs due to their performance orientation and alignment with stockholder interests, as measured by stock price and financial performance, over the long-run. In tandem, equity grants, including stock options, and the Cash LTI plan incent long-term financial performance that support the achievement of key strategic goals and growth in the Company’s stock price.

Long-Term Equity Compensation

Our equity compensation program focuses the efforts of our NEOs and other executive officers on the achievement of long-term objectives and performance, and aligns the interests of our executive officers with those of our stockholders. Additionally, equity awards are an important tool to motivate and retain our executive officers.

The awards we grant to our executive officers have typically been in the form of stock options, which we believe are aligned with stockholder interests because the participant does not benefit from the award unless there is shareholder value creation (i.e., an increase in the stock price) after the date of grant.

The Compensation Committee, in consultation with our CEO (other than with respect to himself) and Aon, approves a grant date fair value for the stock option awards for each NEO, taking into account a number of factors as described in “Use of Comparative Market Data” above. Management then calculates the number of stock options granted to each participant using a Black-Scholes value that is calculated by Aon as of market close two business days prior to the grant date. The exercise price of the stock option awards is not less than, and is typically equal to, the closing price as quoted on Nasdaq on the grant date.

For fiscal year 2022, the stock options granted to Messrs. Gendron, Hartman, Cromwell, Fawzy and Patel under our regular annual equity compensation program will vest over four years at the rate of 25% per year, and had an exercise price of $117.64. Mr. Blankenship joined the Company on May 9, 2022, and as such he did not receive an equity grant under our regular annual equity compensation program. Upon his hire, Mr. Blankenship received an equity grant comprised of both stock options and restricted stock units (“RSUs”). See “Mr. Blankenship’s Compensation” below for additional information.

The stock options granted to our NEOs under our regular annual equity compensation program in fiscal year 2022 were as follows:

NAME	NUMBER OF OPTIONS(#)	GRANT DATE FAIR VALUE($)
Charles P. Blankenship, Jr.(1)	—	—
Thomas A. Gendron	90,000	3,780,000
Mark D. Hartman	15,000	630,000
Thomas G. Cromwell	29,700	1,247,400
A. Christopher Fawzy	12,300	516,600
Sagar A. Patel	11,800	495,600
1)	As noted above, Mr. Blankenship joined the Company on May 9, 2022, and as such he did not receive an equity grant under our regular annual equity compensation program.

Long-Term Cash Compensation

To balance long-term incentives based on share price growth and to drive financial performance, we also grant

Compensation Discussion and Analysis

cash awards under the Cash LTI plan that are based on our financial performance relative to the S&P MidCap 400 Index over a three-year period. By measuring these performance metrics on a relative basis, the metrics mitigate the impact of macroeconomic factors, both positive and negative, that affect the industry and/or financial performance and that are beyond the control of management, and thus provide rewards that are more directly aligned with performance through different economic cycles.

Cash LTI Metrics

The Cash LTI plan is based on two key financial metrics, each of which is measured relative to the companies comprising the S&P MidCap 400 Index:

Cash LTI Metric	WEIGHTING	How is it Calculated?	Why is it Included?
Return on Capital	50%	Net income, adjusted for accounting changes and after-tax interest expense, divided by the sum of total debt, stockholder’s equity, and any non-controlling interest.

Return on Capital is a return measure that focuses management’s attention on allocating capital efficiently to generate a return in excess of the cost of capital, relative to other companies’ abilities to do the same.

Net EPS Growth	50%	Net income, adjusted for accounting changes, if any, divided by fully diluted common shares outstanding. Is compared to a baseline EPS to calculate the growth in diluted EPS during such cycle.

Net EPS Growth is an indicator of profitability, revenue generation and expense control that is aligned with our share price. Net EPS Growth shows management’s ability to grow the business profitably and sustainably. Relative Net EPS Growth shows management’s specific contribution, not just broader market effects (i.e., growing EPS faster or slower than the companies in the index).

How Performance is Measured

The Compensation Committee has approved a relative measurement methodology that compares our performance to the companies in the S&P MidCap 400 Index. We believe that, for the Cash LTI, the S&P MidCap 400 Index relative measure methodology is an appropriate comparison of our performance against a larger and broader population of companies, which is representative of investment options available to the market.

Performance Period

The Compensation Committee generally establishes the Cash LTI award metrics for a three-year performance cycle prior to the beginning of the first fiscal year of the performance cycle.

Cash LTI Targets and Performance Levels

The Compensation Committee establishes target Cash LTI payouts for each NEO that are articulated as a percentage of the NEO’s base salary during the first year of the three-year performance cycle. These targets are set at levels that reflect the Compensation Committee’s desire to establish a meaningful incentive linked to the longer-term financial performance of the Company that fits within our overall compensation philosophy and strategy. Each NEO’s fiscal year 2020-2022 target Cash LTI payout is set forth below in “Fiscal 2020-2022 Cash LTI Payout for our NEOs”.

Compensation Discussion and Analysis

The Cash LTI performance metrics and corresponding payouts are based on our ranking within the S&P MidCap 400 Index for all performance cycles that are currently outstanding, and are as follows:

PERFORMANCE	PAYOUT
At 50th percentile	50% of target
At 60th percentile	100% of target
At 75th percentile	200% of target

The above payout formula applies to each of the two performance measures, which are weighted equally and measured independently from the other. If performance is below the 50th percentile, no award will be earned or paid as it relates to that performance measure. Award amounts are interpolated for performance results between the above percentiles. Performance at the 60th percentile is necessary to earn a payout of 100% of target as it relates to that measure. We believe having a target payout at the 60th percentile sets a higher standard of performance. The maximum award that can be earned for performance at or above the 75th percentile is 200% of target as it relates to that measure.

Our Performance During the Fiscal 2020-2022 Cycle

Payouts for the fiscal year 2020-2022 cycle were based on the following performance levels:

METRIC	WEIGHTING (%)	COMPANY PERFORMANCE	ACTUAL PAYOUT AS A % OF TARGET
Return on Capital	50	62nd Percentile	114.0
Growth in Earnings per Share	50	35th Percentile	0
Total			57.0

Fiscal 2020-2022 Cash LTI Payout for our NEOs

For the fiscal year 2020-2022 Cash LTI cycle, targets and actual payouts are detailed in the following table:

NEO	TARGET CASH LTI AWARD AS % OF 2020 BASE SALARY	ACTUAL AWARD AS % OF 2020 BASE SALARY	TARGET AMOUNT ($)	ACTUAL AWARD ($)
Charles P. Blankenship, Jr.(1)	—	—	—	—
Thomas A. Gendron	50	26.13	440,000	250,800
Mark D. Hartman	26.67(2)	15.20	94,293	53,748
Thomas G. Cromwell	40	22.80	236,800	134,976
A. Christopher Fawzy	25	14.25	115,250	65,694
Sagar A. Patel	28.33(2)	16.15	142,517	81,236
(1)	Mr. Blankenship did not participate in the 2020-2022 Cash LTI cycle, as he was not hired until May 9, 2022.
(2)

The target Cash LTI award as a % of 2020 base salary for Messrs. Hartman and Patel reflect a blended average, as they experienced changes to their respective target Cash LTI award percentages during the performance cycle.

Mr. Blankenship’s Compensation

Compensation Determination Process

In determining Mr. Blankenship’s total target full fiscal year 2022 compensation (including all elements of his compensation and the sign-on incentives provided to him upon his hire), the Compensation Committee evaluated

Compensation Discussion and Analysis

market data for positions of similar responsibility at similarly-sized manufacturing organizations, and his status as a highly sought-after executive.

Long-Term Incentive Compensation

Pursuant to the terms of Mr. Blankenship’s offer letter, his total annual target compensation under the LTI Plan for fiscal year 2023 is $4,800,000, of which the cash component represents $462,000 (50% of his base salary on a risk adjusted basis) and the remainder is comprised of an equity component with a grant date fair value of approximately $4,338,000.

Mr. Blankenship was not entitled to any amounts under the fiscal year 2020-2022 Cash LTI cycle because his employment with the Company began after the first day of the last fiscal year of the performance period (participants must be employed on the first day of the fiscal year to be eligible). He will begin participating in the Cash LTI plan in the 2023-2025 cycle, with his first eligible payout on a prorated basis beginning for fiscal year 2023. Mr. Blankenship’s first annual equity grant under the LTI Plan was made on October 3, 2022 (the first business day of the Company’s fiscal year 2023), as part of the Company’s regular annual equity grant process for eligible participants.

Sign-On Incentives

Mr. Blankenship received, as sign-on incentives, a one-time $1,000,000 cash payment (which he would be obligated to reimburse if he voluntarily resigns from the Company within two years of his employment start date), as well as a one-time equity sign-on incentive. In determining the value and form of the sign-on incentive awards, the Compensation Committee considered Mr. Blankenship’s historical compensation arrangements, market practice, retention objectives, and pay-for-performance alignment. The equity sign-on incentive award consisted of a one-time equity grant representing a grant date fair value of $5,600,000, comprised of $3,400,000 in time-vested RSUs and $2,200,000 of grant date fair value in stock options. Specifically, Mr. Blankenship received on May 9, 2022 (his employment start date) 34,600 RSUs, all of which will cliff vest three years from the grant date, and 50,500 stock options with an exercise price equal to $98.34, the closing price of the Company’s stock as quoted on Nasdaq on such date. All the stock options will vest over four years at the rate of 25% per year.

Relocation Benefits for Mr. Blankenship

In connection with Mr. Blankenship’s hire, and consistent with Woodward’s relocation policy for homeowners, the Company offered to guarantee to Mr. Blankenship an offer on his primary residence in Virginia equal to the average appraised value of the home. In order to accommodate a transition period for Mr. Blankenship and his family, the Company, at its expense and for a period of 12 months, offered to provide for Mr. Blankenship’s commute between his residence in Virginia and the Company’s headquarters in Fort Collins, Colorado. Additionally, the Company offered to provide Mr. Blankenship with temporary housing in the Fort Collins, Colorado area for a period of up to 12 months. All other relocation benefits provided to Mr. Blankenship were consistent with the benefits we provide to all new hires who relocate in order to join the Company, regardless of their role.

Other Compensation Programs

The NEOs are eligible to participate in health, welfare, and retirement benefits on the same basis as all of our U.S. employee membership. These benefits include a group health insurance program; life insurance, inclusive of employee life, additional buy-up employee life, optional spouse life, and optional child life; Accidental Death & Dismemberment insurance; Short-Term Disability; Long-Term Disability; a 401(k) retirement savings plan (the “Woodward Retirement Savings Plan”), inclusive of employee contributions and Company contributions (100% match on the first 3% of employee contributions, 50% on the next 3% of employee contributions, maxing at 4.5%); Woodward Stock Plan (annual Woodward contribution of 5% of eligible wages); and Retirement Income Plan (Company contribution of 1.5% of eligible wages, and 0.1% for each year of additional service). The Retirement Income Plan was closed to new participants as of September 30, 2003, with prior participants grandfathered.

Compensation Discussion and Analysis

Our NEOs are also eligible to participate in a non-qualified deferred compensation plan (the “Executive Benefit Plan” or the “EBP”). The EBP is also available to other key members of management and to members of the Board. Employee participants are able to defer up to 50% of base salary, and up to 100% of any cash incentive (WVIP and/or Cash LTI) payments.

All of our tax-qualified plans are subject to applicable limitations set by the Internal Revenue Service (“IRS”). Supplemental contributions to the EBP (as more fully described below) are made for the Woodward Retirement Savings Plan, the Woodward Stock Plan, and the grandfathered Retirement Income Plan and are solely to restore for IRS limitations.

The benefits described in this section are paid to remain competitive in the marketplace. Amounts relating to certain of these benefits may be found in the “All Other Compensation” column of the Summary Compensation Table.

Post-Employment Compensation and Employment Contracts

The Company’s NEOs are not employed under general employment contracts and are employees at-will.

We have entered into severance and change in control agreements with each of the NEOs. The agreements provide for severance benefits in the event of a qualifying termination, whether within or outside a change in control period, although the benefits are different in each circumstance as more fully reflected below under the caption “Executive Compensation — Potential Payments Upon Termination or Change in Control”.

The severance benefits are intended to ease the consequences of a qualifying termination of employment. These benefits are also designed to prevent our senior executives from seeking employment with our competitors or elsewhere after a qualifying termination or from soliciting our employees or customers during a period after a qualifying termination.

The benefits applicable during a change in control period are designed to help align actions and behaviors with, and in the best interests of, our stockholders in the event of a proposed or actual change of control transaction, to retain these executives through a change of control transaction and to enable them to remain focused on running the business to ensure a smooth transition. The change in control benefits are designed to preserve productivity, avoid disruption, and prevent attrition in the event we are involved in a change in control transaction.

The benefits applicable during a change in control period also motivate executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. While cognizant of their terms, the Compensation Committee does not view the severance and change in control agreements as an element of current compensation, and such arrangements do not necessarily affect the Compensation Committee’s annual compensation decisions.

For a further description of the severance and change in control agreements, see the information under the caption “Executive Compensation — Potential Payments Upon Termination or Change in Control”.

Impact of Accounting and Tax Issues on Executive Compensation

In establishing our compensation program, we consider the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs. Further, as one of the factors in our evaluation of our compensation program, we have considered the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the Code generally places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO, CFO, the other executive officers listed in the Summary Compensation Table in this proxy statement and certain former executive officers. The Company and the Compensation Committee have considered and will continue to consider various approaches regarding the deductibility of compensation payments to the extent reasonably practicable and to the extent consistent with our other compensation goals.

Compensation Discussion and Analysis

Stock Ownership Guidelines

The Board has established stock ownership guidelines for the Company’s non-employee directors and its officers to align their interests and objectives with those of our stockholders. The below table reflects minimum ownership value for the Company’s non-employee directors and its officers as a multiple of their respective annual base retainers or salaries, as applicable. Accumulation of the amount of stock required under the ownership guidelines is expected within 60 months of the date of such person’s appointment or election.

ROLE	MINIMUM OWNERSHIP VALUE AS MULTIPLE OF BASE RETAINER/SALARY
Non-employee members of the Board	5x
CEO & President	5x
COO, CFO and Business Group Presidents	3x
Corporate Vice Presidents	2x
CEO Appointed Officers	1x

Shares held as owner of record or in a brokerage account, shares held in the Woodward Retirement Savings Plan, and unfunded deferred amounts denominated in Woodward Stock in the EBP, all qualify towards the ownership guidelines. Unexercised and vested “in-the-money” stock options will also qualify towards up to a maximum of 50% of the ownership requirements. The Compensation Committee may in its discretion relieve any person of such obligations on a case-by-case basis, taking into consideration special circumstances such as retirement or health of the individual. As of the date of this proxy statement filing, all directors and officers were in compliance with the ownership guidelines taking into account applicable accumulation periods following their appointment, including any extensions approved by the Compensation Committee for personal circumstances.

Hedging and Pledging Policy

Under our written policies, no directors or employees (including officers) of the Company are permitted to purchase our stock on margin, or to short sell, buy or sell puts or calls, or to engage in any other transaction related to Woodward securities that hedge or offset, or are designed to hedge or offset any decrease in the market value of Woodward securities, whether such securities are granted to such employee or director by the Company as part of compensation, or held by the employee or director. In addition, directors and employees of the Company are not permitted to pledge Woodward stock under any circumstances.

Clawback Policy

The Compensation Committee has approved a Clawback Policy. The Clawback Policy provides for the recovery by the Company, from any current or former executive officer who was employed by the Company during the three-year look back period (“Covered Person”), of any equity or cash incentive-based compensation that was determined, in whole or in part, on the achievement of any financial or operating result of the Company, that was awarded erroneously to the Covered Person due to material noncompliance with any financial reporting requirement under the securities laws. A copy of the Clawback Policy can be found on our website at http://ir.woodward.com/governance.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, or the Exchange Act, that might incorporate this proxy statement, in whole or in part, the following Woodward, Inc. Compensation Committee Report on Compensation Discussion and Analysis shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

The Compensation Committee is charged with certain responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee evaluates and approves all compensation of executive officers, including base salaries, short-term and long-term incentive compensation, and any perquisite programs of the Company. Compensation Committee determinations are presented to the Board.

The Compensation Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Compensation Committee Report portions of the proxy statement, as described in the Compensation Committee’s charter.

The Compensation Discussion and Analysis was prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Compensation Committee.

The Compensation Committee met with management of the Company and the Compensation Committee’s outside consultant to review and discuss the Compensation Discussion and Analysis.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement and the 2022 Annual Report on Form 10-K with the management of the Company. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2022 Annual Report on Form 10-K, and the Board approved that recommendation.

Compensation Committee:	Daniel G. Korte, Chairperson
Eileen P. Drake
David P. Hess
Mary L. Petrovich

Executive Compensation

Summary Compensation Table

The following tables set forth compensation information for the NEOs for services rendered in all capacities to the Company and its subsidiaries in fiscal year 2022.

NAME AND PRINCIPAL POSITION DURING FISCAL YEAR 2022	FISCAL YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL($)
Charles P. Blankenship, Jr.	2022	401,923	1,000,000	3,402,564	1,920,010	—	259,764	6,984,261
Chairman, Chief Executive Officer and President(5)
Thomas A. Gendron	2022	851,539	—	—	3,780,000	250,800	142,794	5,025,133
Former Chairman, Chief Executive	2021	961,846	—	—	3,740,152	780,960	128,480	5,611,439
Officer and President	2020	849,231	—	—	3,398,066	557,775	137,977	4,943,049
Mark D. Hartman	2022	491,544	—	—	630,000	53,748	47,437	1,222,729
Chief Financial Officer(6)
Thomas G. Cromwell	2022	624,558	—	—	1,247,400	134,976	74,567	2,081,501
Vice Chairman, Chief Operating Officer	2021	596,554	—	—	2,023,271	256,850	43,258	2,919,932
	2020	560,100	—	—	1,150,460	95,194	38,485	1,844,239
A. Christopher Fawzy	2022	520,944	—	—	516,600	65,694	56,309	1,159,547
Corporate Vice President, General Counsel, Corporate
Secretary and Chief Compliance Officer(7)
Sagar A. Patel	2022	545,867	—	—	495,600	40,618	141,061	1,223,146
Former President, Engine Systems(8)	2021	516,542	—	—	869,482	227,266	136,119	1,749,409
	2020	477,092	—	—	493,856	184,840	122,611	1,278,399

Note:  The Change in Pension Value and Non-Qualified Deferred Compensation Earnings columns have been omitted from this table because they are not applicable.

(1)

From April 5, 2020 through September 30, 2020, as part of the Company’s efforts to address the economic challenges resulting from the COVID-19 pandemic, Mr. Gendron’s base salary was reduced by 25% and the base salary of all other then-current officers, including our NEOs, was reduced by 10%. Additionally, Messrs. Blankenship and Gendron were not employed for the entirety of fiscal year 2022, and their base salary amounts thus reflect a portion of their respective annualized base salaries.

(2)

Assumptions used in calculating the amounts in the Summary Compensation Table above are included in Note 21 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the SEC on November 18, 2022.

(3)

Amounts for fiscal year 2022 include compensation earned under our Cash LTI plan. Mr. Blankenship did not participate in the 2020-2022 Cash LTI cycle, as he was not hired until May 9, 2022. The Compensation Committee eliminated payments under the WVIP for fiscal years 2020 and 2021 as part of a broader effort to mitigate the impact of the COVID-19 pandemic on the Company’s business. In fiscal year 2022, the Company’s performance against each WVIP performance metric was below the threshold level of performance. As such, notwithstanding the overarching annual performance incentive plan, no WVIP payouts were made to the NEOs or to any other Board-appointed officer under the WVIP or otherwise for fiscal year 2022. See “Compensation Discussion and Analysis” for further information about the WVIP and Cash LTI plans and how payouts are generally determined.

(4)	The amounts reported include the following:
•

Woodward’s contributions to the Woodward Retirement Savings Plan, which consists of a 401(k) component, a Woodward common stock component, and a Retirement Income Plan component (which was closed to new entrants hired after 2003).

Executive Compensation

•

Credit to the EBP for contributions to which the executive would have been entitled if the benefit had been calculated without regard to the limit under the Internal Revenue Code on total contributions, benefit eligible compensation, and/or salary deferrals.

•

In accordance with our standard relocation policy that is applicable to all employees, payments made in fiscal year 2022 to federal and state tax authorities in connection with a relocation to Colorado by Mr. Patel that occurred in late fiscal year 2021. Our relocation policy provides for these payments to offset the economic loss suffered by the relocated employee on account of taxes owed on certain relocation benefits paid by the Company. These tax assistance benefits were determined and provided to Mr. Patel in the same way as for any other employees who receive relocation benefits.

•	Various other perquisite costs attributable to our NEOs, as described more fully in the footnotes to the below table.

Table to footnote (4) above:

NAME	RETIREMENT SAVINGS PLAN($)	EXECUTIVE BENEFIT PLAN CREDIT($)	RELOCATION-RELATED TAX PAYMENTS ($)	OTHER ($)	TOTAL ($)
Charles P. Blankenship, Jr.(a)	11,423	—	—	248,341	259,764
Thomas A. Gendron(b)	35,475	82,505	—	24,814	142,794
Mark D. Hartman(b)	29,463	9,123	—	8,851	47,437
Thomas G. Cromwell(b)	28,225	29,717	—	16,625	74,567
A. Christopher Fawzy(b)	28,225	17,045	—	11,039	56,309
Sagar A. Patel(c)	28,225	21,108	24,263	67,465	141,061

a)

For Mr. Blankenship, the “Other” compensation includes $234,000 representing a reasonable estimate of compensation attributable to him for Company-provided commuting benefits, Company-paid premiums of $12,391 for supplemental long-term disability insurance, and contributions by the Company of $1,950 toward an executive physical program .

b)

For Messrs. Gendron, Hartman, Cromwell and Fawzy, the “Other” compensation includes Company-paid premiums for supplemental long-term disability insurance and contributions by the Company toward an executive physical program.

c)

For Mr. Patel, the "Other" compensation includes $55,025 in Company-paid moving expenses related to Mr. Patel’s relocation to Colorado in late fiscal year 2021, Company-paid premiums of $10,490 for supplemental long-term disability insurance, and contributions by the Company of $2,100 toward an executive physical program.

(5)

Mr. Blankenship was not an NEO in fiscal years 2020 or 2021. For fiscal year 2022, the amount listed under (i) the “Bonus” column represents a one-time, cash sign-on incentive awarded to Mr. Blankenship in connection with his hire, (ii) the “Stock Awards” column represents 34,600 RSUs granted to Mr. Blankenship as a sign-on incentive on his start date (all such RSUs will cliff vest three years from the grant date), and (iii) the amount listed under the “Option Awards” column represents 50,500 stock options granted to Mr. Blankenship as a sign-on incentive on his start date (all such stock options will vest over four years at the rate of 25% per year). See “Mr. Blankenship’s Compensation”, above, for more details.

(6)	Mr. Hartman was not an NEO in fiscal years 2020 or 2021.
(7)	Mr. Fawzy was not an NEO in fiscal years 2020 or 2021
(8)	Mr. Patel departed the Company on October 18, 2022.

Executive Compensation

Other Compensation Tables

Grants of Plan-Based Awards for Fiscal Year 2022 ending September 30, 2022

The following table provides additional information with respect to stock-based awards granted in fiscal year 2022, the value of which was provided in the Option Awards column of the Summary Compensation Table, and the potential range of payouts associated with the WVIP and Cash LTI for fiscal year 2022:

		GRANT	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN				ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING	EXERCISE OR BASE PRICE OF OPTION	GRANT DATE FAIR VALUE OF STOCK AND OPTION
NAME	GRANT DATE	APPROVAL DATE		THRESHOLD ($)(1)	TARGET ($)	MAXIMUM ($)	UNITS (#)	OPTIONS (#)	AWARDS ($/SHARE)	AWARDS ($)(2)
			Cash LTI	—	—	—
Charles P. Blankenship, Jr.	5/9/2021	04/16/2022	WVIP(3)	0	462,211	924,423	34,600	50,500	98.34	5,322,574
			Cash LTI	220,000	440,000	880,000
Thomas A. Gendron	10/01/21	09/21/2021	WVIP(3)	0	798,554	1,597,109	—	90,000	117.64	3,780,000
			Cash LTI	47,147	94,293	188,587
Mark D. Hartman	10/01/21	09/21/2021	WVIP(3)	0	329,471	658,941	—	15,000	117.64	630,000
			Cash LTI	118,400	236,800	473,600
Thomas G. Cromwell	10/01/21	09/21/2021	WVIP(3)	0	468,419	936,837	—	29,700	117.64	1,247,400
			Cash LTI	57,625	115,250	230,500
A. Christopher Fawzy	10/01/21	09/21/2021	WVIP(3)	0	315,015	630,029	—	12,300	117.64	516,600
			Cash LTI	71,258	142,517	285,033
Sagar A. Patel	10/01/21	09/21/2021	WVIP(3)	0	344,825	689,651	—	11,800	117.64	495,600

(1)	"Threshold" for this purpose means the minimum amount payable for threshold performance under the Cash LTI and the WVIP, which is 50% and 0%, respectively, of target.
(2)

The amounts reported in this column represent the grant date fair value of stock option awards and any RSU awards in accordance with ASC 718. Assumptions used in calculating these amounts with respect to stock option awards are included in Note 21 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the SEC on November 18, 2022.

(3)

As noted in the section titled “No Short-Term Cash Incentive Compensation Awarded to Named Executive Officers in Fiscal 2022”, no payouts were made to any NEOs or other Board-appointed officers under the WVIP or otherwise for 2022. See Short-Term Incentive Compensation” under “Compensation Discussion and Analysis” for more information.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Stock option awards consist of non-qualified options issued for a 10-year term. Each option tranche granted to NEOs in fiscal year 2022 vests over four years at the rate of 25% per year, generally subject to continued service through the vesting date. The exercise price represents the Woodward closing price as reported on Nasdaq on the effective date of the award. Dividend equivalents are not paid on unexercised stock option awards. If employment is terminated (other than for reasons as described below), the options granted will be cancelled unless exercised

Executive Compensation

within three months following the date of termination or the term of the option whichever is earlier. For stock option awards granted on or after October 1, 2013, upon a termination of employment due to retirement, options will not accelerate and will continue to vest and be exercisable in accordance with the schedule established at the grant date. For the foregoing purposes, our directors are eligible for retirement upon attaining age 55, and the NEOs are eligible for retirement upon (i) attaining age 55 with at least ten years of service with us, (ii) attaining age 65 with no minimum years of service, or (iii) attaining two years of service if such NEO was first hired at or after the age of 55 (such person who was first hired at or after the age of 55, a “Late Career Hire”). Mr. Blankenship is the only NEO in 2022 who is a Late Career Hire.

The RSUs granted to Mr. Blankenship upon his employment start date were granted pursuant to the Company’s Form Attraction and Retention RSU Agreement. If employment is terminated (other than for reasons as described below), unvested RSUs granted pursuant to such form agreement immediately terminate. Such form agreement does not provide for continued vesting upon a termination of employment for retirement.

The WVIP and the Cash LTI are presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table because each is a cash-based performance award. The actual amounts of the awards under the Cash LTI listed in the Non-Equity Incentive Plan Compensation column were paid in November 2022, and no payments were made under the WVIP to any NEO or other Board-appointed officer for fiscal year 2022. The awards under both plans as set forth in the Grants of Plan-Based Awards Table are based on Threshold/Target/Maximum percentages applied to base wages as of the beginning of the fiscal year. Generally, if employment is terminated, the employee must have had full-time employee status at the end of the fiscal year, in the case of the WVIP, or at the end of the last fiscal year of the multi-year period, in the case of the Cash LTI, to receive a payout under both plans. If the termination is due to retirement, the payouts under both plans will be prorated. In either event, the payouts under both plans will typically be based on actual goal performance. Please see “Compensation Discussion and Analysis” for additional information relating to these provisions, including performance criteria relating to these plans.

Executive Compensation

Outstanding Equity Awards at Fiscal Year End (September 30, 2022)

The following table provides information regarding the outstanding equity awards held by each of the NEOs as of September 30, 2022:

	OPTION AWARDS(1)				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS – EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS – UNEXERCISABLE	OPTION EXERCISE PRICE($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUEOF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)
Charles P. Blankenship, Jr.					34,600(2)	2,776,996
	—	50,500	98.34	5/9/2032
Thomas A. Gendron	109,905	—	46.55	10/01/2024
	243,100	—	40.26	10/01/2025
	181,200	—	62.57	10/03/2026
	155,900	—	78.97	10/02/2027
	104,325	34,775	79.81	10/01/2028
	60,550	60,550	104.77	10/01/2029
	33,875	101,625	81.03	10/01/2030
	—	90,000	117.64	10/01/2031
Mark. D Hartman	5,600	—	40.99	10/01/2023
	6,300	—	46.55	10/01/2024
	8,400	—	40.26	10/01/2025
	5,200	—	62.57	10/03/2026
	5,300	—	78.97	10/02/2027
	3,450	1,150	79.81	10/01/2028
	1,850	1,850	104.77	10/01/2029
	—	3,700(3)	58.35	04/28/2030
	1,075	3,225	81.03	10/01/2030
	—	15,000	117.64	10/01/2031
Thomas G. Cromwell	29,025	9,675	97.13	02/20/2029
	20,500	20,500	104.77	10/01/2029
	18,325	54,975	81.03	10/01/2030
	—	29,700	117.64	10/01/2031
A. Christopher Fawzy	33,100	—	40.26	10/1/2025
	24,700	—	62.57	10/3/2026
	21,500	—	78.97	10/2/2027
	21,975	7,325	79.81	10/1/2028
	8,550	8,550	104.77	10/1/2029
	7,650	22,950	81.03	10/1/2030
	—	12,300	117.64	10/1/2031
Sagar A. Patel	25,400	—	62.57	10/03/2026
	22,500	—	78.97	10/02/2027
	15,075	5,025	79.81	10/01/2028
	8,800	8,800	104.77	10/01/2029
	7,875	23,625	81.03	10/01/2030
	—	11,800	117.64	10/01/2031

Executive Compensation

(1)	Except as noted in footnote 3 of this table, option tranches granted to all NEOs and directors vest over four years at a rate of 25% per year.
(2)	All RSUs granted to Mr. Blankenship, as more fully described above in “Mr. Blankenship’s Compensation”, will cliff vest on May 9, 2025 (generally subject to his continued employment).
(3)	100% of the options in this tranche will vest on April 28, 2023.

Option Exercises and Stock Vested Table

The following table provides the amounts received (net of the exercise price) upon the exercise of options or similar instruments or the vesting of stock or similar instruments during fiscal year 2022:

	OPTION AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE($)
Charles P. Blankenship, Jr.	—	—
Thomas A. Gendron	70,895	5,362,072
Mark D. Hartman	5,300	310,414
Thomas G. Cromwell	—	—
A. Christopher Fawzy	11,500	891,827
Sagar A. Patel	—	—

Nonqualified Deferred Compensation Table at Fiscal Year End

The following table discloses contributions, earnings and balances under the EBP, the Company’s nonqualified deferred compensation plan, for each NEO, during fiscal year 2022:

NAME	EXECUTIVE CONTRIBUTIONS ($)(1)	COMPANY CONTRIBUTIONS ($)(2)	AGGREGATE EARNINGS ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT SEPTEMBER 30 ($)(3)
Charles P. Blankenship, Jr.	—	—	—	—	—
Thomas A. Gendron	—	82,505	(1,690,328)	(3,059,966)	4,611,960
Mark D. Hartman	—	9,123	(5,984)	—	26,765
Thomas G. Cromwell	—	29,717	(159,707)	—	427,421
A. Christopher Fawzy	—	17,045	(215,336)	—	592,971
Sagar A. Patel	221,925	21,108	(471,259)	—	1,112,898

(1)	This amount is included in amounts reported in the Salary column of the Summary Compensation Table.
(2)	These amounts are included in amounts reported in the All Other Compensation column of the Summary Compensation Table.
(3)	The portion of the amounts shown in this column that were previously reported in the Summary Compensation Table is as follows: Mr. Gendron, $994,930; Mr. Cromwell, $522,275; and Mr. Patel, $134,534.

Narrative Disclosure of Nonqualified Deferred Compensation Table

The EBP is a non-qualified, deferred compensation plan that is designed to allow for supplemental retirement savings above the limits imposed by the IRS. If deferrals are above the Code limits on eligible compensation, then the account is credited by the Company with a percentage “match” contribution equivalent to that available under the Woodward Retirement Savings Plan. All contributions are made on a tax-deferred basis. Eligible participants are selected to participate based on criteria that includes incentive level, salary level and significant accountability to produce or contribute to key business results. Amounts deferred under the EBP earn deemed investment

Executive Compensation

returns based on the same investment alternatives available to participants under the Woodward Retirement Savings Plan. Deemed investments into Woodward common stock is generally permitted, except that supplemental contributions by the Company to the EBP are not permitted to initially be deemed invested in Woodward stock. Eligible employee participants may defer up to 50% of base salary for a plan year and up to 100% of cash incentive compensation. All distribution elections must be made in advance of the plan year. At the time of the deferral election, the participant must designate the time and form of distribution. Distributions may also be elected for future dates during employment; however, any future date selected must be at least five plan years after the plan year in which the deferral is credited to the account. Distributions may be modified if executed a year before the originally scheduled distribution date. Distributions from the plan are made in cash; however, any payment made that is attributable to the portion of the participant’s account deemed invested in Company stock is made in whole shares of Company stock with fractional shares paid in cash. Amounts included in the EBP are 100% vested at all times.

Potential Payments Upon Termination or Change in Control

This section explains the payments and benefits to which the NEOs would be entitled in various termination of employment scenarios. With respect to the NEOs other than Mr. Gendron, these are hypothetical situations only, as they each were employed by the Company on September 30, 2022, the last business day of our fiscal year 2022. For purposes of this explanation and these scenarios, we have assumed that their hypothetical termination of employment and change-in-control occurred on such date. Mr. Patel experienced a qualifying termination (as defined in the Amended and Restated Executive Change-in-Control Severance Agreement) on October 18, 2022, and the severance benefits he received pursuant to such agreement are also described below. Mr. Gendron retired from the Company on July 11, 2022, and as such, (i) amounts reported below for him reflect actual amounts received upon his retirement, and (ii) we do not describe potential payouts for Mr. Gendron under the other hypothetical scenarios.

The intent of this section is to isolate those payments and benefits for which the amount, vesting, or time of payment is altered by the termination of employment in the described circumstances. This section does not cover all amounts the NEOs would receive following termination. Specifically, they are entitled to COBRA, life insurance conversion, and payouts from the Woodward Retirement Savings Plan; however, all employees are entitled to these benefits. In addition, the NEOs would receive the amounts earned under the short-term incentive plan and long-term incentive plan for the performance periods ending on September 30, 2022 (see Summary Compensation Table, non-equity incentive column).

Retirement

As of the end of fiscal year 2022, Mr. Patel was retirement eligible and would have received the following upon retirement on such date, and Mr. Gendron, who retired from the Company on July 11, 2022, received the following:

•	A pro rata payout (based on service prior to retirement) at the conclusion of each open Cash LTI cycle based on actual company performance; and
•	Continued vesting and exercisability (in accordance with the original vesting schedule) of unvested non-qualified stock options following retirement.

Executive Compensation

The following table shows the amount each NEO would receive on account of a retirement on the last business day of our fiscal year and, with respect to Mr. Gendron, the amount he actually received in connection with his retirement. For the NEOs other than Mr. Gendron, amounts shown for Non-Qualified Stock Options reflect the value (calculated as of such date) of unexercisable options as reflected in the “Outstanding Equity Awards at Fiscal Year End” table above.

RETIREMENT(1)(2)
NAME	Cash LTI Awards ($)(3)	Non-Qualified Stock Options ($)(4)	Restricted Stock Units ($)(5)
Charles P. Blankenship, Jr.	—	—	—
Thomas A. Gendron	669,112	745,250	—
Mark D. Hartman	—	—	—
Thomas G. Cromwell	—	—	—
A. Christopher Fawzy	—	—	—
Sagar A. Patel(6)	165,075	0	—

(1)

If the NEO is involuntarily terminated for deliberate and serious disloyal or dishonest conduct, the NEO would not be eligible for the benefits described above and the NEO’s stock options and RSUs would be cancelled.

(2)

Messrs. Blankenship, Hartman, Cromwell and Fawzy are not retirement eligible. As of the end of fiscal year 2022, Mr. Patel was retirement eligible. Mr. Gendron was retirement eligible upon his departure from the Company on July 11, 2022.

(3)

For Mr. Patel, the amount included above for open Cash LTI cycles is estimated and is based on the Company attaining target level of performance and include open LTI cycles 2021-2023 and 2022-2024. For Mr. Gendron, the amount included above represents (i) his actual pro-rated Cash LTI payout for the 2020-2022 cycle, and (ii) the estimated aggregate amount for the open Cash LTI cycles (2021-2023 and 2022-2024) based on the Company attaining target level of performance for those cycles.

(4)

In the event of a retirement by an NEO who is retirement eligible, and pursuant to the terms of the applicable award agreements, the unvested stock option awards reflected in this table would continue to vest in accordance with their original vesting schedule. Unvested awards do not receive accelerated vesting upon a retirement; hence there is no incremental associated benefit upon retirement for retirement-eligible NEOs. The amount attributed to Mr. Patel above represents the value of the unexercisable portion of his option awards as of September 30, 2022. The above amount attributed to Mr. Gendron represents the value of the unexercisable portion of his option awards as of the date of his retirement. See the “Outstanding Equity Awards at Fiscal Year End” table above for more information.

(5)	Mr. Blankenship is the only NEO with any RSUs as of the last day of fiscal year 2022. See “Outstanding Equity Awards at Fiscal Year End” table above for more information.
(6)	Mr. Patel departed the Company on October 18, 2022.

Death

If an NEO dies while employed, the post-termination benefit consists of (for this purpose the date of death is assumed to be the last day of fiscal year 2022):

•	Incentive payouts from the Cash LTI plan to beneficiaries;
•

Acceleration of vesting of non-qualified stock option awards (the value in this column represents the shares that vested due to this provision, with a market price as of the last day of fiscal year 2022); and

•	Acceleration of vesting of RSUs (the value in this column represents the shares that vested due to this provision, with a market price as of the last day of fiscal year 2022).

Executive Compensation

NEOs who are retirement eligible receive, upon retirement, continued vesting (in accordance with the original vesting schedule) of any then-unvested options. Accordingly, death of an NEO would not result in vesting of any stock options that otherwise would have been forfeited for such retirement-eligible NEOs, although it would result in immediate vesting of such options. See “Outstanding Equity Awards at Fiscal Year End” table above for information regarding unvested (“Unexercisable”) options. The following table shows the amount each NEO other than Mr. Gendron would receive on account of death occurring on the last business day of our fiscal year:

DEATH
NAME	Cash LTI Awards ($)(1)	Non-Qualified Stock Options ($)(2)(3)	Restricted Stock Units ($)(2)(4)
Charles P. Blankenship, Jr.	—	0	2,776,996
Mark D. Hartman	135,762	81,067	—
Thomas G. Cromwell	245,884	0	—
A. Christopher Fawzy	119,476	0	—
Sagar A. Patel(5)	165,075	0	—

(1)	The estimated amounts included above for open Cash LTI cycles are based on the Company attaining target level of performance and include open LTI cycles 2021-2023 and 2022-2024.
(2)	Reflects the market price on the last day of the year and (where applicable) the exercise price of the option.
(3)	As of the end of fiscal year 2022, Mr. Patel was retirement eligible, and hence no incremental stock option vesting would have resulted from his death on that date, as described above.
(4)	Mr. Blankenship is the only NEO with any RSUs as of the last day of fiscal year 2022. See “Outstanding Equity Awards at Fiscal Year End” table above for more information.
(5)	Mr. Patel departed the Company on October 18, 2022.

Disability

If an NEO becomes totally and permanently disabled while employed (the date of disability is assumed to be the last day of the fiscal year), the post termination benefits consist of:

•	A monthly payment under the Woodward, Inc. Long-Term Disability plan available to all employees;
•	Incentive payouts from the Cash LTI plan;
•

Acceleration of vesting of non-qualified stock option awards (the value in this column represents the shares that vested due to this provision, with a market price as of the last day of fiscal year 2022); and

•	Acceleration of vesting of RSUs (the value in this column represents the shares that vested due to this provision, with a market price as of the last day of fiscal year 2022).

NEOs who are retirement eligible receive, upon retirement, continued vesting (in accordance with the original vesting schedule) of any then-unvested options. Accordingly, termination of an NEO by reason of disability would not result in vesting of any stock options that otherwise would have been forfeited for such retirement-eligible NEOs, although it would result in immediate vesting of such options. See “Outstanding Equity Awards at Fiscal Year End” table above for information regarding unvested (“Unexercisable”) options. The following table shows the amount each NEO other than Mr. Gendron would receive on account of disability-related termination occurring on the last business day of our fiscal year:

Executive Compensation

DISABILITY
NAME	Cash LTI Awards ($)(1)	Non-Qualified Stock Options ($)(2)(3)	Restricted Stock Units ($)(2)(4)
Charles P. Blankenship, Jr.	—	0	2,776,996
Mark D. Hartman	135,762	81,067	—
Thomas G. Cromwell	245,884	0	—
A. Christopher Fawzy	119,476	0	—
Sagar A. Patel(5)	165,075	0	—

(1)	The estimated amounts included above for open Cash LTI cycles are based on the Company attaining target level of performance and include open LTI cycles 2021-2023 and 2022-2024.
(2)	Reflects the market price on the last day of the year and (where applicable) the exercise price of the option.
(3)	As of the end of fiscal year 2022, Mr. Patel was retirement eligible, and hence no incremental stock option vesting would have resulted from his death on that date, as described above.
(4)	Mr. Blankenship is the only NEO with any RSUs as of the last day of fiscal year 2022. See “Outstanding Equity Awards at Fiscal Year End” table above for more information.
(5)	Mr. Patel departed the Company on October 18, 2022.

Executive Severance and Change in Control Agreements

We have entered into transitional compensation agreements with certain of our officers, including all of our NEOs, which become operative only in the event of a qualifying termination, whether inside or outside a change in control or other specified event. The severance benefits for a qualifying termination outside of a change in control are generally less than the severance benefits provided following change in control.

A qualifying termination of employment under the agreements generally means a termination of the NEO’s employment by the Company without “cause” or by the NEO for “good reason” (as both terms are defined in the agreements). A qualifying termination of employment is considered in connection with a change in control if the termination is within the period beginning three months before the change in control and ending two years after the change in control. Payments of certain cash amounts owed under the agreements will be made only after the release of claims in favor of the Company becoming effective and irrevocable. In consideration for the NEO agreeing to restrictive covenants and releasing claims in favor of the Company, the executive would receive an incremental amount (payable in a lump sum) equal to 100% of the sum of the executive’s annual base salary and target annual incentive (the “Restrictive Covenants Payment”). Restrictive covenants in the agreements include noncompetition, confidentiality, nonsolicitation, cooperation, and nondisparagement requirements. Moreover, if the payments described below would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Company would not provide reimbursement to the executive for any excise taxes imposed. In some instances, the executive may be subject to a 20% excise tax on a portion of the severance and other benefits payable upon a change in control. In such cases, the company does not provide a tax gross-up. However, the amount payable to the executive may be reduced to eliminate the excise tax, but only if the net-of-tax result to the executive is better than paying the excise tax.

Severance Benefits

An NEO who experiences a qualifying termination of employment not in connection with a change in control will, subject to signing a release of claims in favor of the Company, receive (i) any unpaid base salary, accrued vacation pay, unreimbursed business expenses, and any other amounts earned by and owed to the eligible employee; (ii) a payment equal to the Company's cost (less the eligible employee’s premium co-pay obligations) to provide the NEO with one year of continued health and welfare benefit coverage under Company-provided plans; (iii) the then-current year's annual incentive award that the NEO would have actually earned, if any, prorated based on the

Executive Compensation

portion of the year before the qualifying termination of employment; (iv) the actual amount that the NEO would have earned, if any, for the applicable performance period for all outstanding Cash LTI cycles, prorated based on the portion of the performance cycle before the qualifying termination of employment); (v) the NEO’s equity compensation awards that are scheduled to vest within 12 months based on continued employment (specifically excluding any awards that remain subject to performance goals that have not been achieved) will continue to vest, and any vested unexercised stock options or stock appreciation rights will be exercisable for the remaining life of the option (subject to earlier termination as provided in the applicable plan or award agreement); and (vi) the Restrictive Covenants Payment.

The following table describes the payments and benefits that are triggered by the occurrence of a qualifying termination outside of a change in control. For purposes of this table, we have assumed the exercise of stock options on September 30, 2022, the last business day of fiscal year 2022, at the closing price on that day of $80.26 per share. NEOs who are retirement eligible receive, upon retirement, continued vesting (in accordance with the original vesting schedule) of any then-unvested options and RSUs, without regard to the occurrence of a qualifying termination. Accordingly, a qualifying termination would not result in any incremental vesting of any stock options or RSUs as a result of such termination of a retirement-eligible NEO. See “Outstanding Equity Awards at Fiscal Year End” table above for information regarding unvested (“Unexercisable”) options.

Mr. Gendron retired from the Company in July 2022, and as such is not included in the table below. Mr. Patel experienced a qualifying termination from the Company after the end of the Company’s fiscal year 2022 but prior to the filing of this proxy statement. As such, amounts shown for Mr. Patel reflect actual amounts received where such amounts are known and projected amounts (based on the Company achieving target performance) under the fiscal year 2023 annual incentive plan and the three open cycles under our Cash LTI plan.

SEVERANCE OUTSIDE OF A CHANGE IN CONTROL	MR. BLANKENSHIP	MR. HARTMAN	MR. CROMWELL	MR. FAWZY	MR. PATEL(1)
100% of Base Salary($)	1,100,000	475,000	631,100	489,100	536,000
100% of Annual Target Bonus($)	1,265,000	332,500	473,325	317,915	348,400
Pro Rata Bonus($)(2)	0	0	0	0	17,176
Stock Options($)(3)	0	81,067	0	0	0
Restricted Stock Units($)(4)	2,776,966	—	—	—	—
Cash LTI($)(5)	—	135,762	245,884	119,476	174,719
One Year of Continued Health & Welfare Benefit Coverage($)	29,302	29,302	29,302	29,302	50,000
Relocation Benefit($)	—	—	—	—	200,000
Total($)	5,171,268	1,053,631	1,379,611	955,793	1,326,295
(1)

The amounts for Mr. Patel for “100% of Base Salary”, “100% of Annual Target Bonus”, and “One Year of Continued Health & Welfare Benefit Coverage” represent amounts he actually received pursuant to his Separation and Release Agreement, dated November 14, 2022. The amounts for Mr. Patel for “Pro Rata Bonus” and “Cash LTI” are estimates of payouts under such incentive plans based on the Company attaining target levels of performance under each plan. The amount for Mr. Patel for “Relocation Benefit” reflects what he actually received to partially offset the estimated costs of a relocation by him from the Fort Collins, Colorado area, as he had recently relocated to Colorado in connection with his appointment to President, Engine Systems.

(2)

The Company did not achieve threshold performance under the WVIP for fiscal year 2022. As such, no pro rata bonus payouts would have been made to the NEOs under the WVIP had they experienced a qualifying termination as of September 30, 2022. The amount reflected for Mr. Patel represents a pro rata payment for fiscal year 2023, estimated at target WVIP, that would be made to Mr. Patel pursuant to the terms of his Separation and Release Agreement, with any such actual payment to be made, pro rata, based on actual WVIP performance for such fiscal year.

(3)	Reflects the market price on the last day of the year and (where applicable) the exercise price of the option.

Executive Compensation

(4)	Mr. Blankenship is the only NEO with any RSUs. See “Outstanding Equity Awards at Fiscal Year End” table above for more information.
(5)

The estimated amounts included above for open Cash LTI cycles are based on the Company attaining target level of performance and include open LTI cycles 2021-2023 and 2022-2024. Mr. Blankenship did not participate in any such open cycles, as he was not hired until May 9, 2022.

Change in Control and Restrictive Covenant Agreements Post-Employment Provisions

For purposes of these agreements, a change in control occurs if:

•	Any person, entity, or group (with certain exceptions) becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding shares of Woodward common stock;
•

There is a change in a majority of the Board during any consecutive 12-month period, other than by election or nomination by a vote of two-thirds of the Board members as of the beginning of the period (such individuals or any such new directors, the “Incumbent Board”);

•

Woodward’s stockholders approve a merger, consolidation, sale of assets, or share exchange, and in any such case, which is consummated and results in Woodward’s stockholders owning less than 51% of the combined voting power of the surviving corporation following the transaction; or

•

During any consecutive 12-month period, Woodward sells or disposes of at least 40% of the total gross fair market value of the Company’s assets in one or more transactions, unless after such transaction(s): (i) the Company’s stockholders continue to hold 51% of voting power of the Company following the transaction, and (ii) at least a majority of the members of the Board following the transaction(s) were members of the Incumbent Board prior to the transaction(s).

If, within three months prior to or not more than 24 months following a change in control, the executive’s employment is terminated by Woodward (other than for cause or due to death or disability), or the executive terminates with good reason (as defined in the agreement):

•

The executive would receive an amount (payable in a lump sum) equal to: (i) the executive’s unpaid base salary, accrued vacation pay, unreimbursed business expenses, and any other accrued obligations owed by the Company to the executive; (ii) a payment equal to the Company’s cost to provide the executive with two years of continued health and welfare benefit coverage under Company-provided plans; (iii) a payment equal to two years of contributions the Company would have made on behalf of the executive to its tax-qualified defined contribution retirement plan(s); (iv) a payment, pro-rated based on relevant service, of the greater of the then-current year’s annual incentive award target or actual amount earned based on annualized year-to-date performance; (v) a payment equal to the greater of the target award or the actual amount earned based on year-to-date performance of all outstanding Cash LTI performance cycles, and in each case pro-rated based on relevant service provided; and (vi) 100% of the sum of the executive’s annual base salary and target annual incentive; and (vii) the Restrictive Covenants Payment.

Additionally, the NEO’s unvested equity compensation awards that are scheduled to vest based on continued employment (specifically excluding any awards that remain subject to performance goals that have not been achieved) would be accelerated and immediately vest, and any vested unexercised stock options or stock appreciation rights would be exercisable for the remaining life of the option (subject to earlier termination as provided in the applicable plan or award agreement).

The following table describes the payments and benefits that are triggered by the occurrence of a change in control and the termination of employment following a change in control. For purposes of this table, we have assumed the exercise of stock options on September 30, 2022, the last business day of fiscal year 2022, at the closing price on that day of $80.26 per share. NEOs who are retirement eligible receive, upon retirement, continued vesting (in accordance with the original vesting schedule) of any then-unvested options and RSUs, even

Executive Compensation

in the absence of a change in control. Accordingly, a change in control would not result in any incremental vesting of any stock options or RSUs for such retirement-eligible NEOs, although it would result in immediate vesting of such options and RSUs. See “Outstanding Equity Awards at Fiscal Year End” table above for information regarding unvested (“Unexercisable”) options and RSUs.

CHANGE IN CONTROL	MR. BLANKENSHIP	MR. HARTMAN	MR. CROMWELL	MR. FAWZY	MR. PATEL(1)
200% of Base Salary($)	2,200,000	950,000	1,262,200	978,200	1,072,000
200% of Annual Target Bonus($)	2,530,000	665,000	946,650	635,830	696,800
Pro Rata Bonus($)(2)	499,068	332,500	473,325	317,915	348,400
Stock Options($)(3)	0	81,067	0	0	0
Restricted Stock Units($)(4)	2,776,996	—	—	—	—
Cash LTI($)(5)	—	135,762	245,884	119,476	165,075
200% of Retirement Savings Plan and Executive Benefit Plan Registrant Contributions in Most Recent Plan Year($)	209,000	77,174	115,885	90,540	98,666
Two Years of Continued Health & Welfare Benefit Coverage($)	58,604	58,604	58,604	58,604	58,604
Total($)	8,273,668	2,300,107	3,102,548	2,200,565	2,439,545
(1)	Mr. Patel departed the Company on October 18, 2022.
(2)

For Mr. Blankenship, this amount is based on eligible wages earned during fiscal year 2022. Mr. Blankenship joined the Company on May 9, 2022, during the third quarter of the Company’s fiscal year 2022. For the other NEOs, this amount reflects the target bonus as established by the Compensation Committee for each such NEO for fiscal year 2022.

(3)	Reflects the market price on the last day of the year and (where applicable) the exercise price of the option.
(4)	Mr. Blankenship is the only NEO with any RSUs. See “Outstanding Equity Awards at Fiscal Year End” table above for more information.
(5)

The Cash LTI amounts reflected in the above table do not include payments for the completed 3-year cycle ended fiscal year 2022, which were otherwise earned as of September 30, 2022. Mr. Blankenship did not participate in any such open cycles, as he was not hired until May 9, 2022.

Pay Ratio Disclosure

Pursuant to Section 953(b) of the Dodd-Frank Act and SEC rules, we are providing the following information about the ratio of the annualized total compensation of our CEO Mr. Blankenship, and the annual total compensation of our median employee (such ratio generally, the “CEO Pay Ratio”).

For the year ended September 30, 2022, the total compensation for Mr. Blankenship was $6,984,261, as reported in the “Total” column of the Summary Compensation Table in this proxy statement, which included $6,322,574 in sign-on cash and equity compensation. Because Mr. Blankenship was appointed CEO effective May 9, 2022, we annualized various components of his total compensation and added the disclosed values of his sign-on compensation (Bonus, Stock Awards, Option Awards) and various other components of All Other Compensation (each as specifically disclosed in the table below) to arrive at a value of $7,738,575. We used this amount to calculate the ratio of the annual total compensation for our CEO to the annual total compensation for our median employee.

Executive Compensation

We annualized Mr. Blankenship's total compensation as follows:

SUMMARY COMPENSATION TABLE COMPONENTS	ACTUAL VALUES FROM THE SUMMARY COMPENSATION TABLE ($)	FOR CEO PAY RATIO: ANNUALIZED VALUES + ONE-TIME VALUES ($)	RATIONALE
Salary	401,923	1,100,000	Annualized salary.
Bonus	1,000,000	1,000,000	Not annualized. One-time sign-on incentive payment.
Stock Awards	3,402,564	3,402,564	Not annualized. One-time award of 34,600 RSUs.
Option Awards	1,920,010	1,920,010	Not annualized. One-time award of 50,500 stock options.
Non-Equity Incentive Plan Compensation	0	0
Other Compensation – Company Contributions to the Woodward Retirement Savings Plan	11,423	27,475	Annualized to maximum annual amount of Company contributions permitted to the Woodward Retirement Savings Plan, including Company match and Woodward stock plan contributions.
Other Compensation – Executive Benefit Plan Credit	0	34,995

Annualized to reflect the credit for EBP contributions to which Mr. Blankenship would have been entitled to had the Company-match benefit been calculated without regard to the limit under the Internal Revenue Code on total contributions.

Other Compensation – Commuting Benefit	234,000	234,000

Not annualized. Amount represents a reasonable estimate of compensation attributable to Mr. Blankenship for approximately 5 months under a 12-month Company-provided commuting benefit. As this is a temporary benefit, which will extend for approximately 7 additional months in fiscal year 2023 and thereafter terminate, we did not annualize this amount.

Other Compensation – Other – Company-Paid Premiums for Supplemental Long-Term Disability Insurance	12,391	17,581	Annualized to represent 12 months of Company-paid premiums for supplemental long-term disability insurance.
Other Compensation – Other – Company Contributions to an Executive Physical Program	1,950	1,950	Not annualized. Amount represents amounts paid by the Company toward an executive physical program, under which Mr. Blankenship is entitled to one physical per year.
Total CEO Pay	6,984,261	7,738,575

For fiscal year 2022, the annual total compensation for our median employee was $63,877. As such, our fiscal year 2022 CEO Pay Ratio was approximately 121 to 1.

Using Mr. Blankenship’s annualized total target compensation (including the grant date fair value of anticipated future annual equity awards, target Cash LTI and target bonus, but without regard to Mr. Blankenship’s sign-on incentives and temporary commuting benefits), total CEO pay would have been slightly less, at approximately 113 to 1.

In accordance with SEC rules, we identified the median employee as of July 1, 2022 by (i) aggregating for each applicable employee for the 12 month period from July 1, 2021 through June 30, 2022 (A) regular pay received, (B) overtime paid, (C) pay premiums or differentials received, (D) sick pay received, (E) on-call pay received, and (F) vacation pay received, and (ii) ranking this aggregate compensation measure for our employees from lowest to highest. Annualizations were performed for employees hired during fiscal 2022. All non-U.S. currencies were

Executive Compensation

converted to USD using exchange rates as of August 30, 2022 for the purposes of this calculation This calculation was performed for all employees of Woodward excluding Mr. Blankenship, except as disclosed below.

For purposes of identifying the median employee, individuals (with corresponding number of employees) who were employed in Australia (3), Brazil (14), Canada (1), France (4), India (43), Italy (1), Japan (42), Korea (12), The Netherlands (13), Saudi Arabia (5), United Arab Emirates (7), and The United Kingdom (65) were excluded from the employee population, for purposes of this disclosure, pursuant to the de minimis exemption as permitted by SEC rules. After taking into consideration the foregoing exceptions, on July 1, 2022, we had 5,607 U.S. employees and 1,883 non-U.S. employees. Ignoring application of the de minimis exemption, on the same date we had 5,607 U.S. employees and 3,074 non-U.S. employees.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information

The below table describes the total number of stock options that were awarded under the expired 2006 Omnibus Incentive Plan (the “2006 Plan”) and the Omnibus Incentive Plan, and remain outstanding, as well as the number of shares of Woodward securities remaining available for future grants as of September 30, 2022.

PLAN CATEGORTY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS($)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN THE FIRST COLUMN)
Equity compensation plans approved by security holders	5,340,974	74.40	2,935,867(1)
Equity compensation plans not approved by security holders	—	—	—
Total	5,340,974	74.40	2,935,867

(1)	Calculated under the share counting formula applicable under the 2017 Omnibus Incentive Plan. See Proposal 5 in this proxy statement for more information.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023. The decision of the Audit Committee to appoint Deloitte & Touche LLP was based on careful consideration of the firm’s qualifications as an independent registered public accounting firm. Deloitte & Touche LLP was originally selected by the Audit Committee as the Company’s independent registered public accounting firm effective December 6, 2007.

Although the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, the Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee would investigate the reasons for the stockholders’ rejection and would consider whether to retain Deloitte & Touche LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A proposal to ratify the appointment of Deloitte & Touche LLP for the current year will be presented at the Annual Meeting. A representative from Deloitte & Touche LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she desires to do so, and be available to answer appropriate questions.

Your Board unanimously recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm presented in Proposal 4.

Audit Committee Report to Stockholders

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this proxy statement in whole or in part, the information set forth above under “Board Meetings and Committees — Audit Committee,” relating to the charter of the Audit Committee and the independence of the Audit Committee members, and the following report shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes-Oxley Act on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including maintaining an effective system of internal control over the Company’s financial reporting.

Based on the review and discussions referred to in this report, we recommended to the Board that the audited financial statements for the year ended September 30, 2022, be included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended September 30, 2022. Our recommendation was based on our review and discussion of the audited financial statements with management, and our discussions with Deloitte & Touche LLP, the independent registered public accounting firm that audited the financial statements.

In addition, our recommendation was based on our discussion with Deloitte & Touche LLP of the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”)

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

and the SEC. We also discussed with Deloitte & Touche LLP their independence, and received from them the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. We based our recommendation on the foregoing discussions, disclosures and considerations.

Audit Committee:	Gregg C. Sengstack, Chairman
Rajeev Bhalla
John D. Cohn
Paul Donovan
Ronald M. Sega

Audit Committee’s Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. As a result, the Audit Committee has established a policy regarding pre-approval of all services provided by the independent registered public accounting firm. Under the established policy, all audit and tax services and related fees require the specific approval of the Audit Committee. For audit-related services and all other services, the Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent that management requests services other than these pre-approved services, or beyond the dollar thresholds, the Audit Committee must specifically approve the services. In situations where approval of such services is required prior to the next regularly scheduled meeting of the Audit Committee, the Audit Committee has delegated authority to approve such services to the Chairman of the Audit Committee. Furthermore, under the established policy, the independent registered public accounting firm is prohibited from performing the non-audit services identified by the SEC and the Public Company Accounting Oversight Board as prohibited. The policy also requires management to periodically prepare reports for the Audit Committee on the Company’s use of the independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm

The following table represents fees billed or expected to be billed for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements for fiscal years 2022 and 2021, and fees billed for other services rendered by Deloitte & Touche LLP during those same periods. All such fees were approved in accordance with the Pre-approval Policy described above.

YEAR ENDED SEPTEMBER 30	2022($)	2021($)
Audit Fees(1)	3,552,453	3,374,188
Audit Related Fees(2)	20,000	40,000
Tax Fees	953,783	775,761
All Other Fees	3,790	4,390
Total	4,530,026	4,194,339
(1)

For professional services rendered for the audits of our financial statements included in our Annual Report on Form 10-K for fiscal year 2022 and 2021, as well as reviews of our financial statements in our Quarterly Reports on Form 10-Q during fiscal year 2022 and 2021. Includes fees for statutory audits of $602,453 in fiscal year 2022 and $654,188 in fiscal year 2021.

(2)

Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit of the financial statements. This category includes fees related to the preparation of SEC registration statements, as well as fees for other auditing procedures and issuance of special purpose reports.

In November 2022, the Audit Committee approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan

At the 2016 Annual Meeting, stockholders of the Company approved the Woodward, Inc. 2017 Omnibus Incentive Plan, as further amended and restated at the 2017, 2018, 2019, 2020 and 2021 Annual Meetings (as amended, the “Woodward Omnibus Incentive Plan” or the “Omnibus Incentive Plan”). The Woodward Board of Directors (the “Board”) has adopted an amendment to the Omnibus Incentive Plan, subject to stockholder approval. Stockholders are now being asked to approve the amendment, as described below.

The Omnibus Incentive Plan is intended to attract and retain the best available individuals for positions of substantial responsibility, and to provide to such individuals additional incentives that are aligned with and promote the success of the Company. The Omnibus Incentive Plan also is intended to encourage stock ownership by employees, consultants, or non-employee directors who are granted awards under the Omnibus Incentive Plan (“Participants”), thereby further aligning their interests with those of the Company’s stockholders.

The only amendment to the Omnibus Incentive Plan that is being submitted for stockholder approval is an increase by 500,000 in the number of shares reserved for issuance.

Other than as described above, no material changes to the Omnibus Incentive Plan have been made since the plan was last approved by stockholders.

Why Stockholders Should Approve the Amendment to the Omnibus Incentive Plan

In determining whether and how many additional shares to propose to make available under our Omnibus Incentive Plan, the Board considered the following factors:

•

Remaining Competitive. The Omnibus Incentive Plan plays an important role in our Human Capital management strategy and our effort to align the interests of Participants and stockholders. Moreover, to be competitive in our industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly qualified technical and other key employees, upon whose efforts our success is dependent. It is critical that we have the ability to issue shares to these individuals to align their interests to those of stockholders and the creation of long-term stockholder value.

•

Equity awards are an important component of the Company’s compensation program.  The Omnibus Incentive Plan, including the amendment described herein, will help the Company to continue to attract and retain the services of qualified employees, officers and non-employee directors (such directors, “Outside Directors”).

•

Equity incentives align the interests of our employees, officers and Outside Directors with those of other stockholders.  Equity incentives appropriately align recipients with stockholders by giving them a common interest in incentivizing award recipients to focus on growth in stockholder value.

•

The Size of Our Request is Reasonable. The potential dilution from the additional 500,000 shares to be added to the Omnibus Incentive Plan is 0.84%, based on total shares outstanding as of November 15, 2022.

•

Past Usage of Shares. Over the past three fiscal years, the Company’s adjusted average annual burn rate from grants under the Omnibus Incentive Plan was 1.24%, significantly below the ISS annual burn rate benchmark of 3.24% applicable to the Company for 2022. Burn rate for this purpose was calculated as the adjusted number of equity awards granted during the fiscal year, less cancellations, as a percentage of weighted average outstanding shares as of the end of that fiscal year. We believe that our historical dilution is reasonable for a company of our size in our industry.

•

Future Use of Shares. In determining projected share usage, the Compensation Committee considered a forecast that included the following factors: (1) the 2,898,023 shares that remained available under the Omnibus Incentive Plan as of November 15, 2022; (2) the additional 500,000 shares that would be

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan available for grant under the Omnibus Incentive Plan, if stockholders approve the amendments to the Omnibus Incentive Plan; (3) estimated cancellations that may return to the Omnibus Incentive Plan in the future; (4) forecasted future grants; and (5) the “fungible share” provision of the Omnibus Incentive Plan, under which any award other than a stock option or stock appreciation right that is settled in shares (such award, a “Full Value Award”) would reduce the number of shares remaining under the share authorization by two shares for each share granted as a Full Value Award. After considering these factors, and assumptions about the potential range of our stock price over the period, we currently anticipate that the shares under the Omnibus Incentive Plan, after addition of the proposed 500,000 shares, will be sufficient for our purposes for approximately 3-4 years. However, future circumstances and changes in our business needs may result in the shares being exhausted earlier or later than this estimate. We will continue to monitor our equity use in future years to ensure our burn rate remains within competitive market norms.

•

Overhang. The Compensation Committee also considered “overhang,” which measures the number of shares subject to equity awards outstanding but unexercised, plus the number of shares available to be granted, as a percentage of total shares outstanding. As of November 15, 2022, we had 5,367,661 stock options that were awarded and remained outstanding, all of which were granted under the Omnibus Incentive Plan or our expired 2006 Omnibus Incentive Plan (the “2006 Plan”). 1,185,570 of this total were outstanding under the 2006 Plan. We had no stock appreciation rights outstanding as of that date. The weighted-average remaining contractual term of the outstanding stock options as of November 15, 2022 was 5.51 years and the weighted-average exercise price per Share of those stock options was $74.51. Also, as of November 15, 2022, we had 59,657 Full Value Awards that were awarded and remained outstanding, all of which were granted under the Omnibus Incentive Plan. There are 2,898,023 shares remaining available for future grant under the Omnibus Incentive Plan, and together with the 500,000 shares proposed to be added to the Omnibus Incentive Plan, such shares would represent approximately 5.69% of our total outstanding common shares as of November 15, 2022. No shares remain available for grant under the 2006 Plan.

•

Increased Market Volatility Driving Need for More Shares. The Compensation Committee conducted this evaluation at a time of significant volatility in the stock market. There was a material decline in our stock price due to the challenging industry-wide operating environment, including labor and material inflation as well as global supply chain and labor disruptions. As such, having considered dilution, the challenging industry-wide operating environment, and the factors described below, the Compensation Committee determined that 500,000 additional shares should be requested to allow the Company flexibility to recruit, retain and motivate the highly qualified technical and other key employees that are critical to our success.

•

Shares Remaining Available under the Omnibus Incentive Plan may be Insufficient. In developing the number of shares to add to the Omnibus Incentive Plan, the Board projected future share usage needs for the Company to be able to make competitive grants to Participants. The Shares that remain available under the Omnibus Incentive Plan may be insufficient for our future needs in attracting, retaining and motivating our employees, officers and Outside Directors.

Effect of Stockholder Approval of Amendment to the Omnibus Incentive Plan

If stockholders approve the amendment described herein to the Omnibus Incentive Plan, such new version will supersede the version of the Omnibus Incentive Plan that was approved by stockholders at our last Annual Meeting. If stockholders do not approve the amendment to the Omnibus Incentive Plan described herein, we will continue to use the version of the Omnibus Incentive Plan that was approved by stockholders at our last Annual Meeting. However, absent the share increase proposed herein, the shares that remain available for issuance under

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan the Omnibus Incentive Plan may not, in the future, be sufficient for us to be able to achieve our goals of attracting, motivating and retaining our employees through grants of equity awards.

Woodward Omnibus Incentive Plan Summary

The following is a summary of the principal features of the Omnibus Incentive Plan as proposed to be amended. The summary is qualified in its entirety by reference to the Omnibus Incentive Plan, inclusive of the proposed additional amendment, which is attached to this proxy statement as Exhibit A. Any terms not capitalized but not defined herein shall take the meaning ascribed to them in the Omnibus Incentive Plan.

The Omnibus Incentive Plan permits the Company to grant various types of incentive awards, including: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, (5) performance shares, (6) restricted stock units, (7) other stock-based awards, (8) annual incentive awards, and (9) cash-based awards (individually, an “Award,” and collectively, “Awards”). The Omnibus Incentive Plan limits the awards that an individual Participant may receive in any fiscal year of the Company (“Fiscal Year”). Specifically, a Participant may receive during any fiscal year: (i) no more than 600,000 Shares subject to stock options and stock appreciation rights (subject to an additional award of up to 900,000 Shares in the fiscal year of hire); (ii) no more than 150,000 Shares subject to Full Value Awards (subject to an additional award of an additional 50,000 Shares in the fiscal year of hire); and (iii) the maximum amount that may be paid for all performance periods ending during a Fiscal Year) with respect to cash-based Awards is $10,000,000. No Outside Director may be granted Awards which, in the aggregate, exceed $300,000 in grant date fair value (calculated under generally accepted accounting principles), provided that such amount is increased to $450,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an Outside Director for his or her services as a consultant or employee are excluded from these Outside Director Award limitations.

Shares Reserved

The Omnibus Incentive Plan authorizes the grant of Awards with respect to an aggregate of 8,000,000 shares of common stock of the Company, of which 500,000 are being added subject to stockholder approval. These 500,000 shares equal approximately 0.84 percent of the Company’s outstanding shares as of November 15, 2022. Shares issued under the Omnibus Incentive Plan may either be (i) authorized but unissued shares or (ii) shares that have been or may be reacquired in the open market, in private transactions, or otherwise. As of November 15, 2022, the closing price of our common stock on Nasdaq was $99.58 per share.

The Omnibus Incentive Plan does not permit what is known as liberal share recycling. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the Award so exercised will cease to be available under the Omnibus Incentive Plan. Shares that have been actually issued under the Omnibus Incentive Plan pursuant to any Award will not be returned to the Omnibus Incentive Plan and will not become available for future grant or sale under the Omnibus Incentive Plan, except that if unvested shares of Full Value Awards are repurchased by the Company or are forfeited to the Company, those shares will become available for future grant or sale under the Omnibus Incentive Plan (unless the Omnibus Incentive Plan is terminated). Shares used to pay the exercise price or purchase price of an Award, and/or used to satisfy withholding taxes related to the Award will not be available for future grant or sale under the Omnibus Incentive Plan. For purposes of clarification, no shares purchased by the Company with proceeds received from the exercise of an option will become available for issuance under the Omnibus Incentive Plan.

If an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, then the unexercised shares subject thereto will become available for future grant or sale under the Omnibus Incentive Plan. If a Full Value Award is forfeited or repurchased by the Company, then the forfeited or repurchased shares subject thereto will become available for future grant or sale under the Omnibus Incentive Plan. To the extent an Award is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Omnibus Incentive Plan.

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan

Furthermore, any Full Value Award that is granted on or after January 30, 2019 will reduce the number of shares remaining under the share authorization by two shares for each share actually subject to the Full Value Award. If any part of such a Full Value Award is forfeited, repurchased by the Company due to a failure to vest, paid out in cash, or returned to the Omnibus Incentive Plan for any other reason set forth in the Omnibus Incentive Plan, an equal amount (that is, twice the number of Full Value Awards being forfeited or cancelled) will be returned to the Omnibus Incentive Plan and will increase accordingly the number of shares remaining under the share authorization.

Administration

The Omnibus Incentive Plan is administered by the Compensation Committee or another committee as may be delegated in accordance with the Omnibus Incentive Plan or as described in the “Delegation of Authority” section above (the “Committee”). To the extent deemed desirable by the Board or the Committee, the Committee consists of at least two directors, both of whom qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 and as “outside directors” under Code Section 162(m). Except to the extent prohibited by applicable laws, the Committee may delegate to one or more individuals the day-to-day administration of the Omnibus Incentive Plan and/or any of the functions assigned to the Committee in the Omnibus Incentive Plan. Any such delegation may be revoked by the Committee at any time.

Subject to the other provisions of the Omnibus Incentive Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Board or Committee (as applicable) will have the authority, in its discretion:

a)	to select the employees, Outside Directors and consultants of the Company and any Parent or Subsidiary of the Company (“Service Providers”) to whom Awards may be granted;
b)	to determine the number of shares or dollar amount to be covered by each Award;
c)	to approve forms of Award Agreements for use under the Omnibus Incentive Plan;
d)

to determine the terms and conditions, not inconsistent with the terms of the Omnibus Incentive Plan, of any Award based in each case on such factors as the Committee will determine, including, but not limited to, the exercise price of an Award, the time or times when Awards vest or may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Award or the shares relating thereto;

e)	to construe and interpret the terms of the Omnibus Incentive Plan and each Award;
f)

to prescribe, amend and rescind rules and regulations relating to the Omnibus Incentive Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

g)

to modify or amend each Award, including, but not limited to, the discretionary authority to accelerate the vesting of Awards (notwithstanding the one-year minimum vesting schedule described below), to extend the post-termination exercisability period of Awards and to extend the maximum term of an option (but in no event longer than 10 years from the date of the Award);

h)	to determine the manner in which Participants may satisfy any applicable tax obligations;
i)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;
j)

to allow a Participant, in compliance with applicable laws including, but not limited to, Code Section 409A, to defer the receipt of the payment of cash or the issuance of shares that would otherwise be due to such Participant under an Award;

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan

k)

to impose such restrictions, conditions or limitations as the Committee determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares issued as a result of or under an Award, including without limitation, (i) restrictions under an insider trading policy, (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iii) requirements for holding shares in order to comply with share ownership policies or guidelines adopted by the Company from time to time;

l)

to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance criteria of an Award, as may be specified in an Award Agreement at the time of grant, or later if (i) applicable laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (ii) pursuant to an amendment of an outstanding Award; and

m)	to make all other determinations the Committee deems necessary or advisable for administering the Omnibus Incentive Plan.

The Board has delegated to our Chief Executive Officer limited authority to make certain equity grants of non-qualified stock options, Restricted Stock Units and Restricted Stock Awards under the Omnibus Incentive Plan during the interval between regularly scheduled meetings of the Compensation Committee, which authority would continue under the amendment described herein. The Chief Executive Officer is authorized to make equity grants of not more than 15,000 nonqualified stock options, or 5,000 shares of Restricted Stock Units or Restricted Stock Awards, to any single individual in any fiscal year. The Board at any time may revoke the authority of the Chief Executive Officer to make these grants. The Chief Executive Officer is not authorized to make equity grants to any member of the Board, any Section 16 officer, or any other elected officer of the Company.

Eligibility

Service Providers (including the persons named in the Summary Compensation Table below) will be eligible to be selected to receive Awards under the Omnibus Incentive Plan, although only employees are eligible to receive incentive stock options. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee has the discretion to select the Participants. As of November 15, 2022, approximately 8,759 persons, including approximately 8,424 employees, 326 independent contractors, and 9 Outside Directors, were eligible to be selected to receive Awards under the Omnibus Incentive Plan. In fiscal year 2022, 199 persons, including 190 current and former employees, 9 current and former Outside Directors, and 0 independent contractors were granted Awards under the Omnibus Incentive Plan.

Duration

The amendment to the Omnibus Incentive Plan would be effective January 25, 2023, subject to approval by the stockholders of this Proposal 5 at the Annual Meeting. No options intended to be incentive stock options may be granted under the Omnibus Incentive Plan after September 13, 2026, unless further stockholder approval (after the 2022 Annual Meeting) is obtained.

Adjustments

The Omnibus Incentive Plan provides for equitable adjustment by the Committee, in the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs. In the event of any such occurrence, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan made available under the Omnibus Incentive Plan, will adjust the number and class of shares of stock that may be issued under the Omnibus Incentive Plan, the number, class and price of shares of stock covered by each outstanding Award, and/or the numerical share limits under the Omnibus Incentive Plan.

No Repricings

The Omnibus Incentive Plan expressly prohibits option repricing and certain other actions known as an “Exchange Program.” The Committee may not implement an Exchange Program (as defined) unless stockholders approve an amendment to the Omnibus Incentive Plan that permits the implementation of an Exchange Program. We are not requesting stockholders to approve any such amendment at this time.

No Dividends or Distributions on Unvested Awards

Any dividends or distributions on unvested shares subject to Full Value Awards granted under the Omnibus Incentive Plan will not be paid immediately to the Participant and instead will be subject to the same vesting schedule as the underlying shares on which the dividend or distribution is paid. In addition, no dividends or distributions will be paid on any unexercised shares covered by stock options or stock appreciation rights. Notwithstanding the preceding, adjustments may be made in unvested Awards as provided in “Adjustments” above.

Minimum Vesting Requirements

No Award (other than cash-based Awards) will be scheduled to vest earlier than the one-year anniversary of the grant date of such Award unless the Participant dies or becomes disabled. Notwithstanding the foregoing, (a) Full Value Awards that result in the issuance of an aggregate of up to five percent (5%) of the total shares available under the Omnibus Incentive Plan may be granted with vesting schedules that do not follow the minimum one year vesting rule, and (b) after a stock-based Award has been granted, the Committee has discretion to partially or fully accelerate the vesting of an Award. In addition, as explained below under “Change in Control,” Awards will accelerate vesting if they are not assumed by a successor entity, notwithstanding the minimum one year vesting schedule. The minimum one year vesting schedule does not apply to the cash-based annual incentive, other cash-based Awards, stock options, or stock appreciation rights granted under the Omnibus Incentive Plan prior to January 24, 2018.

Options

The exercise price of each option will be determined by the Committee and set forth in the Award Agreement; provided, however, that such exercise price may generally not be less than one hundred percent (100%) of the fair market value of a share on the effective grant date of the Award. The maximum term of each option will be ten (10) years from its effective grant date or such shorter term as may be provided by the Committee and set forth in the Award Agreement. The Committee will determine whether the options are intended to be incentive stock options (which may receive more favorable tax treatment to the Participant under the Code) or nonqualified stock options (which do not qualify as incentive stock options).

The Committee may provide for the acceptable form of consideration for exercising an option, including the method of payment. Such consideration may consist of:

a)	cash;
b)	check;
c)	promissory note, to the extent permitted by applicable laws;
d)

other shares, provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price for the shares with respect to which such option will be exercised and provided

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan that accepting such shares will not result in any adverse accounting consequences to the Company, as the Committee determines in its sole discretion;
e)

consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Omnibus Incentive Plan;

f)	by net exercise;
g)	such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws; or
h)	any combination of the foregoing methods of payment.

Restricted Stock Awards and Restricted Stock Units

Restricted Stock Awards consist of shares transferred to Participants, without payment, as additional compensation for their services to the Company, or any Parent or Subsidiary of the Company. Restricted stock units consist of a contractual right of the Participant to receive shares, or cash equal in value to those shares, in the future, without payment, as additional compensation for their services to the Company, or any Parent or Subsidiary of the Company. Restricted Stock Awards and restricted stock units awarded under the Omnibus Incentive Plan will be subject to such terms and conditions as the Committee determines are appropriate, including without limitation, restrictions on the sale or other disposition of such shares. The Committee may impose such restrictions on restricted shares as it may deem advisable or appropriate, and may set vesting criteria for restricted stock units based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued status as a service provider), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.

Stock Appreciation Rights

Each stock appreciation right provides the award recipient the right to receive an amount equal to the number of shares corresponding to the stock appreciation right exercised, multiplied by the amount by which the Company’s common stock price exceeds the exercise price on the date of exercise. The Company’s obligation arising upon the exercise of a stock appreciation right may be paid in shares or in cash, or any combination thereof, as the Committee may determine. The exercise price of each stock appreciation right will be determined in advance by the Committee and set forth in the applicable Award Agreement; provided, however, that such exercise price generally may not be less than the fair market value of a share on the effective grant date of the Award. The maximum term of each stock appreciation right will be ten years from its effective grant date or such shorter term as may be provided in advance by the Committee and set forth in the applicable Award Agreement.

Performance Units and Performance Shares

The Committee may grant performance units and/or performance shares. Each performance unit will have an initial value that is established by the Committee on or before the grant date. Each performance share will have an initial value equal to the fair market value of a share on the grant date. The Committee will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of performance units/shares that will be paid out to the Participant. The Committee may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued status as a service provider), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan

Performance Goals

The Plan permits (but does not require) awards to be granted subject to performance-based vesting criteria that the Committee deems appropriate. The Committee, in its discretion may (but is not required to) provide that one or more of performance goals must be satisfied before an Award vests. For example, the Committee may choose performance goals relating to cash flow, earnings, product and operational metrics, revenue or total shareholder return. Performance goals are measured over one or more specified periods referred to as performance periods. Performance periods may not be shorter than one fiscal quarter. The maximum duration of performance periods under the Omnibus Incentive Plan is twenty fiscal quarters. Any performance goals may be measured: (1) in absolute terms, (2) in combination with more than one performance goal (for example, as a price/earnings ratio goal by combining total shareholder return (share price) and earnings performance goals), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company or companies or index or indices), (4) with respect to equity, assets or human resources (for example, on a per-share or per-capita basis), (5) against the performance of the Company as a whole or a business unit or units or products of the Company, (6) on a pre-tax or after-tax basis, and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. The Committee may determine whether any element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any Participants. The Committee, in its discretion, also may choose additional or other performance objectives not listed above, which objectives generally may be measured over a specified period as the Committee determines. Inclusion in the Omnibus Incentive Plan of a specific list of permissible (but not required) goals originally was intended to permit the Committee, in its discretion, to choose to grant Awards that qualified as “performance-based” compensation under Code Section 162(m). The performance-based exception under Code Section 162(m) now generally has been eliminated, yet we have chosen to retain in the Plan the specific list of permissible goals described in this paragraph. However, as also indicated above, the Plan permits the Committee to choose to grant Awards subject to performance goals that are not included in the specified list. Further, the Committee may choose to grant Awards that vest based on criteria other than performance goals, with different length performance or vesting periods, and the Committee generally may choose to waive the achievement of any performance goals.

Annual Incentive Awards

Under the Omnibus Incentive Plan, the Committee may designate certain employees as eligible to receive a payment with respect to a fiscal year based on a percentage of an incentive pool equal to the greatest of: (a) three percent (3%) of the Company’s consolidated operating earnings for the fiscal year, (b) two percent (2%) of the Company’s operating cash flow for the fiscal year, or (c) five percent (5%) of the Company’s net income for the fiscal year. The Committee will allocate an incentive pool percentage to each eligible employee for each fiscal year. In no event may (i) the incentive pool percentage for any one employee exceed fifty percent (50%) of the total pool, or (ii) the sum of the incentive pool percentages for all eligible employees exceed one hundred percent (100%) of the total pool.

Cash-Based Awards

The Committee may grant other cash-based Awards in such amounts and upon such terms and conditions as the Committee, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Omnibus Incentive Plan. Each cash-based Award will specify a payment amount or payment range (which may be expressed as a percentage of the Participant’s base salary, a dollar amount or a result of a formula or other matrix), as determined by the Committee. The Committee may, but is not required to, establish performance or vesting criteria that will determine the number and/or value of cash-based Awards paid out to a Participant. The maximum amount that may be paid to any Participant for all performance periods ending during a Fiscal Year with respect to cash based awards (excluding the annual incentive awards described in the preceding paragraph) is $10 million.

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan

Other Stock-Based Awards

The Committee may grant other stock-based Awards not otherwise described by the terms of the Omnibus Incentive Plan, including the grant or offer for sale of unrestricted shares, in such amounts and upon such terms and conditions as the Committee, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Omnibus Incentive Plan. Such Awards may involve the transfer of actual shares to Participants, or the payment in cash or otherwise of amounts based on the value of shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Such Awards may be expressed in terms of shares or units based on shares, as determined by the Committee. The Committee may, but is not required to, establish performance or vesting criteria that will determine the number and/or value of such Awards paid out to a Participant.

Awards to Outside Directors

Outside Directors are eligible to be granted Awards under the Omnibus Incentive Plan. However, in any Fiscal Year, no Outside Director may receive Awards that, in the aggregate, exceed $300,000, provided that such amount is increased to $450,000 in the fiscal year of an Outside Director’s initial service as such. For this purpose, the value of the Awards will be determined using the Black-Scholes value as calculated by the independent compensation consultant or using another appropriate method as may be approved by our Compensation Committee. Any Awards or other compensation provided to an Outside Director for his or her services as a consultant or employee are excluded from these limitations.

Change in Control; Dissolution or Liquidation

If a successor corporation or other entity does not assume or substitute for an Award upon such change in control to the successor, then (i) each Participant will fully vest in and have the right to exercise any such of his or her outstanding options and stock appreciation rights, and (ii) all time-based vesting restrictions on any such restricted stock and restricted stock units will lapse. With respect to Awards with performance-based vesting that are not assumed or substituted for, unless the Committee or the applicable Award Agreement or other written agreement between the Participant and the Company (or the Company’s parent or subsidiary for which the Participant provides services) provide otherwise, all performance goals or other vesting criteria will be (a) deemed achieved at target levels (with the payout prorated based on the portion of the performance period that has elapsed as of immediately prior to the closing of the transaction), or (b) based on actual achievement versus the performance goals or vesting criteria, and all other terms and conditions will be deemed met, and in each case as determined by the Committee. In addition, if an option or stock appreciation right is not assumed or substituted for, the administrator will notify the Participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

For Awards granted to our Outside Directors that are assumed or substituted for in a change in control, upon the termination of an Outside Director's service as a director of our or the successor corporation (other than a voluntary resignation that is not made at the successor's request), then (i) the Outside Director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, (ii) all restrictions on the Outside Director's restricted stock and restricted stock units will lapse, and (iii) with respect to the Outside Director’s Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions will be deemed met, unless the Committee or the applicable Award Agreement or other written agreement between the Outside Director and the Company (or the Company’s parent or subsidiary for which the Participant provides services) provide otherwise.

Except as provided above, upon a change in control, each Award generally will be subject to the terms of the applicable Award Agreement that was provided by the Committee for that Award.

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan

In the event of a proposed dissolution or liquidation of the Company, the administrator will notify each Participant holding an outstanding Award as soon as practicable prior to the completion of such proposed procedure and, to the extent the Award had not been previously exercised, it will terminate immediately prior to the consummation of the proposed procedure.

Transferability

Awards generally may not be transferred, pledged, assigned, or otherwise alienated or hypothecated, except in accordance with the laws of descent and distribution or as determined by the Committee.

Amendment and Termination

The Company, by action of the Board or its authorized Committee, may at any time and for any reason amend, alter, suspend or terminate the Omnibus Incentive Plan, or any part thereof. However, the Company will obtain stockholder approval of any amendment to the Omnibus Incentive Plan to the extent necessary and desirable to comply with applicable laws. Any amendment, alteration, suspension or termination of the Omnibus Incentive Plan will not impair in any material way the rights or obligations of any Participant under any Award that is outstanding as of the effective date of the Omnibus Incentive Plan amendment, alteration, suspension of termination, without the written consent of the Participant. A termination of the Omnibus Incentive Plan will not affect the Committee’s ability to exercise its authority under the Omnibus Incentive Plan with respect to any Awards that are outstanding as of the effective date of the termination. No Award may be granted during any period of suspension or after termination of the Omnibus Incentive Plan.

Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax consequences of the Omnibus Incentive Plan for a Participant who is a U.S. tax resident under the provisions of the Code currently in effect. The Code and its regulations are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a Participant will depend upon that Participant’s individual circumstances.

Options and Stock Appreciation Rights

Under existing law and regulations, the grant of options and stock appreciation rights will not result in income taxable to the Participant. At the time of the exercise of a nonqualified stock option, the Participant will be taxed at ordinary income tax rates on the excess of the fair market value, at the time of exercise, of the shares purchased over the option’s exercise price. At the time of the exercise of a stock appreciation right, the Participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the employee upon exercise. No taxable income is reportable by a Participant when an incentive stock option is exercised (although the exercise may subject the Participant to alternative minimum tax and/or may affect the determination of the Participant’s alternative minimum tax). If the Participant exercises an incentive stock option and later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the Participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan

Restricted Stock Awards

A Participant in the Omnibus Incentive Plan who is granted a restricted stock Award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a “substantial risk of forfeiture” within the meaning of Code Section 83. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares. Any such Awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. The basis of Restricted Stock held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be a long-term or short-term capital gain or loss, depending upon the length of time the shares are held. A recipient of a restricted stock Award may elect to be taxed at ordinary income tax rates on the full fair market value of the Restricted Stock at the time of grant. If this election is made, the basis of the shares acquired will be equal to the fair market value at the time of grant, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.

Restricted Stock Units

A Participant who is granted a restricted stock unit will not be taxed upon the grant of the Award. Upon receipt of payment of cash or shares pursuant to a restricted stock unit, the Participant will realize ordinary income in an amount equal to any cash received and the fair market value of any shares received.

Performance Awards, Cash-Based Awards, and Other Stock-Based Awards

A recipient of a performance Award, cash-based Award or other stock-based Award generally will realize ordinary income at the time shares are transferred or cash is paid to the grantee with respect to such Award.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an Award under the Omnibus Incentive Plan in an amount equal to the ordinary income recognized by a Participant and at the time that the Participant recognizes such income (for example, the exercise of a nonqualified stock option), except as follows. Under Code Section 162(m), the deductibility of compensation paid to certain individuals is limited to $1,000,000 per person per year. These individuals include our Chief Executive Officer, Chief Financial Officer and certain other executive officers (including, but not necessarily limited to, our next three other most highly compensated named executive officers other than the Chief Executive Officer and Chief Financial Officer and certain individuals who were subject to Section 162(m) at Woodward in our 2018 Fiscal Year or a later Fiscal Year). Under a special Code Section 162(m) transition rule, compensation received from the exercise of non-qualified stock options that we granted prior to November 2, 2017 is expected to be fully deductible although this tax treatment is not guaranteed.

Section 409A

Section 409A of the Code imposes certain requirements on nonqualified deferred compensation arrangements, including requirements on an individual’s election to defer compensation and requirements on the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions of deferred compensation (as determined thereunder) must be made on or following the occurrence of certain events (such as the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form of distribution after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that certain distributions commence no earlier than six months after such officer’s separation from service. Certain Awards under the Omnibus Incentive Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date that is substantially later than the vesting date may be subject to Section 409A. If an Award under

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan the Omnibus Incentive Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award will recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20 percent federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Awards will be designed and operated in such a manner that they are intended to be either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral thereof, as applicable, will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Committee. The Omnibus Incentive Plan and each Award Agreement is intended to meet the requirements of Section 409A, to the extent applicable, and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, we intend that the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or other employer have any obligation under the Omnibus Incentive Plan to reimburse a Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A.

Participation in the Woodward Omnibus Incentive Plan

The number and type of Awards (if any) that a service provider may receive under the Omnibus Incentive Plan is in the discretion of the Committee and, therefore, cannot be determined in advance. Our executive officers and Outside Directors will be eligible to receive future Awards under the Omnibus Incentive Plan, and therefore, our executive officers and Outside Directors have an interest in the approval of the Omnibus Incentive Plan by stockholders. For purposes of illustration only, the following table sets forth information with respect to the Awards that were granted under the Omnibus Incentive Plan during our 2022 fiscal year to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all Outside Directors as a group, and to all non-executive officer employees as a group. Additional Awards may be granted to these individuals and groups in the future, as determined in the discretion of the Committee.

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan

NAME OF INDIVIDUAL OR IDENTITY OF GROUP AND POSITION	OPTIONS GRANTED IN FY22(#)(1)	EXERCISE PRICE PER SHARE($)	RESTRICTED STOCK UNITS GRANTED IN FY22(#)(2)	WVIP TARGET BONUS PAYOUT ($)(3)	CASH LTI TARGET BONUS PAYOUT ($)(4)
Charles P. Blankenship, Jr. Chairman, Chief Executive Officer and President	50,500	98.34	34,600	462,211	—
Thomas A. Gendron Former Chairman, Chief Executive Officer and President	90,000	117.64	—	798,554	440,000
Mark D. Hartman Chief Financial Officer	15,000	117.64	—	329,471	94,293
Thomas G. Cromwell Vice Chairman, Chief Operating Officer	29,700	117.64	—	468,419	236,800
A. Christopher Fawzy Corporate Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer	12,300	117.64	—	315,015	115,250
Sagar A. Patel Former President, Engine Systems	11,800	117.64	—	344,825	142,517
All current executive officers as a group(5)	139,200	110.64*	34,600	—	—
All current Outside Directors as a group	27,000	117.64	—	—	—
All other employees (including all current officers who are not executive officers) as a group	220,949	116.31*	19,552	—	—

*	Indicates weighted average price
(1)

Awards consist of non-qualified stock options. In all cases, the exercise price of the option is equal to the closing price of Woodward common stock as quoted on Nasdaq on the grant date of the option. All of the options have a maximum 10-year term but may terminate earlier on account of termination of employment (or pursuant to a dissolution, liquidation or change in control in accordance with the provisions of the Plan). Each option tranche vests over a period of four years from the grant date at the rate of 25% per year, generally subject to the recipient’s continued status as a Service Provider.

(2)

Awards consist of restricted stock units (“RSUs”). RSUs granted to Mr. Blankenship, as more fully described above in “Mr. Blankenship’s Compensation”, will all vest three years from the grant date. The vesting schedules of the other RSUs granted by the Company during fiscal year 2022 are determined at the time of grant but generally require the grantee’s continued status as a Service Provider, typically over a period of two to four years.

(3)

The WVIP amounts consist of target annual short-term incentive compensation under the WVIP. The payment of any actual WVIP bonuses are based on levels of achievement of overarching and specific performance metrics previously set by the Committee. The overarching performance metric relates to achievement of net earnings and determines the maximum WVIP bonuses that can be paid to the NEOs. Our NEOs are eligible to receive bonuses under the WVIP of a maximum of 1.0% of net earnings for Messrs. Blankenship and Gendron, 0.5% of net earnings for Messrs. Hartman and Cromwell, and 0.33% of net earnings for Messrs. Patel and Fawzy. The specific performance metrics are intended to guide the Committee’s use of negative discretion to arrive at actual WVIP bonus amounts that are less than the maximum available. The specific performance metrics for these WVIP bonuses, as established by the Compensation Committee at the outset of fiscal year 2022, relate to the Company’s adjusted EPS and the Company’s adjusted Free Cash Flow. If at the end of the performance period, the Committee believes that the achievement of the specific performance metrics under the WVIP is not reflective of the

PROPOSAL 5 – APPROVAL OF AN amendment to the Woodward Omnibus Incentive Plan

Company’s expected level of performance, the Committee may in its discretion modify the amount of any bonus to be awarded under the WVIP, but not above the maximum bonuses available based on actual net earnings achieved. As noted above, because of the economic challenges resulting from ongoing material and labor inflation, as well as greater than expected global supply chain and labor disruptions, we did not achieve our WVIP performance targets in fiscal year 2022. As such, no short-term cash incentive payouts were made to the NEOs or to any other Board-appointed officer under the WVIP or otherwise for fiscal year 2022.

(4)

The Cash LTI amounts consist of target cash long-term compensation under the LTI Plan for the three-year period from 2020-2022. The payment of actual Cash LTI amounts, if any, will be based on levels of achievement of two separate goals for earnings previously set by the Committee, specifically relative earnings per share and return on capital. Please see the Summary Compensation Table above for actual amounts earned under the Cash LTI for fiscal year 2022. Mr. Blankenship did not participate in the 2020-2022 Cash LTI cycle, as he was not hired until May 9, 2022.

(5)	Total includes Mr. Blankenship as the current Chairman, CEO and President and excludes Messrs. Gendron and Patel because they are no longer executive officers of the Company.

Your Board unanimously recommends that you vote “FOR” the approval of the amendments to the Woodward Omnibus Incentive Plan.

ADDITIONAL INFORMATION

Stock Ownership of Management

The following table shows how much Woodward common stock was beneficially owned, as of November 15, 2022, by each director, each named executive officer of the Company, and all directors and executive officers as a group:

DIRECTORS	NUMBER OF SHARES(1)(2)	PERCENT (%)(1)
Rajeev Bhalla	1,185	*
John D. Cohn	60,100	*
Paul Donovan(3)	65,692	*
Eileen P. Drake	21,783	*
David P. Hess	16,625	*
Daniel G. Korte	23,679	*
Mary L. Petrovich(4)	53,593	*
Ronald M. Sega	61,908	*
Gregg Sengstack(5)	74,595	*
NAMED EXECUTIVE OFFICERS
Charles P. Blankenship, Jr.	4,000	*
Thomas A. Gendron(6)	1,344,544	2.23%
Mark D. Hartman	49,695	*
Thomas G. Cromwell	108,691	*
A. Christopher Fawzy	152,025	*
Sagar A. Patel	112,936	*
All directors and executive officers as a group (14 persons)(7)	718,729	1.19%
*Less than one percent

(1)

The number of shares outstanding for purposes of calculating the percentages shown includes shares (does not include fractional shares) allocated to participant accounts of named executive officers under the Woodward Retirement Savings Plan, as well as the EBP. The Woodward Retirement Savings Plan directs the Trustee to vote the Woodward shares allocated to participants’ accounts as directed by such participants. If voting instructions are not received, the Trustee is instructed to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received instructions.

(2)

In addition, the number of shares outstanding for purposes of calculating the percentages shown includes (i) the number of shares of our common stock that may be acquired by each person referenced through the exercise of options within 60 days of November 15, 2022, and (ii) the number of restricted stock units, if any, that will vest within 60 days of November 15, 2022, each in accordance with the rules of the SEC. The below table summarizes all shares that may be acquired through the exercise of options within 60 days of November 15, 2022.

ADDITIONAL INFORMATION

Table to footnote (2) above:

DIRECTORS	NUMBER OF SHARES
Rajeev Bhalla	750
John D. Cohn	40,100
Paul Donovan	41,112
Eileen P. Drake	21,000
David P. Hess	1,225
Daniel G. Korte	21,000
Mary L. Petrovich	45,495
Ronald M. Sega	45,495
Gregg Sengstack	45,495
NAMED EXECUTIVE OFFICERS
Charles P. Blankenship, Jr.	—
Thomas A. Gendron	1,010,280
Mark D. Hartman	44,075
Thomas G. Cromwell	103,850
A. Christopher Fawzy	139,800
Sagar A. Patel	99,900

(3)	Includes 1,231 shares held by Mr. Donovan’s wife. Mr. Donovan disclaims beneficial ownership of the shares held by his wife.
(4)	Includes 1,703 shares held in the Petrovich Remainder Trust – 2005, of which Ms. Petrovich is the sole trustee.
(5)	Includes 15,000 shares held in the Dianne Sengstack 2020 Dynasty Trust, of which Mr. Sengstack is the trustee and retains sole voting and investment power.
(6)

Includes 1,906 shares held in the TEAGII, LLP, of which Mr. Gendron is the general partner; 32,000 shares held in the T2G Family Foundation over which Mr. Gendron retains voting and dispositive power; 94,350 shares held in the 2020 Gendron Legacy Trust, a family trust of which Mr. Gendron’s spouse is the trustee and his spouse and children are the beneficiaries; and 94,350 shares held in the Gendron Descendants Trust, a family trust of which Mr. Gendron is the trustee and his children are the beneficiaries.

(7)	Total excludes Messrs. Gendron and Patel because they are no longer executive officers of the Company as of the relevant date of this table.

ADDITIONAL INFORMATION

Persons Owning More than 5% of Woodward Common Stock

The following table shows how many shares of Woodward common stock were owned by each person known to us to own more than five percent of our common stock as of November 15, 2022:

OWNERSHIP OF COMMON STOCK

PRINCIPAL HOLDERS	NUMBER OF SHARES	PERCENT(%)
Capital Research Global Investors 333 South Hope Street, 55Th Fl. Los Angeles, California 90071	7,033,686(1)	11.77
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,432,213(2)	9.09
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	4,980,209(3)	8.33

(1)

Based solely on a Schedule 13G filed with the SEC by Capital Research Global Investors (“Capital Research”) on February 11, 2022. Capital Research has sole voting power with respect to 7,022,698 shares of our common stock and sole dispositive power with respect to 7,033,686 shares of our common stock.

(2)

Based solely on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2022. Vanguard has shared voting power with respect to 28,421 shares of our common stock, has sole dispositive power with respect to 5,353,609 shares of our common stock, and has shared dispositive power with respect to 78,604 shares of our common stock.

(3)

Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 1, 2022. BlackRock has sole voting power with respect to 4,812,827 shares of our common stock and sole dispositive power with respect to 4,980,209 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of Exchange Act were filed on a timely basis, with the exception of (i) a Form 4 filed by the Company on behalf of Mr. Korte related to a purchase of Company stock, and (ii) a Form 4 filed by the Company on behalf of Mr. Bhalla related to the sale of Company stock, in each case were filed late due to an administrative oversight by their respective third-party advisors.

Related Person Transaction Policies and Procedures

The Board adopted the Company’s Related Person Transaction Policies and Procedures (our “RPT Policy”), which provides that the Audit Committee will review and approve Interested Transactions (as described below). Our RPT Policy delegates the authority to act with respect to Interested Transactions that are valued below a stated threshold to the Chair of the Audit Committee.

Our RPT Policy defines an “Interested Transaction” with reference to transactions described in Item 404 of Regulation S-K promulgated by the SEC, which generally means a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships or any material amendments or modifications thereto in which the Company (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has, or will have a direct or indirect interest.

“Related Person” also is defined in our RPT Policy with respect to the definitions contained in Item 404 of Regulation S-K. Generally, “Related Persons” consist of any director or executive officer of the Company, any

ADDITIONAL INFORMATION

nominee for director, any holder of five percent or more of the Company’s common stock, or any immediate family member of any such persons. “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any such person, and any person (other than a tenant or employee) sharing the household of such person. It may also include entities with which any of such persons have a relationship.

The approval procedures in our RPT Policy state that the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. In addition, our RPT Policy states that, in connection with the approval or ratification of an Interested Transaction involving an outside director or nominee for director, the Audit Committee should consider whether such transaction would compromise such director’s status as: (1) an independent director under NASDAQ’s independence standards, (2) an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”) to the extent appropriate or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee of the Board, or (3) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee of the Board. Our RPT Policy also identifies certain transactions that are deemed to be pre-approved, including transactions involving competitive bids, regulated transactions, and employee transactions. No director participates in any discussion for approval of a related party transaction for which he or she is an interested party other than is necessary to provide relevant information to the Audit Committee.

Woodward is not currently engaged in any Interested Transactions, and there are no known proposed Interested Transactions, that would require disclosure under the RPT Policy.

Stockholder Communications With the Board of Directors

Stockholders may send communications to the Board by submitting a letter addressed to: Woodward, Inc., Attn: Corporate Secretary, 1081 Woodward Way, Fort Collins, Colorado 80524. The Board has instructed the Corporate Secretary to forward such communications to the Lead Director. The Board has also instructed the Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, not to forward correspondence which is deemed of a commercial or frivolous nature or inappropriate for Board consideration. The Corporate Secretary may also forward the stockholder communication within the Company to the Chief Executive Officer and President or to another executive officer to facilitate an appropriate response.

The Corporate Secretary maintains a log of all communications from stockholders and the disposition of such communications, which the directors review at least annually.

Stockholder Nominations and Proposals for 2023 Annual Meeting

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy to be distributed in connection with next year’s Annual Meeting must submit their proposals so that they are received by us at our principal executive offices no later than the close of business on August 18, 2023. Proposals should be sent to the attention of the Corporate Secretary. More information regarding stockholder proposals under Rule 14a-8, including procedural and substantive requirements and reasons why the Company may exclude the proposal from its proxy statement may be found in Rule 14a-8.

Under our Bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders (other than a proposal brought pursuant to SEC Rule 14a-8). These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of the Company at our principal executive offices by a stockholder of record on both the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that such a notice for nominating a director or introducing an item of business at the 2023 Annual Meeting must be received not earlier

ADDITIONAL INFORMATION

than September 27, 2023 and not later than October 27, 2023. However, if the 2023 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2022 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2023 Annual Meeting was mailed or public disclosure of the date of the 2023 Annual Meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2023 Annual Meeting. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaws and SEC requirements. We will not consider any proposal or nomination that does not meet the Bylaws and SEC requirements for submitting a proposal or nomination.

In addition, a stockholder who desires to nominate director candidates for election at an annual meeting for the 2023 Annual Meeting, which is expected to be held in or about January 2024, must comply with the requirements of newly enacted Rule 14a-19 by notifying our Corporate Secretary with regard to the intent to solicit proxies as required by Rule 14a-19 no later than November 26, 2023. Please note that the notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our bylaws as described above.

Notices of intention to nominate a director or present proposals at the 2023 Annual Meeting should be addressed to the Corporate Secretary, Woodward, Inc., 1081 Woodward Way, Fort Collins, Colorado 80524. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Householding of Proxy Materials

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice or, if you have elected to receive hard copies, our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one Notice or one set of proxy materials and would like to request a separate copy of these materials or any other proxy materials in the future, please: (1) mail your request to Woodward, Inc., 1081 Woodward Way, Fort Collins, Colorado 80524, Attn: Corporate Secretary; (2) send an e-mail to investor.relations@woodward.com; or (3) call our Investor Relations department at 970-498-38490. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Annual Report on Form 10-K

You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the Securities and Exchange Commission (“SEC”) and available at its website at www.sec.gov. Please contact the Corporate Secretary, Woodward, Inc., 1081 Woodward Way, Fort Collins, Colorado 80524 or email investor.relations@woodward.com. This report is also available at www.proxydocs.com/WWD.

ADDITIONAL INFORMATION

Other Matters

Woodward is soliciting this proxy on behalf of its Board and will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the Notice and proxy materials. This solicitation is being made by mail, but also may be made personally or by facsimile, telephone, messenger, or via the internet. The Company has employed Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to solicit proxies for the Annual Meeting from brokers, bank nominees, other institutional holders, and certain individual stockholders. The Company has agreed to pay $7,500 plus the out-of-pocket expenses of Morrow Sodali LLC, for these services. The Company will also pay the regular charge of brokers and other nominees who hold shares of record for forwarding proxy material to the beneficial owners of such shares.

We are not aware of any additional matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

By Order of the Board of Directors

WOODWARD, INC.

A. Christopher Fawzy

Corporate Secretary

December 9, 2022

Exhibit A – Woodward, INc. 2017 Omnibus Incentive Plan, as amendeD

WOODWARD, INC.

2017 OMNIBUS INCENTIVE PLAN

(As Amended on January 25, 2023)

Exhibit A – Woodward, INc. 2017 Omnibus Incentive Plan, as amendeD

A-i

Exhibit A – Woodward, Inc. 2017 Omnibus Incentive Plan, as amended

8.5	Form and Timing of Payment	A-14
8.6	Cancellation	A-14
8.7	Section 162(m) Performance Restrictions	A-14
SECTION 9. STOCK APPRECIATION RIGHTS		A-14
9.1	Grant of Stock Appreciation Rights	A-14
9.2	Award Agreement	A-14
9.3	Exercise Price and Other Terms	A-14
9.4	Expiration of Stock Appreciation Rights	A-15
9.5	Payment of Stock Appreciation Right Amount	A-15
9.6	No Dividend Equivalents Permitted.	A-15
SECTION 10. PERFORMANCE UNITS AND PERFORMANCE SHARES		A-15
10.1	Grant of Performance Units/Shares	A-15
10.2	Value of Performance Units/Shares	A-15
10.3	Performance Objectives and Other Terms	A-15
10.4	Earning of Performance Units/Shares	A-15
10.5	Form and Timing of Payment of Performance Units/Shares	A-16
10.6	Cancellation of Performance Units/Shares	A-16
10.7	Section 162(m) Performance Restrictions	A-16
SECTION 11. PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(M)		A-16
11.1	General	A-16
11.2	Performance Goals	A-16
11.3	Procedures	A-17
11.4	Additional Limitations	A-17
SECTION 12. COVERED EMPLOYEE ANNUAL INCENTIVE AWARDS		A-17
12.1	Establishment of Incentive Pool	A-17
12.2	Determination of Covered Employees’ Portions	A-17
SECTION 13. CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS		A-17
13.1	Grant of Cash-Based Awards	A-17
13.2	Grant of Other Stock-Based Awards	A-18
13.3	Value of Cash-Based and Other Stock-Based Awards	A-18
13.4	Payment of Cash-Based and Other Stock-Based Awards	A-18
13.5	Termination	A-18
SECTION 14. ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL		A-18
14.1	Adjustments	A-18
14.2	Dissolution or Liquidation	A-18
14.3	Change in Control	A-19
14.4	Outside Director Awards	A-20
SECTION 15. ADDITIONAL PROVISIONS OF AWARDS		A-20
15.1	Legal Compliance Required	A-20
15.2	Section 409A	A-20
15.3	Investment Representations	A-20
15.4	Inability to Obtain Authority	A-21
15.5	Forfeiture Events	A-21
15.6	Leaves of Absence or Transfers Between Locations	A-21
15.7	Limited Transferability of Awards	A-21
15.8	Dividends on Unvested Full Value Awards	A-21

A-ii

Exhibit A – Woodward, Inc. 2017 Omnibus Incentive Plan, as amended

15.9	Indemnification	A-21
15.10	No Effect on Employment or Service	A-22
15.11	Participation	A-22
SECTION 16. TAX WITHOLDING		A-22
16.1	General Requirements	A-22
16.2	Withholding or Remittance Arrangements	A-22
SECTION 17. AMENDMENT, TERMINATION AND DURATION OF PLAN		A-23
17.1	Amendment, Suspension or Termination Authority	A-23
17.2	Duration of Plan	A-23
SECTION 18. LEGAL CONSTRUCTION		A-23
18.1	Governing Law	A-23
18.2	Severability	A-23
18.3	Captions	A-23

A-iii

Exhibit A – Woodward Omnibus Incentive Plan, as amended

SECTION 1.
BACKGROUND

1.1General.  The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards and/or Other Stock-Based Awards.

1.2Effective Date.  The 2017 Omnibus Incentive Plan originally was effective as of September 14, 2016 and was last amended effective January 26, 2022. This amended version of the Plan will be effective as of January 25, 2023, subject to approval by the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2022 Annual Meeting of Stockholders of the Company.

1.3Purposes.  The purposes of the Plan are to (a) attract and retain the best available individuals for positions of substantial responsibility, (b) provide additional incentive to such individuals, and (c) promote the success of the Company’s business. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders.

SECTION 2.
DEFINITIONS

The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:

2.1“Administrator” means the Board or any Committee that administers the Plan in accordance with Section 4.

2.2“Applicable Laws” mean the legal and regulatory requirements relating to the administration of equity or cash-based awards, including but not limited to, under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted.

2.3“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards and/or Other Stock-Based Awards.

2.4“Award Agreement” means, with respect to each Award, the written or electronic agreement setting forth the terms and conditions of the Award, which will comply with and be subject to the terms and conditions of the Plan.

2.5“Board” means the Board of Directors of the Company.

2.6“Cash-Based Award” means an Award granted pursuant to Section 13, which is denominated in cash and specifies a payment amount or payment range (which may be expressed as a percentage of the Participant’s base salary, a dollar amount or a result of a formula or other matrix).

2.7“Cash Flow” means cash generated from business activities (including, but not by way of limitation, Operating Cash Flow).

Exhibit A – Woodward Omnibus Incentive Plan, as amended

2.8“Change in Control” means the occurrence of any of the following events:

(a)A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection;

(b)A change in the effective control of the Company that occurs on the date that a majority of Directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the Directors prior to the date of the appointment or election. For purposes of this subsection, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)A change in the ownership of a substantial portion of the Company’s assets that occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.8, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if its primary purpose is to: (A) change the jurisdiction of the Company’s incorporation, or (B) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.9“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a specific section of the Code will include such section and any valid regulation or other applicable guidance that has been promulgated under such section and is in effect.

2.10“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws who have been appointed by the Board, or a duly authorized committee of the Board, as set forth in Section 4.

2.11“Common Stock” means the common stock of the Company.

Exhibit A – Woodward Omnibus Incentive Plan, as amended

2.12“Company” means Woodward, Inc., a Delaware corporation, or any successor thereto.

2.13“Consolidated Operating Earnings” mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items.

2.14“Consultant” means any consultant, independent contractor or advisor who has been engaged by an Employer to render bona fide services to the Employer, but who is not an Employee or Director, provided that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act or any successor registration statement.

2.15“Covered Employee” means any Employee who would be considered a “covered employee” within the meaning of Section 162(m).

2.16“Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee pursuant to Section 12.

2.17“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award as “performance-based compensation” under Section 162(m).

2.18 “Director” means a member of the Board.

2.19“Disability” means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator may, in its discretion, determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.20“Earnings” mean net earnings (including, but not by way of limitation, Consolidated Operating Earnings).

2.21“Effective Date” means January 25, 2023.

2.22“Employee” means any person, including an Officer and/or Director, who provides services as an employee of an Employer. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.23“Employer” means, with respect to a Service Provider, the Company or the Company’s Parent or Subsidiary for which the Participant performs services as an Employee, Consultant or Director.

2.24“Exchange Act” means the U. S. Securities Exchange Act of 1934, as amended. Any reference to a specific section of the Exchange Act includes such section and any valid regulation, rule or other applicable guidance that has been promulgated under such section and is in effect.

2.25“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower Exercise Prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the Exercise Price of an outstanding Option or Stock Appreciation Right is reduced. For the avoidance of doubt,

Exhibit A – Woodward Omnibus Incentive Plan, as amended

(a) actions permitted under Section 14 do not constitute an Exchange Program, and (b) as set forth in Section 5.5, the Administrator may not implement any Exchange Program.

2.26“Exercise Price” means, with respect to an Option or Stock Appreciation Right, the price at which a Share may be purchased by the Participant pursuant to the exercise thereof.

2.27“Extraordinary Items” mean (a) extraordinary, unusual, and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

2.28“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(d)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for the Common Stock as quoted on such exchange or system on the day of determination (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(e)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(f)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing under this Section, for federal, state and local income tax reporting purposes, Fair Market Value will be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.29“Fiscal Quarter” means a fiscal quarter within a Fiscal Year.

2.30“Fiscal Year” means the fiscal year of the Company.

2.31“Full Value Awards” mean Awards other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of Shares.

2.32“Grant Date” means, with respect to an Award, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. The Grant Date of an Award will in no event be earlier than the date the Award is approved by the Administrator.

2.33“Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

Exhibit A – Woodward Omnibus Incentive Plan, as amended

2.34“Net Income” means consolidated net income before taxes for a determination period, as reported in the Company’s annual report to shareholders or as otherwise reported to the Company’s shareholders.

2.35“Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.36“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

2.37“Operating Cash Flow” means cash flow from operating activities as defined in FASB Accounting Standards Codification Topic 230, Statement of Cash Flows, or its successor.

2.38“Option” means a stock option to purchase Shares granted pursuant to Section 6. An Option’s Award Agreement will specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option.

2.39“Other Stock-Based Award” means an Award granted pursuant to Section 13, which is payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including, but not limited to, Shares granted purely as a bonus and not subject to any restrictions or conditions, but excluding any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Share or Performance Unit.

2.40“Outside Director” means a Director who is not an Employee.

2.41“Parent” means a “parent corporation,” as defined in Section 424(e) of the Code.

2.42“Participant” means a Service Provider to whom an Award has been granted.

2.43“Performance Goals” will have the meaning set forth in Section 11.

2.44“Performance Period” means any Fiscal Year or such other period longer or shorter than a Fiscal Year but, in any case, not shorter than one (1) Fiscal Quarter or longer than twenty (20) Fiscal Quarters, as determined by the Administrator in its sole discretion.

2.45“Performance Share” means an Award denominated in Shares, which may be earned in whole or in part upon attainment of Performance Goals or other vesting or performance criteria as the Administrator may determine, as provided in Section 10.

2.46“Performance Unit” means an Award denominated in units, which may be earned in whole or in part upon attainment of Performance Goals or other vesting or performance criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing, as provided in Section 10.

2.47“Period of Restriction” means the period during which Restricted Shares are subject to a substantial risk of forfeiture (based on the passage of time, continued status as a Service Provider, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator), as provided in Section 7.

2.48“Plan” means this 2017 Omnibus Incentive Plan, as hereafter amended from time to time.

Exhibit A – Woodward Omnibus Incentive Plan, as amended

2.49“Product and Operational Metrics” mean objective and measurable goals for the quality, design, creation, introduction, manufacture or delivery of products, including, but not by way of limitation, with respect to design specifications or requirements, market penetration and/or that do not exceed specified defect levels.

2.50“Restricted Shares” means Shares issued pursuant to a Restricted Stock Award or pursuant to the early exercise of an Option.

2.51“Restricted Stock Award” means an Award granted pursuant to Section 7.

2.52“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.53“Revenue” means net revenue.

2.54“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.55“Section 16(b)” means Section 16(b) of the Exchange Act.

2.56“Section 162(m)” means Section 162(m) of the Code.

2.57“Section 409A” means Section 409A of the Code.

2.58“Securities Act” means the U. S. Securities Act of 1933, as amended. Any reference to a specific section of the Securities Act includes such section and any valid regulation, rule or other guidance that has been promulgated under such section and is in effect.

2.59“Service Provider” means an Employee, Director or Consultant.

2.60“Share” mean a share of Common Stock.

2.61“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, pursuant to Section 9.

2.62“Subsidiary” means a “subsidiary corporation,” as defined in Section 424(f) of the Code.

2.63“Tax Obligations” means the tax, social insurance and/or social security liability obligations and requirements in connection with an Award, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Employer, (ii) the Participant’s and, to the extent required by the Employer, the Employer’s fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Award or sale of Shares issued under the Award, and (iii) any other taxes, social insurance and/or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares or other consideration thereunder).

2.64“Total Shareholder Return” means the total return (change in price, including treatment of dividends, if any, as determined by the Administrator) of a Share.

Exhibit A – Woodward Omnibus Incentive Plan, as amended

SECTION 3.
SHARES SUBJECT TO THE PLAN

3.1General.  Subject to adjustment as provided in Section 14, the total number of Shares that may be issued under the Plan is 8,000,000 Shares (the “Share Authorization”). The Shares issuable under the Plan may be authorized, but unissued, or reacquired Common Stock.

3.2Lapsed Awards.  If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full, then the unexercised Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). If a Full Value Award is forfeited or repurchased by the Company due to a failure to vest, then the forfeited or repurchased Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have been issued under the Plan pursuant to any Award will not be returned to the Plan and will not become available for future grant or sale under the Plan; provided, however, that if unvested Shares of Full Value Awards are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant or sale under the Plan (unless the Plan is terminated). Shares used to pay the Exercise Price or purchase price of an Award and/or used to satisfy the Tax Obligations related to the Award will cease to be available for future grant or sale under the Plan. To the extent an Award is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. For purposes of clarification, no Shares purchased by the Company with proceeds received from the exercise of an Option will become available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to this Section 3.2.

3.3Full Value Awards.  For purposes of determining the number of Shares available for issuance under Section 3.1 above, each Share granted on or after January 30, 2019 pursuant to any Full Value Award shall reduce the number of Shares remaining under the Share Authorization by two Shares. If any Shares granted pursuant to such a Full Value Award are forfeited, repurchased by the Company due to a failure to vest, paid out in cash, or returned to the Plan for any other reason provided in Section 3.2, the number of Shares returned to the Share Authorization shall be the same number that was deducted from the Share Authorization on account of the grant of the Full Value Award (or portion thereof).

3.4Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

SECTION 4.
ADMINISTRATION OF THE PLAN

4.1Procedure.

4.1.1Multiple Administrative Bodies Permitted. Different Committees with respect to different groups of Service Providers may administer the Plan.

Exhibit A – Woodward Omnibus Incentive Plan, as amended

4.1.2Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards as “performance-based compensation” within the meaning of Section 162(m), the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m).

4.1.3Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.4Other Administration. Other than as provided above, the Plan will be administered by (a) the Board or (b) a Committee, which committee will be constituted to satisfy Applicable Laws.

4.1.5Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to the Administrator in the Plan. Any such delegation may be revoked by the Administrator at any time.

4.2Powers of the Administrator.  Subject to the other provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a)to determine Fair Market Value;

(b)to select the Service Providers to whom Awards may be granted;

(c)to determine the number of Shares or dollar amount to be covered by each Award;

(d)to approve forms of Award Agreements for use under the Plan;

(e)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(f)to construe and interpret the terms of the Plan and Awards;

(g)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(h)to modify or amend each outstanding Award, including, but not limited to, the discretionary authority to accelerate the vesting of Awards, to extend the post-termination exercisability period of Awards, and to extend the term of an Option or SAR (subject to the maximum term permitted under the Plan);

(i)to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 16;

Exhibit A – Woodward Omnibus Incentive Plan, as amended

(j)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(k)to allow a Participant, in compliance with Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the issuance of Shares that would otherwise be due to such Participant under an Award; and

(l)to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (i) restrictions under an insider trading policy, (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iii) requirements for holding Shares in order to comply with Share ownership policies or guidelines adopted by the Company from time to time;

(m)to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of grant, or later if (i) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (ii) pursuant to an amendment of an outstanding Award; and

(n)to make all other determinations deemed necessary or advisable for administering the Plan.

4.3Binding Effect of Administrator’s Decisions.  The Administrator’s decisions, determinations and interpretations with respect to the Plan or Awards will be final and binding on all Participants and any other holders of Awards, and will be given the maximum possible deference permitted by law.

SECTION 5.
LIMITS

5.1General Share Limits   Notwithstanding any contrary Plan provision, for so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) and the deduction limitations of Section 162(m) are applicable to the Company’s Covered Employees, then, subject to adjustment as provided in Section 14, the limits specified in this Section 5.1 will apply to any grants of the following types of Awards:

5.1.1Fiscal Year Limit on Options and/or SARs. No Participant may be granted, during any Fiscal Year, Options and/or SARs covering more than a total of 600,000 Shares; provided, however, that during the Fiscal Year in which a Participant first becomes an Employee (the “Fiscal Year of Hire”), the Participant may be granted Options and/or SARs covering up to a total of an additional 900,000 Shares.

5.1.2Fiscal Year Limit on Full Value Awards. No Participant may be granted, during any Fiscal Year, Full Value Awards covering more than a total of 150,000 Shares; provided, however, that during the Fiscal Year of Hire, the Participant may be granted Full Value Awards covering up to a total of an additional 50,000 Shares.

5.1.3Fiscal Year Limit on Cash-Based Awards. The maximum amount that may be paid for all Performance Periods ending during a Fiscal Year with respect to Cash-Based Awards is $10,000,000. As an example

Exhibit A – Woodward Omnibus Incentive Plan, as amended

for illustration purposes only, if a Participant has two Performance Periods that end during a single Fiscal Year (for example, an annual Performance Period and a multi-year Performance Period), the total combined amount that the Participant may be paid for those two Performance Periods is $10 million. For this purpose, an amount that is paid to a Participant in a Fiscal Year that is after the Fiscal Year in which the applicable Performance Period ended (for example, but not by way of limitation, early in the next Fiscal Year following certification of actual results versus the applicable Performance Goals or because it is deferred under a deferred compensation arrangement) will be considered paid for the Fiscal Year in which the applicable Performance Period ended. To the extent permitted under Section 162(m), subsequent increases in the value of the deferred amount pursuant to the deferred compensation arrangement will not count against the limit in this Section 5.1.3.

5.1.4Fiscal Year Limit on Covered Employee Annual Incentive Awards. The total amount that may be awarded or credited in any Fiscal Year with respect to a Covered Employee Annual Incentive Award will be determined in Section 12.

5.2Fiscal Year Limit on Outside Director Awards and Other Compensation.  No Outside Director may be granted, in any Fiscal Year, Awards with a value which, in the aggregate, exceeds $300,000, provided that such amount is increased to $450,000 in the Fiscal Year of his or her initial service as an Outside Director. For this purpose, value is determined under a methodology as approved by the Administrator, which is currently determined in accordance with the calculations of the Compensation Committee’s independent compensation consultant. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of the limitations in this Section 5.2.

5.3Minimum Vesting Requirement for Full Value Awards.  No Full Value Award, Option or Stock Appreciation Right will be scheduled to vest (based on the vesting schedule contained in the applicable Award Agreement) earlier than the one (1) year anniversary of the Grant Date of such Award, except to the limited extent provided in Section 14.3 (relating to Change in Control) or in the case of the death or Disability of the Participant. Notwithstanding the preceding sentence, (a) Full Value Awards that result in the issuance of an aggregate of up to five percent (5%) of the Share Authorization (as defined in Section 3.1) may be granted to Service Providers without regard to the minimum vesting requirements of the prior sentence, and (b) the Committee shall retain its full discretionary authority under Section 4.2(h) (relating to amendments and modifications to outstanding Awards).

5.4Incentive Stock Option Limits.

5.4.1$100,000 Limitation. Notwithstanding any designation of an Option as an Incentive Stock Option in an Award Agreement, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of any Employer) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonqualified Stock Options. For these purposes, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

5.4.2Maximum Term. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of any Employer, the term of the Incentive Stock Option will be

Exhibit A – Woodward Omnibus Incentive Plan, as amended

five (5) years from its Grant Date or such shorter term as may be provided by the Administrator and set forth in the Award Agreement.

5.4.3Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the any Employer, the Exercise Price of the Option will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the Grant Date. In the case of an Incentive Stock Option granted to any Employee other than an Employee described in immediately preceding sentence, the Exercise Price of the Option will be no less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date.

5.4.4Employee Only Eligibility. Incentive Stock Options may be granted only to Employees.

5.5No Exchange Program Permitted.  The Administrator may not implement any Exchange Program.

SECTION 6.
OPTIONS

6.1Grant of Options.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

6.2Award Agreement.  Each Option will be evidenced by an Award Agreement that will specify the Exercise Price of the Option, the maximum term of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions of the Option as the Administrator, in its discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan. The Award Agreement also will specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3Maximum Term of Option.  The maximum term of each Option will be ten (10) years from its Grant Date or such shorter term as may be provided by the Administrator and set forth in the Award Agreement, subject to Section 5.4.2.

6.4Exercise Price and Consideration.

6.4.1Exercise Price. The Exercise Price of each Option will be determined by the Administrator and set forth in the Award Agreement; provided, however, that such Exercise Price may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, subject to Section 5.4.3. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

6.4.2Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash; (b) check; (c) promissory note, to the extent permitted by Applicable Laws; (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price for the Shares with respect to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the

Exhibit A – Woodward Omnibus Incentive Plan, as amended

Administrator determines in its sole discretion; (e) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (h) any combination of the foregoing methods of payment.

6.5Exercise of Option.

6.5.1Procedure for Exercise; Rights as a Stockholder. Each Option will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment of the Exercise Price for the Shares with respect to which the Option is exercised (including satisfaction of all Tax Obligations with respect thereto). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her legal spouse. Until such Shares are issued and delivered (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue and deliver (or cause to be issued and delivered) such Shares promptly after the Option is exercised. No adjustment will be made for any dividend or other right for which the record date is prior to the date the Shares are issued and delivered, except as provided in Section 14.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.5.2Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

6.5.3Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of Disability (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider due to Disability, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

6.5.4Death of Participant. If a Participant dies while he or she is a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of the Participant’s death (but in no event later than the

Exhibit A – Woodward Omnibus Incentive Plan, as amended

expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary under the Plan, provided such beneficiary has been properly designated prior to Participant’s death in a form acceptable to the Administrator and to the extent permitted by Applicable Laws. In the absence of such beneficiary designation (or to the extent not permitted by Applicable Laws), then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider due to death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

6.6No Dividend Equivalents Permitted.  No dividends or other distributions will be paid with respect to Shares that are subject to unexercised Options, provided that nothing in this Section 6.6 shall preclude the Administrator from exercising its powers and authority under Section 14.

SECTION 7.
RESTRICTED STOCK AWARDS

7.1Grant of Restricted Stock Awards.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Awards to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

7.2Award Agreement.  Each Restricted Stock Award will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Restricted Shares subject to the Award, and such other terms and conditions of the Award as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan. Unless the Administrator determines otherwise, the Company as escrow agent will hold the Restricted Shares until the restrictions on such Shares have lapsed.

7.3Transferability.  Except as provided in this Section 7 or the Award Agreement, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate.

7.5Legend on Certificates.  The Administrator, in its sole discretion, may require that a legend be placed on any certificates representing Restricted Shares to give appropriate notice of the applicable restrictions on such Shares.

7.6Removal of Restrictions.  Except as otherwise provided in this Section 7, Restricted Shares will be released from escrow as soon as practicable after the last day of the applicable Period of Restriction or at such other time as the Administrator may determine (including after satisfaction of all Tax Obligations with respect thereto). Subject to vesting limitations in Section 5.3, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

7.7Voting Rights.  During the Period of Restriction, Service Providers holding Restricted Shares may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

Exhibit A – Woodward Omnibus Incentive Plan, as amended

7.8Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Restricted Shares will be entitled to receive any dividends and/or other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

7.9Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Awards as “performance-based compensation” under Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s). The Performance Goal(s) will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Awards that are intended to qualify under Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) (e.g., in determining the Performance Goal(s)).

SECTION 8.
RESTRICTED STOCK UNITS

8.1Grant of Restricted Stock Units.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

8.2Award Agreement.  Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units, the vesting criteria of the Award, the form of payout of the Award, which, subject to Section 8.5, may be left to the discretion of the Administrator, and such other terms and conditions of the Award as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.

8.3Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued status as a Service Provider), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.

8.4Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, subject to the vesting limitations in Section 5.3, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

8.5Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement (including after satisfaction of all Tax Obligations with respect thereto). The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination of both.

8.6Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

8.7Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s). The Performance Goal(s) will be set by the

Exhibit A – Woodward Omnibus Incentive Plan, as amended

Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) (e.g., in determining the Performance Goal(s)).

SECTION 9.
STOCK APPRECIATION RIGHTS

9.1Grant of Stock Appreciation Rights.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Stock Appreciation Rights to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

9.2Award Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the Exercise Price of the Stock Appreciation Right, the term of the Stock Appreciation Right, any conditions to exercise the Stock Appreciation Right, and such other terms and conditions of the Award as the Administrator, in its discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.

9.3Exercise Price and Other Terms.  The Exercise Price of each Stock Appreciation Right will be determined by the Administrator and set forth in the Award Agreement; provided, however, that such Exercise Price may not be less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

9.4Expiration of Stock Appreciation Rights.  A Stock Appreciation Right will expire on the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.3 relating to the maximum term and Section 6.5 relating to exercise also will apply to Stock Appreciation Rights.

9.5Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right (including satisfaction of all Tax Obligations with respect thereto), a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)The difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times

(b)The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon any Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof. No adjustment will be made for any dividend or other right for which the record date is prior to the date the Shares, if applicable, are issued and delivered, except as provided in Section 14.

9.6No Dividend Equivalents Permitted.  No dividends or other distributions will be paid with respect to Shares that are subject to unexercised Stock Appreciation Rights, provided that nothing in this Section 6.6 shall preclude the Administrator from exercising its powers and authority under Section 14.

Exhibit A – Woodward Omnibus Incentive Plan, as amended

SECTION 10.
PERFORMANCE UNITS AND PERFORMANCE SHARES

10.1Grant of Performance Units/Shares.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Performance Units and/or Performance Shares to Service Providers in such amounts as the Administrator, in its sole discretion, determines.

10.2Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the Grant Date. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.

10.3Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period and such other terms and conditions as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued status as a Service Provider), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.4Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 5.3, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

10.5Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period (including after satisfaction of all Tax Obligations with respect thereto). The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

10.6Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company.

10.7Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goal(s). The Performance Goal(s) will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) (e.g., in determining the Performance Goal(s)).

Exhibit A – Woodward Omnibus Incentive Plan, as amended

SECTION 11.
PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(M)

11.1General.  If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m), the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator in its discretion may grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) to such Participants that are based on Performance Goal(s) or other specific criteria or goals but that do not satisfy the requirements of this Section.

11.2Performance Goals.  The granting and/or vesting of Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement (“Performance Goals”) including (a) Cash Flow; (b) Earnings; (c) Product and Operational Metrics; (d) Revenue; and (e) Total Shareholder Return.

Any Performance Goal used may be measured (i) in absolute terms, (ii) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics, and/or against another company, companies or an index or indices), (iv) with respect to equity, assets or human resources of the Company, (including, for example, on a per-share or per-capita basis), (v) against the performance of the Company as a whole or a specific business unit(s) (including acquired business units), business segment(s) or product(s) of the Company, (vi) on a pre-tax or after-tax basis, and/or (vii) on a GAAP (generally accepted accounting principles) or non-GAAP basis. For example, but not by way of limitation, the Administrator could determine that Restricted Stock Units will be earned for a Performance Period for the achievement of goals for Earnings calculated before interest, taxes, depreciation and amortization. As another example, the Administrator could determine that Restricted Stock Units will be earned for a Performance Period for the achievement of goals for Earnings divided by the number of Shares that are outstanding (in other words, Earnings per Share).

Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants. As determined in the discretion of the Administrator prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with GAAP, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results

Exhibit A – Woodward Omnibus Incentive Plan, as amended

11.3Procedures.  To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any Award granted subject to Performance Goal(s), within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m)), the Administrator will, in writing, (a) designate one or more Participants to whom an Award will be made, (b) select the Performance Goal(s) applicable to the Performance Period, (c) establish the Performance Goal(s), and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goal(s) and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goal(s) have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goal(s) for such period are achieved (and all Tax Obligations with respect thereto are satisfied).

11.4Additional Limitations.  Notwithstanding any other provision of the Plan, any Award that is granted to a Participant and is intended to constitute qualified performance based compensation under Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m), and the Plan will be deemed amended to the extent necessary to conform to such requirements.

SECTION 12.
COVERED EMPLOYEE ANNUAL INCENTIVE AWARDS

12.1Establishment of Incentive Pool.  The Committee may designate Covered Employees who are eligible to receive a monetary payment with respect to a Fiscal Year based on a percentage of an incentive pool equal to the greater of: (a) three percent (3%) of the Company’s Consolidated Operating Earnings for the Fiscal Year, (b) two percent (2%) of the Company’s Operating Cash Flow for the Fiscal Year, or (c) five percent (5%) of the Company’s Net Income for the Fiscal Year. The Administrator will allocate an incentive pool percentage to each designated Covered Employee for each Fiscal Year. In no event may (i) the incentive pool percentage for any one Covered Employee exceed fifty percent (50%) of the total pool, and (ii) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the total pool.

12.2Determination of Covered Employees’ Portions.  As soon as possible after the determination of the incentive pool for a Fiscal Year, the Administrator will calculate each Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of the Fiscal Year. Each Covered Employee’s incentive award then will be determined by the Administrator based on the Covered Employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Administrator. In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion. The Administrator will retain the discretion to adjust such Awards downward.

SECTION 13.
CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

13.1Grant of Cash-Based Awards.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Cash-Based Awards in such

Exhibit A – Woodward Omnibus Incentive Plan, as amended

amounts and upon such terms and conditions as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan.

13.2Grant of Other Stock-Based Awards.  Subject to the limits of Section 5 and the other terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Other Stock-Based Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and upon such terms and conditions as the Administrator, in its sole discretion, determines, provided that such terms and conditions are otherwise consistent with the terms and conditions of the Plan. Such Awards may involve the transfer of actual Shares to Participants, or the payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

13.3Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award will specify a payment amount or payment range (which may be expressed as a percentage of the Participant’s base salary, a dollar amount or a result of a formula or other matrix), as determined by the Administrator. Each Other Stock-Based Award will be expressed in terms of Shares or units based on Shares, as determined by the Administrator. The Administrator may establish performance or vesting criteria in its discretion. If the Administrator exercises its discretion to establish such criteria, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the criteria are met.

13.4Payment of Cash-Based and Other Stock-Based Awards.  Payment, if any, with respect to a Cash-Based Award or Other Stock-Based Award, will be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

13.5Termination.  The Administrator will determine the extent to which the Participant will have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s status as a Service Provider. Such provisions will be determined in the sole discretion of the Administrator, may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination.

SECTION 14.
ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL

14.1Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be issued under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5.

14.2Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant holding an outstanding Award as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

Exhibit A – Woodward Omnibus Incentive Plan, as amended

14.3Change in Control.  In the event of a Change in Control:

(a)Each then-outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part upon the Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the Change in Control; (iv) (A) an Award will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the Change in Control (and, for the avoidance of doubt, if as of the date of the Change in Control the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company, without payment), or (B) an Award will be replaced with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 14.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant or other holder, or all Awards of the same type, similarly.

(b)If the successor corporation does not assume or substitute for an outstanding Award or portion thereof, as described in subsection (a)(i), and, for the avoidance of doubt, notwithstanding the minimum vesting requirement set forth in Section 5.3, (i) the Participant will fully vest in and have the right to exercise any such outstanding Option or Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, (ii) all time-based vesting restrictions on any such Award will lapse, and (iii) the payout level attainable under any such Award with performance-based vesting restrictions will be deemed to have been earned as of the date of the Change in Control based on either (A) the actual level of achievement of all relevant performance criteria against the applicable “target” level(s) measured as of the date of the Change in Control, or (B) the deemed achievement of all relevant performance criteria against the applicable “target” level(s) measured as of the date of the Change in Control, with a pro rata payout based on the number of days within the applicable Performance Period that has elapsed before the Change in Control, as determined by the Administrator, and, in each such case, all other applicable vesting criteria and other terms and conditions of the Award will be deemed to have been satisfied, unless specifically provided otherwise in the applicable Award Agreement or other written agreement between the Participant and the Company or other Employer. The treatment of any other Awards will be determined by the Administrator in connection with the grant thereof, as reflected in the applicable Award Agreement. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this Section 14.3, an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit, Performance Share or Other Stock-Based Award, for each Share subject to such Award, to be solely common stock of the successor corporation

Exhibit A – Woodward Omnibus Incentive Plan, as amended

or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14.3 to the contrary, and unless otherwise provided in an Award Agreement, an Award that vests, is earned or paid out upon the satisfaction of one or more Performance Goals or other performance criteria will not be considered assumed if the Company or its successor modifies any of such goals or criteria without the Participant’s consent; provided, however, that a modification to such goals or criteria only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change in control event” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

14.4Outside Director Awards.  With respect to Awards granted to an Outside Director that are assumed or substituted for in the event of a Change in Control, if on the date of or following such assumption or substitution, the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock Awards, Restricted Stock Units and Other Stock-Based Awards will lapse, and, with respect to Awards with performance-based vesting, all performance or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or other Employer.

SECTION 15.
ADDITIONAL PROVISIONS OF AWARDS

15.1Legal Compliance Required.  In no event will Shares be issued or delivered pursuant to the exercise or settlement of an Award unless such exercise or settlement and the issuance and delivery of such Shares complies or will comply with Applicable Laws, as determined by the Administrator, with such determination subject to the further approval of counsel for the Company.

15.2Section 409A.  Awards will be designed and operated in such a manner that they are intended to be either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral thereof, as applicable, will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement is intended to meet the requirements of Section 409A, to the extent applicable, and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or other Employer have any

Exhibit A – Woodward Omnibus Incentive Plan, as amended

obligation under the Plan to reimburse a Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A.

15.3Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15.4Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

15.5Forfeiture Events.  The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the Award. Notwithstanding any contrary provision of the Plan, an Award will be subject to the Company’s clawback policy or other compensation recoupment policy as may be established and/or amended from time to time (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

15.6Leaves of Absence or Transfers Between Locations.  Unless the Administrator provides otherwise, as set forth in the applicable Award Agreement, the vesting of an Award will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee or Director in the case of (a) any leave of absence approved by the Employer or (b) transfers between locations of the Company, between the Company and another Employer or between an Employer and another Employer. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Employer is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

15.7Limited Transferability of Awards.  Unless determined otherwise by the Administrator, as set forth in the applicable Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the related Award Agreement will contain such additional terms and conditions as the Administrator deems appropriates.

15.8Dividends on Unvested Full Value Awards.  Notwithstanding any contrary provision of the Plan, but subject to Section 14, any dividends or distributions (as determined by the Administrator) that are paid on Shares underlying an unvested Full Value Award will not be immediately paid to the Participant and instead will

Exhibit A – Woodward Omnibus Incentive Plan, as amended

accrue and be subject to the same vesting schedule, forfeiture provisions, and payout timing as then applicable to the Full Value Award on which such dividends or other distributions accrued.

15.9Indemnification.  Subject to the requirements of Delaware law, each individual who is or has been a member of the Board and/or any Committee, or who is an Employee to whom authority was delegated in accordance with Section 3 (an “Indemnitee”), will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the Indemnitee in connection with or resulting from any claim, action, suit, or proceeding to which the Indemnitee may be a party or in which the Indemnitee may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) any and all amounts paid by the Indemnitee in settlement thereof, with the Company’s approval, or paid by the Indemnitee in satisfaction of any judgment in any such claim, action, suit, or proceeding against the Indemnitee, provided the Indemnitee gives the Company an opportunity, at its own expense, to handle and defend the same before the Indemnitee undertakes to handle and defend it on the Indemnitee’s own behalf, unless such loss, cost, liability or expense is a result of the Indemnitee’s gross negligence or willful misconduct or except as expressly provided by statute. The foregoing right of indemnification, if any, will not be exclusive of any other rights of indemnification to which the Indemnitee may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify or hold harmless the Indemnitee.

15.10No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Employer, nor will they interfere in any way with the Participant’s right or the right of the Employer to terminate such relationship at any time, with or without cause, to the extent permitted by law.

15.11Participation.  No Service Provider will have the right to be selected to receive an Award or, having been so selected, to be selected to receive any future Award.

SECTION 16.
TAX WITHOLDING

16.1General Requirements.  Prior to the issuance of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations with respect to the Award are due, the Company and/or other Employer, as applicable, will have the power and the right to deduct or withhold, or require a Participant to remit to the Company or other Employer, as applicable, an amount sufficient to satisfy all Tax Obligations with respect to the Award (or exercise thereof).

16.2Withholding or Remittance Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such Tax Obligations, in whole or in part, by (without limitation): (a) paying cash, check or other cash equivalents, (b) electing to have the Company (or other Employer, as applicable) withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or remitted, or such greater amount as the Administrator may determine if such amount will not cause adverse accounting consequences, as the Administrator determines, in its sole discretion (the “Applicable Withholding Amount”), (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the Applicable Withholding Amount, provided that the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines, in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or remitted, (e)

Exhibit A – Woodward Omnibus Incentive Plan, as amended

any other means that the Administrator, in its sole discretion, determines to both comply with Applicable Laws and to be consistent with the purposes of the Plan, or (f) any combination of the foregoing arrangements. Unless otherwise specifically determined by the Administrator, the withholding arrangements approved by the Administrator under this Section 16.2 shall be intended to avoid the applicable Award being subject to liability accounting under ASC 718. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the Tax Obligations are required to be withheld or remitted.

SECTION 17.
AMENDMENT, TERMINATION AND DURATION OF PLAN

17.1Amendment, Suspension or Termination Authority.  Except as otherwise specified in this Section, the Company, by action of the Board (or its authorized delegate), may at any time and for any reason amend, alter, suspend or terminate the Plan, or any part thereof. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Any amendment, alteration, suspension or termination of the Plan will not impair in any material way the rights or obligations of any Participant under any Award that is outstanding as of the effective date of the Plan amendment, alteration, suspension of termination, without the written consent of the Participant. However, a termination of the Plan will not affect the Administrator’s ability to exercise its authority under the Plan with respect to any Awards that are outstanding as of the effective date of the termination. No Award may be granted during any period of suspension or after termination of the Plan.

17.2Duration of Plan.  The Plan is effective as of the Effective Date, and subject to Section 17, will remain in effect thereafter. Notwithstanding the foregoing, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after September 13, 2026.

SECTION 18.
LEGAL CONSTRUCTION

18.1Governing Law.  The Plan and each Award Agreement will be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might other otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the applicable Award Agreement, a Participant is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or the Award Agreement.

18.2Severability.  In the event any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

18.3Captions.  Captions in the Plan are provided for convenience only and will not serve as a basis for the interpretation or construction of the Plan.

Woodward, Inc. Important Notice Regarding the Availability of Proxy Materials Annual Meeting to be held on January 25, 2023 For Stockholders of record as of November 28, 2022 This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. This is not a ballot. You cannot use this notice to vote your shares. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view the proxy materials, and to obtain directions to attend the meeting, go to: www.proxydocs.com/WWD To vote your proxy while visiting this site, you will need the 12 digit control number in the box below. Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the internet. P.O. BOX 8016, CARY, NC 27512-9903 For a convenient way to view proxy materials and VOTE go to www.proxydocs.com/WWD Have the 12 digit control number located in the shaded box above available when you access the website and follow the instructions. If you want to receive a paper or e-mail copy of the proxy material, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's meeting, you must make this request on or before January 13, 2023. To order paper materials, use one of the following methods. INTERNET www.investorelections.com/WWD TELEPHONE (866) 648-8133* E-MAIL paper@investorelections.com When requesting via the Internet or telephone you will need the 12 digit * If requesting material by e-mail, please send a blanke-mail with the 12 digit control number (located above) control number located in the shaded box above. in the subject line. No other requests, instructions OR other inquiries should be included with your e-mail requesting material. The transaction of such other business as may properly come before the meeting, or any postponement or adjournment thereof. Woodward, Inc. Meeting Type: Annual Meeting of Stockholders  Time: 8:00 AM, Mountain Standard Time Date: Wednesday, January 25, 2023 Place: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/WWD for more details. You must register to attend the meeting online and/or participate at www.proxydocs.com/WWD SEE REVERSE FOR FULL AGENDA

Woodward, Inc. Annual Meeting of Stockholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 4 AND 5 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. PROPOSAL 1. Election of Director 1.01 David P. Hess 2. Vote on an advisory resolution regarding the compensation of the Company's named executive officers; 3. Vote on an advisory proposal regarding the frequency of stockholder advisory votes on executive compensation; 4. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2023; 5. Approve an amendment to the Amended and Restated Woodward, Inc. 2017 Omnibus Incentive Plan to increase the number of shares reserved for issuance by 500,000; and 6. The transaction of such other business as may properly come before the meeting, or any postponement or adjournment thereof.

INTERNET Go To: www.proxypush.com/WWD Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-829-5209 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/WWD P.O. BOX 8016, CARY, NC 27512-9903 Woodward, Inc. Annual Meeting of Stockholders For Stockholders of record as of November 28, 2022 TIME: Wednesday, January 25, 2023 8:00 AM, Mountain Standard Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/WWD for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Charles P. Blankenship, Jr. and Mark D. Hartman (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Woodward, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the "Named Proxies" are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. All votes for 401(k) participants must be received by 10:00 A.M., Mountain Standard Time, January 23, 2023. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The "Named Proxies" cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Woodward, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 4 AND 5 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Director FOR AGAINST ABSTAIN 1.01 David P. Hess FOR 2. Vote on an advisory resolution regarding the compensation of the Company's named executive officers; FOR 1YR 2YR 3YR ABSTAIN 3. Vote on an advisory proposal regarding the frequency of stockholder advisory votes on executive compensation; 1 YEAR FOR AGAINST ABSTAIN 4. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2023; FOR 5. Approve an amendment to the Amended and Restated Woodward, Inc. 2017 Omnibus Incentive Plan to increase the number of shares reserved for issuance by 500,000; and FOR 6. The transaction of such other business as may properly come before the meeting, or any postponement or adjournment thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/WWD Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy card. Signature (and Title if applicable) Date Signature (if held jointly) Date